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                                                      Rule 424(b)(3) Prospectus
PROSPECTUS                                            Registration No. 333-31424


          OFFER TO EXCHANGE ONE SHARE OF 10% CUMULATIVE PREFERRED STOCK
                                       FOR
                           EACH SHARE OF COMMON STOCK
                                       OF
                         TARRAGON REALTY INVESTORS, INC.


     Tarragon hereby offers, upon the terms and conditions described in this Prospectus, to exchange one share of 10% Cumulative Preferred Stock (sometimes referred to in this Prospectus as the "Preferred Stock") for each share of common stock you hold. Tarragon's common stock is traded on the NASDAQ National Market System under the symbol "TARR." On February 24, 2000, the closing price of Tarragon's common stock on the NASDAQ was $10.50 per share.

     Tarragon will accept for exchange up to 2,000,000 shares of common stock tendered on or prior to 5:00 P.M. local New York City time on May 3, 2000. Such date, as it may be extended from time to time, is referred to in this Prospectus as the "Expiration Time." See "Exchange Offer - Expiration Time; Extensions; Amendments."

o    PLEASE CONSIDER THE FOLLOWING:

o You should carefully review the Risk Factors section, beginning on page 6 of this Prospectus.

o Our offer to exchange 10% Cumulative Preferred Stock for common stock will be open until 5:00 p.m., New York City time, on May 3, 2000, unless we extend the offer.

o You should also carefully review the procedures for tendering the common stock beginning on page 19 of this Prospectus.

o If you do not tender your common stock, you will continue to hold your shares and your ability to transfer will not be adversely affected.

o No public market currently exists for the 10% Cumulative Preferred Stock. We would like to list the 10% Cumulative Preferred Stock on a securities exchange but may not be able to do so, and therefore, no active public market may develop.

INFORMATION ABOUT THE 10% CUMULATIVE PREFERRED STOCK:

o We will pay dividends on the 10% Cumulative Preferred Stock quarterly on March 15, June 15, September 15 and December 15 of each year, beginning September 15, 2000, at the rate of $1.20 per annum.

o We have the option to redeem all or a portion of the 10% Cumulative Preferred Stock at any time after June 30, 2003, at certain rates set forth on page 25 of this Prospectus.

o The 10% Cumulative Preferred Stock is a class of equity and is junior in ranking in right of payment to our outstanding indebtedness, but is senior to common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              THE DATE OF THIS PROSPECTUS IS MARCH 22, 2000.


This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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                              ABOUT THIS PROSPECTUS

     This Prospectus is part of a registration statement on Form S-4 that we have filed with the SEC. This Prospectus incorporates important business and financial information about Tarragon that is not included or delivered to you with this Prospectus. You may request a copy of any information incorporated by reference in this Prospectus, free of charge, by writing or telephoning us at:

                             Tarragon Realty Investors, Inc.
                             Attn: Investor Relations
                             280 Park Avenue
                             20th Floor, East Building
                             New York, NY  10017
                             Telephone:  (212) 949-5000

     To ensure timely delivery of requested information, you must make your request no later than April 26, 2000. Whenever we refer in this Prospectus to "Tarragon," "the Company," "we," "us" or "our," we mean Tarragon Realty Investors, Inc. and its predecessors and subsidiaries.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this Prospectus. It does not contain all of the information that may be important to you. We urge you to carefully review the entire Prospectus and the other documents to which it refers to fully understand the terms of the Exchange Offer and the 10% Cumulative Preferred Stock.


                                ABOUT THE COMPANY

     Tarragon is a fully integrated real estate development, acquisition and management company, operated as a real estate investment trust (or "REIT") for federal income tax purposes through December 31, 1999. We control approximately 17,000 apartment units and almost 2.5 million square feet of commercial space throughout the United States. Our primary business is investing in and developing income-producing real estate directly and through partnerships and joint ventures.

     Our acquisition strategy is opportunistic, but focuses on acquiring properties that add to the efficiency of our real estate portfolio. We often acquire older or troubled properties that are not considered of institutional quality. We have a policy of continuously improving and upgrading these properties, in order to increase revenues and achieve value. Since 1997, we have also invested increasing amounts in new construction and development projects, either directly or in partnership with others.

     We have financed acquisitions, development and capital improvements largely through mortgages and internally generated funds, as well as through property sales. We expect property sales and borrowings to provide the bulk of funds available for investment in the future, so the availability and cost of long-term mortgage funds are key factors in our ability to continue to make new investments without additional equity offerings.

     We were incorporated in Nevada on April 2, 1997. We are the ultimate successor in interest to Vinland Property Trust, a California business trust originally established in July, 1973, and National Income Realty Trust ("NIRT"), also a California business trust, organized in October, 1978.

     In November 1998, we merged with NIRT, with Tarragon as the surviving entity. In the merger, NIRT stockholders received 1.97 shares of Tarragon common stock for each share of beneficial interest of NIRT they held. Immediately following the merger, we acquired Tarragon Realty Advisors, Inc., our advisor since March, 1994 and NIRT's advisor since April, 1994, from William S. Friedman and his wife, Lucy N. Friedman, for 100,000 shares of Tarragon common stock and options to acquire 350,000 additional shares at prices ranging between $13 and $16 per share. Mr. Friedman also received options to acquire an additional 450,000 shares at prices ranging between $12 and $15 per share in connection with his employment agreement with Tarragon. Mr. Friedman is our President, Chief Executive Officer, and a member of our Board of Directors, and Mr. and Mrs. Friedman are our principal stockholders.


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     Tarragon's common stock is traded on the NASDAQ National Market System under the symbol "TARR." Our principal executive offices are located at 280 Park Avenue, East Building, 20th Floor, New York, New York 10017, telephone number 212-949-5000.

RECENT DEVELOPMENTS

     ACQUISITION OF JOINT VENTURE INTERESTS. On February 7, 2000, Tarragon acquired the interests of Robert C. Rohdie and his affiliates in ten apartment communities recently completed or currently under construction, as well as in all joint venture development projects still in the planning stages, for a total value of up to $10,000,000. Mr. Rohdie, Tarragon's joint venture partner in the development of these projects, contributed his equity interests to an operating partnership formed by Tarragon, in exchange for a preferred interest in the operating partnership and a guaranteed fixed return of $200,000 for the first two years, increasing by $40,000 per year for the next five years, plus an annual amount equal to the dividends payable on 96,385 shares of Tarragon common stock. In addition, upon completion and lease up of each of the five identified apartment communities presently under construction or in advanced stages of development planning, Mr. Rohdie will receive an increase in his guaranteed fixed return based on the agreed value of his equity in the completed property. After one year, Mr. Rohdie has the right to convert his preferred interest in the operating partnership into 96,385 shares of our common stock and preferred stock with a face value of up to $8,000,000 and a like dividend to his preferred interest in the operating partnership. If we do not have available an issue of preferred stock outstanding at the time of the conversion, or at our discretion, we may pay the cash value of Mr. Rohdie's preferred interest over three years.

     FORMATION OF DEVELOPMENT SUBSIDIARY. In connection with the acquisition transaction discussed above, Tarragon formed a new development subsidiary to expand our real estate development and renovation program. Robert C. Rohdie, previously Tarragon's joint venture partner on new development projects, joined Tarragon as President and Chief Executive Officer of Tarragon Development Corporation, and as a member of our Board of Directors, effective February 7, 2000.

     TERMINATION OF REIT STATUS. On February 29, 2000, Tarragon filed a "Revocation of REIT Election" with the Internal Revenue Service, effectively terminating our REIT status for the 2000 tax year. We first issued a press release announcing that we were contemplating terminating our REIT status on October 28, 1999. The primary consideration in the Board's decision to revoke our REIT election was the "5 or 50" rule: in order to qualify as a REIT for federal income tax purposes, no more than 50% in value of our outstanding common stock could be owned, actually or constructively, by five or fewer individuals. Because our 5 largest stockholders already own close to 50% of our outstanding common stock, the "5 or 50" rule limited our ability to attract institutional investors and to continue our stock repurchase program. Our Board of Directors determined that these actions were important to enhance stockholder value.

         Also, as a REIT, Tarragon could not engage in certain types of real estate operations, such as condominium conversions, which the Board considered to be attractive and potentially profitable lines of business. Because we have substantial net operating loss carry forwards, the historical advantage of REIT status, i.e. the ability to shield the company's taxable income from double taxation at the corporate and stockholder levels, appeared to be outweighed, in the Board's judgment, by the disadvantages associated with these restrictions on operations and stock ownership.


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                            ABOUT THE EXCHANGE OFFER

     Tarragon is offering you the opportunity to exchange your common stock for a security with a fixed dividend yield more than twice the amount of the current common stock dividend and a fixed liquidation preference in the event of redemption or other disposition of the security.

EXCHANGE RATIO                The 10% Cumulative Preferred Stock is offered for
                              exchange at the rate of one share for each outstanding share of common stock tendered.

EXPIRATION TIME               5:00 P.M. local New York City time, on May 3,
                              2000, or such later date and time to which we may extend the Exchange Offer.

NUMBER OF SHARES              Subject to the terms and conditions of the
                              Exchange Offer, up to 2,000,000 shares of common stock may be exchanged for an equal number of shares of 10% Cumulative Preferred Stock, if they are duly tendered and not withdrawn prior to the Expiration Time. The Exchange Offer is not conditioned on any minimum number of shares of common stock being tendered for exchange.

WITHDRAWAL                    You may withdraw your tender of common stock
                              pursuant to the Exchange Offer at any time prior to the Expiration Time.

CONDITIONS TO THE EXCHANGE    The Exchange Offer is subject to certain customary
OFFER                         conditions, some of which may be waived by us. See
                              "The Exchange Offer - Conditions to the Exchange
                              Offer" beginning on page 23.

PROCEDURES FOR TENDERING      If you wish to accept the Exchange Offer, you must
                              complete, sign and date the Letter of Transmittal, or a copy of it, in accordance with the instructions contained in this Prospectus and the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal, together with your common stock and any other required documentation, to the Exchange Agent at the address set forth below.

                              If you hold common stock through the Depository Trust Company (or "DTC") and you wish to accept the Exchange Offer, you must do so pursuant to DTC's Automated Tender Offer Program, by which each tendering participant will agree to be bound by the Letter of Transmittal. See "The Exchange Offer - Book-Entry Transfer" beginning on page 20.

                              In executing or agreeing to be bound by the Letter of Transmittal, you must represent to us, among other things, that

                              o the 10% Cumulative Preferred Stock acquired pursuant to the Exchange Offer is being obtained in the ordinary course of your business,

                              o you are not engaging in and do not intend to engage in a distribution of the 10% Cumulative Preferred Stock,

                              o    you do not have an arrangement or
                                   understanding with any other person to
                                   participate in the distribution of the 10%
                                   Cumulative Preferred Stock, and

                              o you are not an "affiliate" of Tarragon, as that term is defined under Rule 405 promulgated under the Securities Act.

                              We will accept for exchange any and all shares of Tarragon common stock (up to a maximum of 2,000,000 shares) that are properly tendered in the Exchange Offer and not withdrawn prior to the Expiration Time. The 10% Cumulative Preferred Stock issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Time. Any common stock not accepted for exchange for any reason will be returned to you as soon as practicable after the Expiration Time. See "The Exchange Offer - Terms of the Exchange Offer" beginning on page 18.


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EXCHANGE AGENT                American Stock Transfer & Trust Co. is serving as
                              the "Exchange Agent" in connection with the Exchange Offer.

INFORMATION AGENT             The Herman Group is serving as the "Information
                              Agent" in connection with the Exchange Offer. Any questions or requests for assistance or additional copies of materials may be directed to the Information Agent.

FEDERAL INCOME TAX            The exchange of Tarragon common stock for 10%
CONSIDERATIONS                Cumulative Preferred Stock pursuant to the
                              Exchange Offer may constitute a sale or an exchange for federal income tax purposes. See "The
                              Exchange Offer - Certain Federal Income Tax
                              Considerations" beginning on page 27.

EFFECT OF NOT TENDERING       Common stock not tendered or that is tendered but
                              not accepted will, following the completion of the Exchange Offer, continue unaffected. Any common stock not accepted for exchange for any reason will be returned to you as soon as practicable after the Expiration Time.


                    ABOUT THE 10% CUMULATIVE PREFERRED STOCK

ISSUER                        Tarragon Realty Investors, Inc.

SECURITIES OFFERED            10% Cumulative Preferred Stock, par value $0.01
                              per share.

LIQUIDATION VALUE             $12 per share.

DIVIDEND RATE                 $1.20 per annum on a cumulative basis,
                              non-convertible.

OPTIONAL REDEMPTION           Shares of 10% Cumulative Preferred Stock may be
                              redeemed at the option of Tarragon at any time after June 30, 2003 at the Liquidation Value, plus a premium of $0.50 per share reducing by $0.10 per share each year thereafter. No mandatory redemption or "sinking fund" is required. Tarragon may purchase "Odd Lots" and other shares in block or negotiated purchases without those purchases being deemed a "Redemption."

RANKING The 10% Cumulative Preferred Stock shall rank at parity as to dividends and upon liquidation, dissolution or winding up with any other shares of preferred stock.

CHANGE OF CONTROL             A change of control of Tarragon will have no
                              effect upon the shares of 10% Cumulative Preferred
                              Stock.

USE OF PROCEEDS               Tarragon will not receive any cash proceeds from
                              the exchange of the 10% Cumulative Preferred Stock for common stock.


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                                  RISK FACTORS

     In addition to the other information set forth in this Prospectus, you should carefully consider the following risk factors before exchanging your common stock for 10% Cumulative Preferred Stock. These or other unanticipated circumstances could impair our business and financial condition, or otherwise have a material adverse impact on our future operations and stock price.


OUR BOARD OF DIRECTORS MAY TAKE ACTIONS THAT, WHILE IN THE BEST INTERESTS OF TARRAGON AS A WHOLE, HAVE AN UNEQUAL ADVERSE EFFECT ON ONE OR MORE SERIES OF OUR STOCK.

     There may be times when the interests of common stock holders and 10% Cumulative Preferred Stock holders diverge or appear to diverge. Nevada law does not define a Board of Directors' duties with respect to the interests of preferred stockholders. However, based on the advice of counsel, we believe that a Nevada court would conclude that a Board of Directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to any group of stockholders. That duty is the fiduciary duty to act in good faith and in a manner the Board reasonably believes to be in the best interests of the corporation. Any such action by the Board, while in the best interests of Tarragon as a whole, could have an unequal adverse effect on different classes of stock.


MEMBERS OF OUR BOARD OF DIRECTORS MAY FAVOR ONE CLASS OF STOCK OVER ANOTHER IF THEY OWN A DISPROPORTIONATE AMOUNT OF THAT CLASS.

     A member of our Board may own a disproportionate amount of stock in a particular class or the value of his or her stockholdings in a particular class may be different from the value of his or her stockholdings in another class. This disparate stock ownership may cause the Board member to favor one class of stock over another. Nevertheless, we believe that a member of our Board could properly discharge his or her fiduciary responsibilities even if his or her interests and shares of different series were disproportionate or of unequal values. Our Board members may from time to time create committees to review matters that raise conflict-of-interest issues. Any such committee would report to the full Board on these matters.


HOLDERS OF OUR 10% CUMULATIVE PREFERRED STOCK WILL HAVE LIMITED DECISION-MAKING POWER DUE TO THE CLASS' LIMITED SEPARATE VOTING RIGHTS.

     Holders of 10% Cumulative Preferred Stock will vote together as a single class on all matters requiring their approval. Holders of the 10% Cumulative Preferred Stock do not have the right to vote on matters separately or together with common stockholders and may only vote in limited circumstances, which are provided for under Nevada law or our Articles of Incorporation. Holders of 10% Cumulative Preferred Stock generally cannot make a proposal that would require approval of only holders of that class. Instead, they would have to obtain approval from common stockholders. The current limited voting power of the class of 10% Cumulative Preferred Stock is described under "Description of Tarragon Capital Stock--10% Cumulative Preferred Stock-Voting Rights."


THERE IS NO PUBLIC MARKET FOR THE 10% CUMULATIVE PREFERRED STOCK.

     There is currently no public market for the 10% Cumulative Preferred Stock. We would like to list the 10% Cumulative Preferred Stock on a securities exchange, but may not be able to do so. Accordingly, we cannot predict whether an active market for the 10% Cumulative Preferred Stock will develop, the liquidity of any such market, the ability of 10% Cumulative Preferred Stock holders to sell their 10% Cumulative Preferred Stock, or the prices that they might obtain for the 10% Cumulative Preferred Stock if sold. Furthermore, we cannot predict how the distribution of the 10% Cumulative Preferred Stock will affect the market price of our common stock.


WE ARE HIGHLY LEVERAGED AND MAY NOT BE ABLE TO MEET OUR DEBT SERVICE
OBLIGATIONS.

     We had total indebtedness at December 31, 1999 of approximately $281.2 million. After giving effect to the February 2000 transaction with Robert C. Rohdie, whereby we effectively acquired his interests in our new construction and development joint venture projects with him, our total indebtedness at December 31, 1999 would have been $365.8 million. Substantially all of our assets have been pledged to secure debt. These borrowings increase our risk of loss because they represent a prior claim on our assets and require fixed payments regardless of


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profitability. To service this debt, we will have to use cash flow from operations, which would otherwise be available for investment. Our highly leveraged position makes us more vulnerable to changes in economic conditions and may limit our ability to capitalize on significant business opportunities in the future.


WE MAY REQUIRE SIGNIFICANT ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

     Although we currently have substantial cash resources and positive cash flow, we intend to use substantial portions for:

     o    property acquisitions

     o    working capital

     o    new construction

     In addition, we require substantial cash flow to meet interest payment obligations on indebtedness and other borrowings. If we are unable to generate sufficient cash flow from operations to satisfy these obligations, or if we are required to make any substantial principal repayments, we may have to refinance some or all of our debt or sell assets. We cannot predict whether additional sources of financing for these purposes will be available in the future or the cost of such financing. Nor can we predict whether there will be a market for our assets in the time period we desire or need to sell them, or that we will be able to sell them at a price that will allow us to fully recoup our investment. If we default on secured indebtedness, the lender may foreclose and we could lose our investment in the asset securing the loan.


WE MAY NOT BE ABLE TO OBTAIN CAPITAL TO MAKE NEW INVESTMENTS.

     We currently depend primarily on external financing to fund the growth of our business. Our access to debt or equity financing depends on banks' willingness to lend and on conditions in the capital markets. Although we believe that we will be able to finance any investments we wish to make in the foreseeable future, we may not be able to secure additional sources of financing on acceptable terms.


THE INTEREST RATES ON OUR VARIABLE RATE DEBT MAY INCREASE, WHICH WOULD RESULT IN A REDUCTION OF FUNDS AVAILABLE TO PAY DIVIDENDS TO STOCKHOLDERS.

     As of December 31, 1999, we had approximately $114 million of variable rate debt. After giving effect to the transaction with Mr. Rohdie in February 2000, our variable rate debt at December 31, 1999 would have been $123.5 million. We may incur additional variable rate indebtedness in the future. Accordingly, increases in interest rates could increase our interest expense, which could adversely affect our results of operations, financial condition, and ability to pay expected dividends to stockholders.


WE ACQUIRE NEW PROPERTIES FROM TIME TO TIME, AND THOSE ACQUISITIONS MAY REDUCE THE VALUE OF YOUR INVESTMENT.

     We regularly consider acquiring additional properties. Acquisitions involve several risks, including the following:

     o Acquired properties may not perform as well as we expected before acquiring them.

     o    Improvements to the properties may cost more than we had estimated.

     o The costs of evaluating properties that are not acquired cannot be recovered.


WE DEVELOP NEW PROJECTS FROM TIME TO TIME, AND THESE ACTIVITIES MAY REDUCE THE VALUE OF YOUR INVESTMENT.

     We plan to continue developing new projects as opportunities arise in the future. Development and construction activities entail a number of risks, including the following:

     o We may abandon a project after spending time and money determining its feasibility.

     o    Construction costs may exceed the original estimates.

     o The revenue from a new project may not be enough to make it profitable.

     o We may not be able to obtain financing on favorable terms for development of a property.


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     o    We may not complete construction and lease up on schedule, resulting in increased costs.

     o We may not be able to obtain, or may be delayed in obtaining, necessary governmental permits.

     o Even successful projects require a substantial portion of management's time and attention.


WE HAVE TERMINATED OUR STATUS AS A REIT, WHICH COULD RESULT IN A REDUCTION OF FUNDS AVAILABLE TO DISTRIBUTE TO STOCKHOLDERS, AND WE MAY CHANGE OUR DIVIDEND POLICY FOR COMMON STOCK.

     To maintain our status as a REIT, we were historically required to distribute annually to our common stockholders at least 95% of our taxable income, excluding any net capital gains. Since we have terminated our REIT status, we are no longer subject to this requirement, and we may choose to reduce or discontinue our current policy of paying annual dividends on common stock of an amount not greater than 50% of funds from operations. Further, we will no longer be allowed a deduction for distributions to stockholders in computing our taxable income and our income could be taxed at regular corporate tax rates, so the funds available for distribution to you may be reduced substantially.


WE HAVE TERMINATED OUR STATUS AS A REIT, WHICH MAY ALLOW US TO ENGAGE IN HIGHER RISK INVESTMENTS.

     To maintain our status as a REIT, we have historically complied with certain operating restrictions relating to the nature and diversification of our assets. We were required, among other things, to hold at least 75% of the value of our assets in real estate, government securities, and cash and cash equivalents at the close of each quarter of each taxable year. Since we have terminated our REIT status, we are no longer subject to these restrictions, and therefore could engage in real estate operations or invest in real estate assets that may pose a greater risk to the value of your investment.


THE REGIONAL CONCENTRATION OF OUR ASSETS MAY INCREASE THE EFFECTS OF ADVERSE TRENDS IN THOSE MARKETS.

     A substantial portion of our assets are located in Florida, Texas, Connecticut and California. Due to this geographic concentration, any deterioration in economic conditions in these markets could adversely affect the value of your investment.


WE HAVE A LIMITED OPERATING HISTORY AS A COMBINED ENTITY.

     Our merger with NIRT was accounted for as a reverse acquisition of Tarragon by NIRT using the purchase method of accounting. As a result, the pre-merger historical balances and results of operations found in documents filed after November 24, 1998 are those of NIRT. These historical financial statements are not necessarily indicative of what the actual results of operations of the combined entity would have been or what the future results of operations of the combined entity will be.


OUR PRINCIPAL STOCKHOLDERS MAY CONTROL CORPORATE ACTIONS.

     William S. Friedman, our President, Chief Executive Officer and a member of our Board of Directors, and his wife, Lucy N. Friedman, our principal stockholder, together control approximately 33.72% of our outstanding common stock. Accordingly, Mr. and Mrs. Friedman and their family may elect a number of the members of our Board of Directors and have substantial influence over our management and affairs. In addition, they effectively have veto power over a limited number of corporate actions requiring more than a simple majority vote presently contained in our Articles of Incorporation.


THE SALE OR ISSUANCE OF A LARGE VOLUME OF SHARES OF OUR COMMON STOCK COULD RESULT IN A DEPRESSION OF OUR STOCK PRICE.

     Sales of a substantial number of shares of common stock in the public market after this offering could adversely affect the market price of our stock. Although contractual and statutory protections and prohibitions may apply, there are a substantial number of shares of common stock eligible for sale in the public market pursuant to Rule 144 under the Securities Act of 1933, or which will become eligible in the near future. In addition, we have issued options for a substantial number of shares to our employees, officers, directors and principal stockholders.


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We may in the future register the resale of at least 310,374 shares of our common stock issuable upon the exercise of options granted to our officers and employees under our Incentive Share Option Plan and options granted to our directors under our Independent Director Option Plan, under the Securities Act of 1933. Options covering an additional 800,000 shares are presently exercisable by William S. Friedman and his wife, Lucy N. Friedman.

     We cannot predict the timing or amount of any sale of shares pursuant to Rule 144, or any subsequently filed registration statements. However, the simultaneous offering for public sale of a significant portion of these shares could have a depressive effect on the market price of our common stock.


OUR GOVERNING DOCUMENTS CONTAIN ANTI-TAKEOVER PROVISIONS THAT MAY MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE TARRAGON.

     Our Articles of Incorporation contain provisions designed to discourage attempts to acquire control of Tarragon by merger, tender offer, proxy contest, or removal of incumbent management without the approval of our Board of Directors. As a result, a transaction which otherwise might appear to be in your best interests as a stockholder could be delayed, deferred or prevented altogether, and you may be deprived of an opportunity to receive a premium for your shares over prevailing market prices. The safeguards against acquisition of Tarragon contained in our Articles of Incorporation include:

     o the requirement of an 80% vote to make, adopt, alter, amend, change or repeal Tarragon's Bylaws or certain key provisions of Tarragon's Articles of Incorporation that embody, among other things, the aforementioned acquisition-related safeguards;

     o the requirement of a two-thirds super-majority vote for the removal of a director from the Board of Directors, and certain extraordinary transactions;

     o and the inability generally of stockholders to call a meeting of stockholders.

Our Board of Directors and management control approximately 35.29% of our outstanding common stock. Giving effect to the proposed exchange of 2,000,000 shares of common stock for 2,000,000 shares of preferred stock, our Board of Directors and management would control approximately 47% of our outstanding common stock. In light of this, these acquisition-related safeguards could help entrench the Board of Directors and may effectively give our management the power to block any attempted change in control of Tarragon.


WE ARE IN A COMPETITIVE BUSINESS.

     The real estate business is highly competitive, and we compete with numerous entities engaged in real estate activities, with investment objectives similar to ours, which have greater financial resources and are better known than we are. This competition may result in increased prices for suitable investments and may impair our ability to make acquisitions on favorable terms in the future.


REAL ESTATE INVESTMENTS ARE ILLIQUID.

     Tarragon is subject to all the risks incident to ownership of real estate, many of which relate to the general lack of liquidity of real estate investments, including:

     o    changes in general or local economic conditions;

     o changes in interest rates and availability of permanent mortgage financing that may render the sale or refinancing and the acquisition of a property difficult or unattractive and that may make debt service more burdensome;

     o    changes in real estate and zoning laws;

     o    increases in real estate taxes;

     o    federal or local economic or rent control; and

     o    floods, earthquakes and other similar acts.

     Because of the lack of liquidity of real estate investments generally, our ability to respond quickly to changing circumstances may be impaired.


SOME OF OUR POTENTIAL LOSSES MAY NOT BE COVERED BY INSURANCE.

     We believe that the real property we own is adequately covered by insurance. However, certain types of losses, generally of a catastrophic nature, may be uninsurable or not economically insurable. These excluded risks generally include war, earthquakes, floods, environmental liabilities and punitive damage judgments. If any of these kinds of losses occur and are not covered by insurance, the value of your investment could be adversely affected.


OUR PROPERTIES MAY HAVE ENVIRONMENTAL CONTAMINATION, WHICH COULD REDUCE THE VALUE OF YOUR INVESTMENT.

     Various federal, state, and local environmental laws, ordinances, and regulations subject property owners or operators to liability for the costs of removal or remediation of hazardous or toxic substances on real property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The presence of, or the failure to properly remediate, such substances may adversely affect our ability to sell or rent a property or to borrow using that property as collateral.


                                 CAPITALIZATION

     The following table sets forth the actual capitalization of Tarragon at September 30, 1999, and the pro forma capitalization of Tarragon as adjusted to give effect as of that date to an assumed exchange of 2,000,000 shares of 10% Cumulative Preferred Stock for a like number of shares of common stock and the consummation of the transaction with Robert C. Rohdie. Please read this table along with the Consolidated Financial Statements and Notes and the Unaudited Pro Forma Financial Information included elsewhere in this Prospectus.

                                                          As of September 30, 1999
                                                  -------------------------------------
                                                    Actual     Adjustments    Pro Forma
                                                  ---------    -----------    ---------
                                              (dollars in thousands, except per share data)
Notes, debentures and interest payable            $ 275,704     $  84,548     $ 360,252
Other liabilities                                    19,066           481        19,547
                                                  ---------     ---------     ---------
                                                    294,770        85,029       379,799
                                                  ---------     ---------     ---------

Minority interest                                        --         5,000         5,000

Stockholders' equity

        Common stock (8,087,354 shares at
           September 30, 1999, after deducting
           2,796,216 shares held in treasury)            81           (20)           61
        Special stock                                    --            --            --
        Cumulative preferred stock (2,000,000
           shares assumed issued)                        --            20            20
        Paid-in capital                             300,674            --       300,674
        Accumulated dividends in excess
           of accumulated earnings                 (226,711)           --      (226,711)
        Accumulated other comprehensive
           income (loss)                                (91)           --           (91)
                                                  ---------     ---------     ---------
Total stockholders' equity                           73,953            --        73,953
                                                  ---------     ---------     ---------

Total capitalization                              $ 368,723     $  90,029     $ 458,752
                                                  =========     =========     =========

                            MARKET PRICE INFORMATION

     Our outstanding shares of common stock are listed on the NASDAQ National Market System under the symbol "TARR." Prior to the merger of NIRT and Tarragon on November 24, 1998, the NIRT shares of beneficial interest were listed on the NASDAQ National Market. At that time, and for several years preceding that event, our common stock was listed on the NASDAQ Small Cap Market under the symbol "VIPT." Following the merger, we applied for and obtained the listing of our common stock on the NASDAQ National Market effective May 3, 1999.

     The following table sets forth the high and low bid quotations of our common stock reported by the NASDAQ system for the periods indicated. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions, and may not necessarily represent actual transactions. The following table also includes cash distributions paid to stockholders, which have been restated to give effect to the November 1998 merger of NIRT into Tarragon and a September 1997 10% stock dividend of NIRT.

         PERIOD                        HIGH        LOW       DISTRIBUTIONS
                                                                 PAID
1997
First Quarter                         $7.04      $5.65         $0.092
Second Quarter                         7.38       7.04          0.092
Third Quarter                          7.93       7.15          0.092
Fourth Quarter                         8.63       7.74          0.102

1998
First Quarter                          9.14       7.99          0.102
Second Quarter                        10.85       8.88          0.102
Third Quarter                         14.02      10.66          0.102
Fourth Quarter                        12.31      10.00          0.105

1999
First Quarter                        12.050     11.000          0.105
Second Quarter                       13.063     10.625          0.105
Third Quarter                        14.000      9.875          0.105
Fourth Quarter                       15.625     10.000          0.105

2000
First Quarter
(through February 24, 2000)          10.625     10.125             --

     On February 24, 2000, the closing bid price of Tarragon common stock on the NASDAQ National Market was $10.50 per share.

     Future distributions to stockholders are dependent upon Tarragon's income, financial condition, capital requirements, cash flow, tax status and other factors deemed relevant by our Board of Directors. The Board has announced its intention to make annual cash dividends to common stockholders beginning in 2000, with total cash distributions, including dividends on common stock and the 10% Cumulative Preferred Stock, not to exceed one-half of funds from operations.

                             SELECTED FINANCIAL DATA

     Please read the following information along with the Consolidated Financial Statements and Notes beginning on page 51 of this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 39 of this Prospectus. For accounting purposes, we treated the November, 1998 merger of Tarragon and NIRT as a reverse acquisition of Tarragon by NIRT using the purchase method of accounting. As a result, the historical balances and operating information presented below for periods prior to the merger are those of NIRT. Dollar amounts are in thousands, except per share amounts.

     The pro forma data presented below gives effect to the issuance of preferred stock in connection with the Exchange Offer and the consummation of the transaction with Robert C. Rohdie whereby Tarragon acquired Mr. Rohdie's interests in Tarragon's joint venture projects with him. This information has been prepared assuming 2,000,000 shares of common stock have been tendered and exchanged for 2,000,000 shares of preferred stock pursuant to the Exchange Offer. Please read this information along with the Unaudited Pro Forma Financial Information included elsewhere in this Prospectus. The pro forma data set forth below is not necessarily indicative of the actual number of shares of common stock that will be exchanged for preferred stock pursuant to the Exchange Offer or what the financial position or operating results would have been had the transaction with Mr. Rohdie occurred at prior dates or what the financial position or operating results will be following the consummation of the transaction with Mr. Rohdie.


                                        Nine
                                       Months
                                        Ended
                                      Sept 30,                        Years Ended December 31,
                                   -----------    -----------------------------------------------------------------------
                                        1999          1998          1997            1996           1995          1994
                                   -----------    -----------    -----------    -----------    -----------    -----------
OPERATING DATA

Revenue                            $    55,378    $    58,700    $    52,017    $    49,962    $    45,240    $    40,135
Expenses                               (59,302)       (61,095)       (51,749)       (49,176)       (46,214)       (40,915)
                                   -----------    -----------    -----------    -----------    -----------    -----------
Income (loss) before net
   gain on sale of real estate,
   gain on sale of investments,
   gain on insurance settlement,
   litigation settlement, and
   extraordinary items                  (3,924)        (2,395)           268            786           (974)          (780)
Net gain on sale of real estate          8,571          2,108          4,350          3,700            533            385
Gain on sale of investments                 --            123            913             --            412            141
Gain on insurance settlement               231             --             --            451             --             --
Litigation settlement                     (350)            --             --             --             --             --
                                   -----------    -----------    -----------    -----------    -----------    -----------
Income (loss) from continuing
    operations                           4,528           (164)         5,531          4,937            (29)          (254)
Extraordinary items                       (248)        (1,231)            61             --            737             --
                                   -----------    -----------    -----------    -----------    -----------    -----------
Net income (loss)                  $     4,280    $    (1,395)   $     5,592    $     4,937    $       708    $      (254)
                                   ===========    ===========    ===========    ===========    ===========    ===========

PER SHARE DATA(1)

EARNINGS PER SHARE
Income (loss) from continuing
    operations                     $       .55    $      (.02)   $       .72    $       .60    $        --    $      (.03)
Extraordinary items                       (.03)          (.16)           .01             --            .09
                                   -----------    -----------    -----------    -----------    -----------    -----------
Net income (loss)                  $       .52    $      (.18)   $       .73    $       .60    $       .09    $      (.03)
                                   ===========    ===========    ===========    ===========    ===========    ===========

Weighted average shares(2)           8,276,338      7,619,604      7,693,031      8,161,197      8,222,799      8,539,220

---------------------

(1) Share and per share data have been restated to give effect to the merger of Tarragon with NIRT on the basis of 1.97 shares of Tarragon's common stock for each share of beneficial interest of NIRT and 10% stock dividends paid by NIRT in September of each of 1995 through 1997.

(2) Represents the weighted average shares of common stock used in the computation of earnings per share.

                                      Nine
                                     Months
                                     Ended
                                    Sept 30,                           Years Ended December 31,
                                   -----------    -----------------------------------------------------------------------
                                       1999           1998           1997           1996          1995            1994
                                   -----------    -----------    -----------    -----------    -----------    -----------
EARNINGS PER SHARE -
   ASSUMING DILUTION

Income (loss) from
   continuing operations           $       .54    $      (.02)   $       .71    $       .60    $        --    $      (.03)
Extraordinary items                       (.03)          (.16)           .01             --            .09             --
                                   -----------    -----------    -----------    -----------    -----------    -----------
Net income (loss)                  $       .51    $      (.18)   $       .72    $       .60    $       .09    $      (.03)
                                   ===========    ===========    ===========    ===========    ===========    ===========
Weighted average shares -
   assuming dilution(1)              8,381,739      7,619,604      7,769,296      8,197,049      8,223,800      8,539,220

Dividends(2)                       $       .32    $       .41    $       .38    $       .34    $       .31    $       .24

PRO FORMA OPERATING
    DATA

Revenue                            $   61,494    $    63,052
Expenses                               66,798         66,913
Income (loss) from continuing
   operations                           2,858         (2,017)
Dividends accumulated on
    cumulative preferred stock          1,800          2,400
Income (loss) from continuing
   operations available to
   common shareholders                  1,058         (4,417)

PRO FORMA PER
    SHARE DATA

EARNINGS PER SHARE - BASIC AND
   DILUTED

Income (loss) from continuing
   operations available to
   common shareholders             $     0.17     $    (0.79)

Weighted average shares             6,276,338      5,619,604

Weighted average shares -           6,381,739      5,619,604
   assuming dilution

---------------------

(1) Represents the weighted average shares of common stock used in the computation of earnings per share - assuming dilution.

(2) Dividends in 1995 through 1998 represented return of capital. Dividends in 1994 were taxable to shareholders as ordinary income.

                                  Sept 30,                      December 31,
                                  --------   ----------------------------------------------------
                                    1999       1998       1997       1996       1995       1994
                                  --------   --------   --------   --------   --------   --------
BALANCE SHEET DATA

Real estate                       $295,822   $293,975   $233,936   $193,722   $195,675   $184,658
Notes and interest
   receivable(1)                        --         --         --         --      6,388      9,997
Investments in and advances
   to partnerships                  44,444     37,356     13,839      4,739     10,780     11,026
Total assets                       368,723    357,060    265,640    211,341    222,038    217,040
Notes, debentures, and
   interest payable                275,704    263,361    184,126    134,270    144,497    138,316
Shareholders' equity                73,953     76,685     71,091     69,063     69,627     73,360
Book value per share              $   9.14   $   9.06   $   9.47   $   9.95   $  10.42   $  11.58

PRO FORMA BALANCE
    SHEET DATA

Real estate                       $399,332
Investments in and advances to
   partnerships                     29,127
Total assets                       458,752
Notes, debentures, and interest    360,252
   payable
Shareholders equity                 73,953
Book value per common share       $   8.21

---------------------

(1) Notes and interest receivable at September 30, 1999, and at December 31, 1998, 1997, and 1996, are classified with other assets.

                                          Nine
                                         Months
                                          Ended
                                         Sept 30,                  Years Ended December 31,
                                        ---------   --------------------------------------------------------
                                          1999         1998       1997        1996       1995         1994
                                        ---------   --------    --------    --------    --------    --------
OTHER DATA

Cash flows provided by (used in):
Operating activities                    $  5,297    $  2,533    $  3,261    $  3,795    $  2,030    $  1,852
Investing activities                     (17,830)    (43,828)    (43,813)       (436)     (5,436)     (1,409)
Financing activities                      15,421      39,475      40,952      (1,171)      1,596       1,981

Calculation of funds from operations:
Net income (loss)                       $  4,280    $ (1,395)   $  5,592    $  4,937    $    708    $   (254)
Extraordinary items                          248       1,231         (61)         --        (737)         --
Litigation settlement(1)                     350          --          --          --          --          --
Gain on insurance
   settlement(2)                            (231)         --          --        (451)         --          --
Net gain on sale of
   real estate                            (8,571)     (2,108)     (4,350)     (3,700)       (533)       (385)
Gain on sale of
   investments                                --          --        (215)         --          --          --
Depreciation and
   amortization of real
   estate assets                           8,131       7,602       7,225       5,374       5,959       4,992
Depreciation and
   amortization of real
   estate assets of  partnerships          2,686       1,892         356         305         882       1,086
Distributions from
   partnerships in excess of
   Tarragon's investments
   in the partnerships                        (9)       (338)        (41)       (899)         --          --
                                        --------    --------    --------    --------    --------    --------
Funds from operations(3)                $  6,884    $  6,884    $  8,506    $  5,566    $  6,279    $  5,439
                                        ========    ========    ========    ========    ========    ========
Ratio of earnings to combined
   fixed charges and preferred
   stock dividends                          1.33        1.13        1.34        1.28         .99        1.00
Deficiency of earnings to
   combined fixed charges and
   preferred stock dividends                  --          --          --          --    $     95          --

PRO FORMA OTHER DATA

Ratio of earnings to combined
   fixed charges and preferred
   stock dividends                          1.12         .90
Deficiency of earnings to
   combined fixed charges and
   preferred stock dividends                  --    $  2,232

---------------------

(1) The litigation settlement represents an uninsured liability claim settled after reversal of a favorable lower court decision.

(2) The gains on insurance settlement represent proceeds in excess of the basis of properties destroyed by fire and not rebuilt. The gain in 1999 relates to a directly-owned property, while the gain in 1996 is Tarragon's share of gain realized by a partnership in which Tarragon held a 40% interest.

(3) Tarragon generally considers funds from operations (or FFO) to be an appropriate measure of the performance of a real estate company. FFO, as defined by the National Association of Real Estate Investment Trusts (or NAREIT), equals net income (loss), computed in accordance with generally accepted accounting principals (or GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The amortization of deferred financing costs is not added back to net income (loss) in our calculation, consistent with our historical method of calculating FFO. In October 1999, NAREIT clarified the definition of FFO. According to this clarification, nonrecurring items that are not defined as extraordinary under GAAP will be reflected in the calculation of FFO. Extraordinary items and gains and losses from sales of depreciable operating property will continue to be excluded from FFO. The clarification of FFO was effective January 1, 2000. We will report FFO using the clarification beginning in the first quarter of 2000. We believe that FFO is useful to investors as a measure of the performance of a real estate company because, along with cash flows from operating activities, investing activities, and financing activities, it provides investors an understanding of our ability to incur and service debt and to make capital expenditures. We believe that in order to facilitate a clear understanding of our operating results, FFO should be examined in conjunction with net income (loss) as presented in the financial statements included elsewhere in this report. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as a indication of our operating performance or to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs and dividends. Our calculation of FFO may differ from the methodology for calculating FFO utilized by other companies and, accordingly, may not be comparable to such other companies.

     Effective January 1, 1997, Tarragon modified its calculation of FFO to include the add back of amortization of leasing commissions associated with its commercial properties. We believe that this treatment is consistent with a majority of other real estate companies. If we had calculated FFO in the same manner for each of the years ended December 31, 1996, 1995, and 1994, FFO would have been higher by $262,000, $272,000, and $235,000, respectively.

     Included in FFO for the years ended December 31, 1998, 1997, 1995, and 1994, are gains totaling $123,000, $698,000, $412,000, and $141,000, respectively, resulting from Tarragon's sale of investments in marketable equity securities.

     Included in FFO for the year ended December 31, 1996, is a provision for loss of $300,000. This provision for loss was recorded in connection with the write-down of the carrying value of Mariposa Manor to its estimated fair value. Included in FFO for the year ended December 31, 1995, is a provision for loss credit of $425,000. This amount was comprised of the reversal of a $700,000 allowance provided in 1993 against Pepperkorn Office Building and a provision of $275,000 to reduce the carrying value of K-Mart Shopping Center in Kansas City, Missouri, to the net sale proceeds received in July 1995.

                               THE EXCHANGE OFFER

     Tarragon invites you to tender your shares of common stock in exchange for 10% Cumulative Preferred Stock on a share-for-share basis. This offer is directed to those holders of Tarragon common stock who would prefer to hold a security with a fixed dividend yield and a fixed liquidation preference in the event of redemption or other disposition of the security upon the terms and subject to the conditions set forth in this Prospectus and the related Letter of Transmittal (which together constitute the "Exchange Offer").


                               PURPOSE AND EFFECT

     The Exchange Offer is part of our overall capitalization strategy to have available a class of securities other than common stock that will provide holders with an anticipated fixed dividend yield and liquidation preference. The Exchange Offer, if accepted, could be beneficial to those of you willing to trade potential future appreciation for a fixed dividend. Also, it may provide Tarragon with an alternative form of security with which to acquire properties in the future. The class of 10% Cumulative Preferred Stock is designated to consist of 2,500,000 shares. The number of shares which may be issued pursuant to the Exchange Offer is limited to 2,000,000 shares (subject to increase in certain events), which would result in 500,000 shares being available in the event that we elect to accept more than the maximum for exchange, for future distribution in connection with the acquisition of assets, or for other uses, at the discretion of our Board of Directors.

     The Exchange Offer is not part of any plan to "go private" and not the first in any series of transactions designed to have a resulting effect upon our outstanding common stock. However, to the extent shares of common stock are exchanged for shares of 10% Cumulative Preferred Stock pursuant to the Exchange Offer, the number of shares of common stock outstanding in the hands of public stockholders will initially decrease. Assuming the maximum of 2,000,000 shares of common stock are tendered pursuant to the Exchange Offer, a minimum of 6,021,770 shares of common stock would continue to remain in the hands of public stockholders. Therefore, the Exchange Offer should not have an adverse effect by itself upon the listing of the common stock on the NASDAQ National Market.

     As of February 15, 2000, there were 8,021,770 shares of common stock outstanding and 1,110,374 shares reserved for issuance in connection with unexercised stock options and Tarragon's Incentive Share Option Plan and Independent Director Share Option Plan. The 2,000,000 shares of common stock that Tarragon is offering to acquire in exchange for shares of 10% Cumulative Preferred Stock represent approximately 25% of the shares of common stock outstanding at February 15, 2000. On March 21, 2000, the last full trading day prior to the commencement of the Exchange Offer, the closing price per share sales price of Tarragon common stock as reported on the NASDAQ National Market was $10.25. You are urged to obtain current market quotations for Tarragon's common stock prior to tendering your shares for exchange. See also "MARKET PRICE INFORMATION."

     WE ARE NOT MAKING ANY RECOMMENDATION THAT YOU TENDER FOR EXCHANGE ANY OR ALL OF YOUR SHARES OF COMMON STOCK. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR COMMON STOCK FOR EXCHANGE AND IF YOU DO SO, HOW MANY SHARES OF COMMON STOCK TO TENDER.

     WE HAVE BEEN ADVISED THAT NONE OF THE EXECUTIVE OFFICERS OF TARRAGON INTEND TO TENDER ANY SHARES FOR EXCHANGE PURSUANT TO THE EXCHANGE OFFER. HOWEVER, ONE OR MORE DIRECTORS MAY TENDER A PORTION OF THEIR SHARES.

     Common stock acquired by Tarragon pursuant to the Exchange Offer will become treasury shares which will be available for issuance by Tarragon without further stockholder action (except as required by applicable law or the rules of any national securities exchange on which the shares of common stock are listed) for general or other corporate purposes, including stock splits or dividends, acquisitions, the raising of additional capital for use in Tarragon's business and the implementation of employee benefit plans.

                             TERMS OF EXCHANGE OFFER

     Tarragon will accept up to a maximum of 2,000,000 shares of common stock validly tendered in accordance with this Exchange Offer prior to 5:00 P.M., local New York City time, on May 3, 2000. We will issue one share of 10% Cumulative Preferred Stock in exchange for each share of common stock we accept in the Exchange Offer.

     Tarragon will notify the Exchange Agent in writing of its acceptance of validly tendered common stock. Upon its receipt of notice from Tarragon, the Exchange Agent will deliver to the tendering holder an equal number of shares of 10% Cumulative Preferred Stock. If we do not accept your tendered common stock, the Exchange Agent will return your original stock certificates to you, at our expense, as promptly as practicable after the Expiration Time.

     You may tender for exchange some or all of the common stock you hold. If you tender any of the common stock you hold, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange. Tarragon will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See " - Fees and Expenses" below.

     As of February 15, 2000, an aggregate of 6,079,136 shares of common stock were held by one registered holder, a nominee of DTC. This Prospectus, together with the Letter of Transmittal, is being sent to such registered holder and to others believed to have beneficial interests in the common stock. Tarragon intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.


CONSEQUENCES OF FAILURE TO EXCHANGE

     If you choose not to participate in the Exchange Offer, your right to transfer your common stock will not be adversely affected.


EXPIRATION TIME; EXTENSIONS; AMENDMENTS

     The Exchange Offer will expire at 5:00 P.M. local New York City time on
May 3, 2000, which is sometimes referred to in this Prospectus as the "Expiration Time." However, Tarragon, in its sole discretion, may extend the Exchange Offer, in which case the "Expiration Time" shall be the latest date and time to which the Exchange Offer is extended. If we decide to extend the Exchange Offer, we will notify the Exchange Agent and each registered common stock holder of the extension prior to 9:00 A.M., local New York City time, on the next business day after the previously scheduled Expiration Time.

     We reserve the right, in our sole discretion, to delay acceptance of any tendered common stock, to extend the Exchange Offer, to amend the terms of the Exchange Offer, or, if any of the conditions set forth under "-Conditions to Exchange Offer" are not satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension, amendment or termination to the Exchange Agent.


PRORATION

     The Exchange Offer is not conditioned upon any minimum number of shares of common stock being tendered for exchange. All stockholders who have properly tendered and not withdrawn their shares of common stock prior to the Expiration Time will receive shares of 10% Cumulative Preferred Stock upon the terms and conditions of the Exchange Offer.

     If we receive more than 2,000,000 shares of common stock for exchange (or such greater numbers as we may elect to accept) which are properly tendered and not withdrawn, we will first accept shares from all "Odd Lot" holders, and then accept shares on a pro rata basis from all other holders who properly tendered. If you do not wish to have your shares of common stock exchanged subject to proration, you may tender your shares of common stock subject to the condition that a designated number or none of the shares be exchanged. We will return all shares of common stock not accepted for exchange because of proration or conditional tenders.

     For purposes of the Exchange Offer, the term "Odd Lot" means all shares of common stock properly tendered by any stockholder who beneficially holds, as of the close of business on March 16, 2000, fewer than 100 shares (i.e., 99 or less). In the event of proration, Odd Lots will be accepted for exchange before any proration. In order to qualify for this preference, an Odd Lot holder must properly tender all shares beneficially owned and must not make a conditional tender. Partial tenders will not qualify for this preference. This preference is not available to holders of 100 or more shares, even if holders have separate certificates for fewer than 100 shares. Any Odd Lot holder wishing to tender all shares of common stock beneficially owned free of proration must complete the box captioned "Odd Lot" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

     Tarragon reserves the right, in its sole discretion, to accept for exchange more than 2,000,000 shares of common stock pursuant to the Exchange Offer, although it does not currently plan to do so. Tarragon may increase the total number of shares accepted by up to 5% of the outstanding shares of common stock without prior notice and without extending the Expiration Time.

     Tarragon also reserves the right to exchange all shares owned beneficially or of record by any stockholder who has tendered all of such shares, if as a result of proration, that stockholder would otherwise be left with an aggregate of fewer than 100 shares of common stock. If Tarragon exercises this right, it will increase the number of shares it is offering to exchange by the number of shares that are needed to exercise this right (i.e., the number of shares that would be owned by all stockholders who would become Odd Lot holders as a result of proration).


PROCEDURES FOR TENDERING

     To participate in the Exchange Offer, you must be a holder of Tarragon common stock. Except as set forth under "Book-Entry Transfer" or "Guaranteed Delivery" below, to tender your common stock effectively in the Exchange Offer, you must:

     o complete, sign, and date the Letter of Transmittal, or a copy of the Letter of Transmittal,

     o have your signature(s) guaranteed (if required by the Letter of Transmittal), and

     o mail or otherwise deliver the Letter of Transmittal, together with your original stock certificate(s), to the Exchange Agent prior to the Expiration Time.


     THE METHOD OF DELIVERY OF YOUR COMMON STOCK AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR DISCRETION, AND AT YOUR RISK. HOWEVER, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION TIME.

     NO LETTER OF TRANSMITTAL OR COMMON STOCK SHOULD BE SENT TO TARRAGON.

     A tender of common stock that is not withdrawn before the Expiration Time constitutes your agreement with Tarragon in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.


BENEFICIAL OWNERSHIP

     If your stock certificates are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender, you should contact the registered holder promptly and instruct them to tender on your behalf.

     If you are a beneficial owner and you wish to tender on your own behalf, you must make appropriate arrangements to register ownership of the common stock in your name or obtain a properly completed stock power from the registered holder, prior to completing and executing the Letter of Transmittal and delivering it with your common stock to the Exchange Agent. Please note that the transfer of registered ownership may take considerable time.

ENDORSEMENTS AND SIGNATURES GUARANTEED

     Signatures on a Letter of Transmittal or a notice of withdrawal must be guaranteed by an Eligible Institution (as defined below) if you complete the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the Letter of Transmittal or notice. If signatures on a Letter of Transmittal or a notice of withdrawal are required to be guaranteed, the guarantee may be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of the common stock tendered, the common stock must be endorsed or accompanied by a properly completed stock power, signed by the registered holder as that registered holder's name appears on the common stock.

     If the Letter of Transmittal or any common stock or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should indicate their capacity when signing, and submit evidence satisfactory to Tarragon of their authority to so act with the Letter of Transmittal.


BOOK-ENTRY TRANSFER

     The Exchange Agent will establish an account with respect to the common stock at the Depository Trust Company (or "DTC") for purposes of the Exchange Offer, and any financial institution that is a participant in DTC's systems may make book-entry delivery of common stock by causing DTC to transfer the common stock into the Exchange Agent's account.

     If delivery of common stock is effected through book-entry transfer, the Letter of Transmittal, with any required signature guarantees and any other required documents, must be separately delivered to the Exchange Agent at the address set forth under "-Exchange Agent" on or prior to the Expiration Time or you must comply with the guaranteed delivery procedures described below, unless you accept the Exchange Offer pursuant to DTC's Automated Tender Offer Program.

     DTC's Automated Tender Offer Program (or "ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender common stock through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agreement to be bound by the terms of the Letter of Transmittal.


GUARANTEED DELIVERY PROCEDURES

     If you desire to tender your common stock but your common stock is not immediately available, or time will not permit your common stock or other required documents to reach the Exchange Agent before the Expiration Time, or you cannot complete the procedure for book-entry transfer on a timely basis, you may still effect a tender through an Eligible Institution.

     The Exchange Agent must receive a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by Tarragon, from the Eligible Institution prior to the Expiration Time. The Notice of Guaranteed Delivery must set forth the name and address of the holder of common stock and the amount of common stock being tendered, state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the Notice, the certificates for all physically tendered common stock, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be received by the Exchange Agent.

WITHDRAWAL RIGHTS

     You may withdraw your tender of common stock at any time prior to the Expiration Time.

     To effectively withdraw your tender of common stock, you must deliver a written notice of withdrawal, or for DTC participants, an electronic ATOP transmission notice of withdrawal, to the Exchange Agent at its address set forth in this Prospectus under "Exchange Agent" prior to the Expiration Time. Your notice of withdrawal must:

     o specify the name of the person who deposited the common stock to be withdrawn (the "Depositor"),

     o identify the common stock to be withdrawn by certificate number(s) and principal amount of the common stock,

     o be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which the common stock was tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Transfer Agent register the transfer of the common stock into the name of the person withdrawing the tender, and

     o specify the name in which the common stock is to be registered, if different from that of the Depositor.

     Shares of common stock that are effectively withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any common stock which has been tendered for exchange but which is not exchanged for any reason will be returned to you at our cost as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn common stock may be tendered again by following one of the procedures discussed under "Procedures for Tendering" at any time on or prior to the Expiration Time.


EXCHANGE AGENT

     American Stock Transfer & Trust Company has been appointed as Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the following address and telephone numbers:

                     AMERICAN STOCK TRANSFER & TRUST COMPANY

                  By Registered or Certified Mail, Overnight or
                                 Hand Delivery:
                     American Stock Transfer & Trust Company
                           40 Wall Street, 46th Floor
                            New York, New York 10005

                    By Facsimile (for Eligible Institutions):
                                 (718) 921-8365

                               For Information or
                           Confirmation by Telephone:
                                 (718) 921-8210

Originals of all documents sent via facsimile should also be sent promptly by registered or certified mail, by hand or by overnight delivery service.


INFORMATION AGENT

     The Herman Group has been appointed as Information Agent for the Exchange Offer. Questions or requests for assistance or additional copies of this Prospectus, the Letter of Transmittal or other material may be directed to the Information Agent at the following address and telephone numbers:

                                THE HERMAN GROUP
                           16633 North Dallas Parkway
                                    Suite 600
                               Dallas, Texas 75001

                 (972) 312-1992 (Banks and Brokers call collect)

                   (888) 852-3365 (All others call toll free)


FEES AND EXPENSES

     Except as set forth in this paragraph, Tarragon will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; additional solicitations may be made in person or by telephone by officers and employees of Tarragon or representatives of The Herman Group, which was retained by Tarragon to act as Information Agent in connection with the Exchange Offer. Tarragon has agreed to pay The Herman Group reasonable and customary compensation in the amount of $20,000 for its services, plus reimbursement for certain out-of-pocket expenses.

     Tarragon will pay all costs and expenses incurred in connection with the Exchange Offer. Those costs and expenses are estimated in the aggregate to be $140,000, which includes fees and expenses of the Exchange Agent, the Information Agent, accounting, legal, printing, and related fees and expenses.


TRANSFER TAXES

     If you tender your common stock for exchange, you will not be obligated to pay any transfer taxes unless you instruct Tarragon to register the 10% Cumulative Preferred Stock in the name of someone else, or request that common stock not tendered or not accepted in the Exchange Offer be returned to someone other than you. In such event you will be responsible for the payment of any applicable transfer tax.


EFFECTIVENESS OF TENDER OR WITHDRAWAL

     All questions as to the validity, form, eligibility, time of receipt, acceptance, and/or withdrawal of tendered common stock will be determined by Tarragon in its sole discretion, and Tarragon's determination will be final and binding. Tarragon reserves the absolute right to reject any and all common stock not properly tendered or any common stock which would, in the opinion of counsel for Tarragon, be unlawful to accept.

     Tarragon also reserves the right to waive any defects, irregularities or conditions of tender as to particular common stock. Tarragon's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of common stock must be cured within such time as Tarragon shall determine. Although Tarragon intends to notify holders of defects or irregularities with respect to tenders of common stock, neither Tarragon, the Exchange Agent, nor any other person shall incur any liability for failure to give such notification. Tenders of common stock will not be deemed to have been made until such defects or irregularities have been cured or waived. Any common stock received by the Exchange Agent which is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Time.

     In addition, Tarragon reserves the right in its sole discretion to purchase or make offers for any common stock that remains outstanding after the Expiration Time or, as set forth under "-Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase common stock in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, you will represent to Tarragon that:

     o the 10% Cumulative Preferred Stock you acquire pursuant to the Exchange Offer is being obtained in the ordinary course of your business, whether or not you are the registered holder,

     o you are not engaged in or intend to engage in a distribution of 10% Cumulative Preferred Stock,

     o you do not have an arrangement or understanding with any person to participate in the distribution of 10% Cumulative Preferred Stock, and

     o you are not an "affiliate" of Tarragon, as defined under Rule 405 of the Securities Act.

     In all cases, issuance of 10% Cumulative Preferred Stock for shares of common stock that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such common stock or a timely Book-Entry Confirmation of receipt of such common stock into the Exchange Agent's account at DTC, a properly completed and duly executed Letter of Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered common stock is not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if common stock is submitted for a greater amount than the holder desires to exchange, the unaccepted or non-exchanged common stock will be returned without expense to the tendering holder (or, in the case of common stock tendered by book-entry transfer, into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, the non-exchanged common stock will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the Exchange Offer.

     Any broker-dealer that receives 10% Cumulative Preferred Stock for its own account in exchange for common stock where such common stock was acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of 10% Cumulative Preferred Stock. See "Plan of Distribution" below.


CONDITIONS TO THE EXCHANGE OFFER

     Tarragon is not required to accept any common stock for exchange, or to issue 10% Cumulative Preferred Stock in exchange for any common stock, and may terminate or amend the Exchange Offer, if at any time before the acceptance of such common stock for exchange, or the exchange of 10% Cumulative Preferred Stock for such common stock, Tarragon determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

     The Exchange Offer is not being made to holders of common stock, nor will Tarragon accept tenders for exchange from holders of common stock, in any jurisdiction in which the Exchange Offer or the acceptance of the Exchange Offer would not be in compliance with the securities or blue sky laws of such jurisdiction. In addition, Tarragon will not accept for exchange any common stock tendered, and no 10% Cumulative Preferred Stock will be issued in exchange for any such common stock, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this Prospectus constitutes a part.

     These conditions are for the sole benefit of Tarragon and may be asserted by Tarragon regardless of the circumstances giving rise to any such condition or may be waived by Tarragon in whole or in part at any time and from time to time in its sole discretion. The failure by Tarragon to exercise any of these rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.


                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives shares of 10% Cumulative Preferred Stock for its own account in exchange for shares of common stock pursuant to the Exchange Offer, where the shares of common stock were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of those shares. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the shares of 10% Cumulative Preferred Stock received in exchange for shares of common stock where such common stock was acquired as a result of market-making activities or other trading activities. Tarragon has agreed that, for a period of 180 days after the Expiration Time, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 180 days after the Expiration Time, all dealers effecting transactions in the shares of 10% Cumulative Preferred Stock may be required to deliver a Prospectus.

     Tarragon will not receive any proceeds from any sale of shares of 10% Cumulative Preferred Stock by broker-dealers. Shares of 10% Cumulative Preferred Stock received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the shares of 10% Cumulative Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such shares of 10% Cumulative Preferred Stock. Any broker-dealer that resells shares of 10% Cumulative Preferred Stock that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such shares of 10% Cumulative Preferred Stock may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of the shares of 10% Cumulative Preferred Stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Time, Tarragon will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal or otherwise. Tarragon has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any broker-dealers.
     Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to certain third parties unrelated to us, we believe that 10% Cumulative Preferred Stock issued pursuant to the Exchange Offer in exchange for common stock may be offered for resale, resold or otherwise transferred by the holders thereof (other than any holder which is an "affiliate" of Tarragon within the meaning of Rule 405 promulgated under the Securities Act, or a broker-dealer who purchased common stock directly from us to resell pursuant to Rule 144A or any other available exemption promulgated under the Securities
Act), without compliance with registration and prospectus delivery requirements of the Securities Act, provided that such 10% Cumulative Preferred Stock is acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to engage in a distribution of 10% Cumulative Preferred Stock.

     The SEC has not considered the Exchange Offer in the context of a no-action letter and we cannot be sure that the staff of the SEC would make a similar determination with respect to the Exchange Offer as it has in other circumstances. Furthermore, each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such 10% Cumulative Preferred Stock and has no arrangement or understanding to participate in a distribution of 10% Cumulative Preferred Stock. Each broker-dealer that receives 10% Cumulative Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with the resale of any 10% Cumulative Preferred Stock. Broker-dealers who acquired common stock directly from us and not as a result of market-making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the Exchange Offer and must comply with the prospectus delivery requirements of the Securities Act in order to resell our common stock.


                      DESCRIPTION OF TARRAGON CAPITAL STOCK

     Our authorized capital stock currently consists of 20,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of special stock, par value $0.01 per share, issuable in series. The Board of Directors has the authority to fix or establish by resolution the voting power, dividend rate, liquidation preference and rights and qualifications, limitations or restrictions of any class or series of special stock. As of February 15, 2000, 8,021,770 shares of common stock were outstanding, and no series of special stock has been formally designated.(1) The CUSIP number of the common stock is 876287-10-3.


-------------------------
(1) Tarragon intends to file the form of Certificate of Designations, Preferences and Relative Participating or Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof of Special Stock approved by resolution of the Board of Directors with the Secretary of State of Nevada as a certificate amendatory to the Articles of Incorporation prior to the Expiration Time of the Exchange Offer.

10% CUMULATIVE PREFERRED STOCK

DIVIDEND RIGHTS

     Holders of the 10% Cumulative Preferred Stock will be entitled to receive, when and as declared by the Board of Directors out of the funds legally available for such purpose, cumulative dividends at an annual rate of $1.20 per share. Such dividends are payable on the fifteenth days of March, June, September and December in each year on a cumulative basis commencing on September 15, 2000. Accrued but unpaid dividends will not compound.


REDEMPTION

     Tarragon may, at any time after June 30, 2003, and from time to time thereafter, redeem any or all of the 10% Cumulative Preferred Stock then outstanding upon payment of the applicable redemption price, plus all accrued and unpaid dividends to the date of redemption. The redemption price is based upon the Liquidation Value of $12 per share, plus a premium starting at $0.50 per share and reducing annually thereafter by $.10 per share per year. Tarragon may purchase "Odd Lots" at any time and may purchase shares of 10% Cumulative Preferred Stock in privately negotiated block transactions or open market purchases. Tarragon may not, directly or indirectly, purchase or redeem shares of the 10% Cumulative Preferred Stock while there is any arrearage in payment of dividends or sinking funds on any other outstanding series of preferred stock.

SINKING FUND

     Tarragon is not required to maintain any so-called "sinking fund" for the retirement on any basis of the 10% Cumulative Preferred Stock.


RIGHTS ON LIQUIDATION

     In the event of the liquidation, dissolution or winding up of Tarragon, the holders of the 10% Cumulative Preferred Stock will be entitled to a preferential payment in the amount of the Liquidation Value, plus all accrued and unpaid dividends on a per share basis.


PREFERENCES AND SPECIAL PROVISIONS

     The 10% Cumulative Preferred Stock will be preferred over common stock and all other shares junior to the 10% Cumulative Preferred Stock with respect to both dividends and distributions upon the liquidation, dissolution or winding up of Tarragon. So long as any shares of 10% Cumulative Preferred Stock remain outstanding, no dividend may be declared or paid and no distribution may be made on the common stock or any other shares junior to the 10% Cumulative Preferred Stock except in shares junior to the 10% Cumulative Preferred Stock unless all accumulated dividends on the 10% Cumulative Preferred Stock have been paid and the current dividend paid or declared.


RANKING

     The 10% Cumulative Preferred Stock will rank at parity as to dividends and upon liquidation, dissolution or winding up with all other shares of special stock issued by Tarragon. Tarragon may not issue any shares of special stock of any series which are superior to the 10% Cumulative Preferred Stock as to dividends or rights upon liquidation, dissolution or winding up as long as any shares of the 10% Cumulative Preferred Stock are issued and outstanding, without the prior written consent of the holders of a majority of the shares of 10% Cumulative Preferred Stock then outstanding, voting separately as a class.


VOTING RIGHTS

     The holders of the shares of 10% Cumulative Preferred Stock shall only have the voting rights specifically required by law under the Nevada General Corporation Law. Whenever the 10% Cumulative Preferred Stock votes separately as a class, the shares and title to vote carry one vote per share. If at any time six quarterly dividends on the 10% Cumulative Preferred Stock are in arrears, in whole or in part, the holders of that series of stock are entitled to vote separately as a class to elect one director. Such director, if elected, will cease to serve when any dividend arrearages are paid.


CONVERSION

     Shares of 10% Cumulative Preferred Stock may not be converted into any other securities of the Company at the option of the holder.


NUMBER OF SHARES AND SERIES

     The number of shares designated to constitute the 10% Cumulative Preferred Stock will be such number as may be actually issued by Tarragon not to exceed a maximum of 2,500,000 shares, but the maximum number of shares issuable under the Exchange Offer is limited to 2,000,000 shares. The remaining shares are available in the event that we elect to accept more than the maximum for exchange, for future distribution in connection with the acquisition of assets or for other uses, at the discretion of our Board of Directors.


TRANSFER AGENT

     The Transfer Agent and Registrar for the 10% Cumulative Preferred Stock will be American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.


COMMON STOCK

     Our common stock has no conversion, redemption, preemptive or subscription rights. Holders of our common stock are entitled to share, pro rata, in accordance with the number of shares held, any dividends that may be declared, from time to time, by our Board of Directors, after all current and accrued dividends have been paid, or declared and set apart for payment, in connection with any then outstanding series of special or preferred stock. All shares of our common stock presently issued and outstanding are fully paid and non-assessable.


RIGHTS ON LIQUIDATION

     Upon the liquidation, dissolution or winding up of Tarragon, holders of our common stock are entitled to receive, after payment of all debts and liabilities and the amounts or preference, if any, for each outstanding share of special stock, all remaining assets, prorata, in proportion to the number of shares of our common stock held by them.


VOTING RIGHTS

     Each share of common stock is entitled to one vote for all purposes on all matters submitted to the stockholders. Tarragon's Articles of Incorporation do not authorize cumulative voting in the election of directors. Similarly, there are no redemption rights, sinking fund provisions or rights of conversion with respect to our common stock and holders of our common stock do not have any preemptive rights to acquire additional shares of common stock.


TRANSFER AGENT

     The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summarizes the anticipated material U.S. federal income tax consequences of the issuance of 10% Cumulative Preferred Stock to you pursuant to the Exchange Offer contemplated by this Prospectus and represents the opinion of Prager, Metzger & Kroemer PLLC of Dallas, Texas to the extent it describes matters of law and legal conclusions. This discussion applies only to a "U.S. Holder," which is a term explained below. It applies only to shares of Tarragon common stock held as capital assets and does not address aspects of U.S. federal income tax that may apply to holders that are subject to special tax rules including:

     o    insurance companies

     o    tax exempt organizations

     o    financial institutions

     o    dealers in securities

     o traders in securities who elect to apply a mark to market method of accounting

     o    foreign persons

     o persons who acquired shares of Tarragon common stock pursuant to an exercise of employee stock options or rights or otherwise as compensation

     o persons who hold shares of Tarragon common stock as part of a straddle conversion transaction, or constructive sale.

     Also, this summary does not address state, local or foreign tax consequences of the Exchange Offer. This summary is based on current law, and future legislation, judicial or administrative changes or interpretations, which may be retroactive, could affect the accuracy of this discussion.

     For purposes of this discussion, a "U.S. Holder" means a holder of Tarragon common stock that is:

     o    an individual citizen or resident of the United States;

     o a corporation organized in or under the laws of the United States or any political subdivision thereof or therein;

     o a partnership, or other entity treated as a partnership under United States federal income tax law, created or organized under the laws of the United States or of any State or the District of Columbia except to the extent that the partnership or other entity is not treated as a domestic partnership under United States federal income tax law;

     o an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

     o a trust if a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons has authority to control all of the substantial decisions of such trust; or

     o a trust if the trust was in existence and qualified as a "United States person," within the meaning of the Internal Revenue Code (the "Code"), on August 20, 1996, under the law as then in effect and elected to continue to be so treated.

     WE STRONGLY ADVISE EACH U.S. HOLDER TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER, INCLUDING THE PARTICULAR FACTS AND CIRCUMSTANCES THAT MAY BE UNIQUE TO SUCH U.S. HOLDER, AND AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OFFER.

     If you receive shares of 10% Cumulative Preferred Stock in exchange for Tarragon common stock pursuant to this Exchange Offer, you will be treated as having disposed of your shares of Tarragon common stock in a taxable sale or exchange and will recognize gain or loss, in an amount equal to the positive or negative difference, as the case may be, between:

     o the fair market value in U.S. dollars of the shares of 10% Cumulative Preferred Stock plus any cash payment received by you in the Exchange Offer; and

     o your adjusted tax basis, determined in U.S. dollars, in the shares of Tarragon common stock surrendered by you in the Exchange Offer, (generally, your cost of acquiring the shares of Tarragon common stock surrendered in the Exchange Offer).

     Generally, any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the shares of Tarragon common stock exceeds one year. If you are an individual U.S. Holder, this gain will be subject to United States federal income tax at a maximum rate of 20% if your holding period for the shares of Tarragon common stock you surrendered in the Exchange Offer exceeds one year. Because no cash will be received by you in the Exchange Offer (other than cash in lieu of a fractional interest from prior transactions) any United States federal income tax liability arising from the Exchange Offer will have to be satisfied from your other resources to the extent required by applicable law.

     In addition, if taxable gain or loss is recognized by you:

     o the adjusted tax basis of the shares of 10% Cumulative Preferred Stock received by you in the Exchange Offer on the date of the exchange will be equal to the fair market value of those shares of 10% Cumulative Preferred Stock on that date; and

     o your holding period for those shares of 10% Cumulative Preferred Stock will begin on the day immediately following such date.

CAPITAL GAINS

     If you sell or otherwise dispose of your shares of Tarragon common stock (instead of tendering pursuant to the Exchange Offer) or sell your shares of 10% Cumulative Preferred Stock received in exchange, including a distribution treated as gain from the disposition of those shares of Tarragon common stock,you will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized upon the sale or other disposition and your tax basis, determined in U.S. dollars, in the shares of Tarragon common stock. Generally, this gain or loss will be capital gain or loss, will be long-term capital gain or loss if your holding period for the shares of Tarragon Common Stock exceeds one year on the date of the sale or other disposition. If you are an individual U.S. Holder, this long-term capital gain will be subject to United States federal income tax at a maximum rate of 20%.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to dividend payments, or other taxable distributions, on shares, including shares of 10% Cumulative Preferred Stock if the payments are made within the United States and you are a non-corporate U.S. Holder, and the "backup withholding" at the rate of 31% will apply to these payments if:

     o you fail to provide an accurate taxpayer identification number in the manner required by the Code and the applicable Treasury Regulations;

     o the Internal Revenue Service ("IRS") has notified you that you have failed to report all interest or dividends required to be shown on your United States federal income tax returns; or

     o    you fail to comply with applicable certification requirements.

     If you are a corporation or a person that is not a U.S. Holder, you may be required to establish your exemption from information reporting and backup withholding by certifying your status on Internal Revenue Service Forms W-8 or W-9.

     In general, payment of the proceeds from the sale of shares of Tarragon common stock to or through a United States office of a broker is subject to both backup withholding and information reporting unless you certify your non-United States status under penalties of perjury or otherwise establish an exemption. Information reporting and backup withholding generally will not apply to a payment made outside the United States of the proceeds of a sale of shares of Tarragon common stock through an office outside the United States of a non-United States broker. However, information reporting requirements (but not backup withholding) will apply to a payment made outside the United States of the proceeds of a sale of shares of Tarragon common stock through an office outside the United States of a broker that:

     o    is a U.S. Holder;

     o derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the United States; or

     o    is a "controlled foreign corporation" as to the United States,

unless the broker has documentary evidence in its files that you are not a U.S. Holder or you otherwise establish an exemption.

     Regulations making certain modifications to the backup withholding and information reporting rules will take effect for payments made after December 31, 2000.

     Amounts withheld under the backup withholding rules may be credited against your United States federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.


TAX TREATMENT OF TARRAGON AND ITS STOCKHOLDERS

     By filing a Revocation of REIT Election for the 2000 tax year, Tarragon will be subject to federal income tax (including the alternative minimum tax) on all of its taxable income at regular corporate rates, and will not receive a deduction for dividends paid to its stockholders. Also, any distributions to stockholders will still be taxable to the stockholders as ordinary income to the extent of current and accumulated earnings and profits (although such dividends will be eligible, subject to certain limitations, for the corporate dividends-received deductions as to a corporate stockholder). Thus, Tarragon's income will be subject to "double taxation" - at the corporate level and the stockholder level - to the extent such income is distributed to stockholders. Cessation of REIT status could force Tarragon to reduce distributions and to incur substantial indebtedness or liquidate substantial investments in order to pay the resulting corporate taxes. In addition, Tarragon will not be eligible to elect REIT status for the four subsequent taxable years.

     If Tarragon later qualifies and elects to be taxed as a REIT again, Tarragon may face significant adverse tax consequences. Immediately prior to the effectiveness of the election, Tarragon would be treated as having disposed of all of its assets in a taxable transaction, triggering taxable gain as to Tarragon's appreciated assets. However, if Tarragon elects, taxation of such built-in gain will occur only for those assets sold within ten years of electing REIT status. In addition, by the end of the first year for which the REIT election is effective, all prior years' accumulated earnings and profits must be distributed as a taxable dividend.

     WITHHOLDING ON DIVIDENDS AND SALE PROCEEDS. Dividends from Tarragon will ordinarily not be subject to withholding of federal income taxes. However, Tarragon will be required to withhold at a rate of 31% from distributions paid to those stockholders who (i) fail to furnish their taxpayer identification number to Tarragon; (ii) have, according to the IRS, furnished an incorrect taxpayer identification number to Tarragon; (iii) have, according to the IRS, under-reported interest, dividend or patronage dividend income in the past; or
(iv) have failed to satisfy the payee-certification requirements of Code Section 3406. Each stockholder will be required to provide and certify his correct taxpayer identification number and to certify that he is an exempt recipient. In addition, proceeds from the sale of shares could be subject to backup withholding if the broker through whom the sale is made does not have certain certifications from the selling stockholder.

     INVESTORS SHOULD SEEK THEIR OWN TAX ADVICE. The preceding is a brief summary of the tax considerations potentially affecting Tarragon and its stockholders. This discussion is based on the current state of the law, which is subject to legislative, administrative or judicial actions. Moreover, the discussion does not fully address considerations that may adversely affect the treatment of certain prospective investors (such as corporations, foreign and tax-exempt investors). In these circumstances, and particularly because the ultimate tax impact may vary depending upon the personal circumstances of each investor, ALL PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX ASPECTS OF OWNING AND DISPOSING OF SHARES OF STOCK OF TARRAGON.

      THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX

ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OFFER AND ANY SALES MADE BY THEM.


                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information presents certain condensed financial information for Tarragon giving effect to the issuance of preferred stock in connection with the Exchange Offer and the consummation of the transaction with Robert C. Rohdie whereby Tarragon acquired his interests in joint venture projects with him. The pro forma financial information has been prepared assuming 2,000,000 shares of common stock have been tendered and exchanged for 2,000,000 shares of preferred stock and the transaction with Mr. Rohdie has been consummated (i) as of September 30, 1999, in the case of the balance sheet information presented and (ii) as of January 1, 1999 and 1998, in the case of the income statement information presented. Please read the pro forma financial information along with the Consolidated Financial Statements and Notes beginning on Page 51 of this Prospectus. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the actual number of shares of common stock that will be tendered and exchanged for preferred stock pursuant to the Exchange Offer or what the financial position or operating results would have been had the transaction with Mr. Rohdie occurred at prior dates or what the financial position or operating results will be following the consummation of the transaction with Mr. Rohdie.

                         Tarragon Realty Investors, Inc.
                      Pro Forma Consolidated Balance Sheet
                               September 30, 1999
                                   (Unaudited)

                                                                                    Actual     Adjustments   Pro Forma
                                                                                   ---------   -----------   ---------
                               Assets                                                     (dollars in thousands)
 Real estate held for sale (net of accumulated
      depreciation of $25,878)                                                     $  57,350    $      --    $  57,350
 Less-allowance for estimated losses                                                  (1,156)          --       (1,156)
                                                                                   ---------    ---------    ---------
                                                                                      56,194           --       56,194

 Real estate held for investment (net of accumulated
       depreciation of $33,073)                                                      239,628      103,510      343,138
 Investments in and advances to partnerships                                          44,444      (15,317)      29,127
 Cash and cash equivalents                                                             5,330           82        5,412
 Restricted cash                                                                       8,857          277        9,134
 Other assets, net                                                                    14,270        1,477       15,747
                                                                                   ---------    ---------    ---------
                                                                                   $ 368,723    $  90,029    $ 458,752
                                                                                   =========    =========    =========

                Liabilities and Shareholders' Equity

Liabilities
 Notes, debentures, and interest payable (including
      $6,763 due to affiliates)                                                    $ 275,704    $  84,548    $ 360,252
 Other liabilities                                                                    19,066          481       19,547
                                                                                   ---------    ---------    ---------
                                                                                     294,770       85,029      379,799

 Commitments and contingencies

 Minority interest                                                                        --        5,000        5,000

 Shareholders' equity
 Common stock,  $.01 par value;  authorized  shares, 20,000,000;  actual shares outstanding,  8,087,354 (after deducting 2,796,216 held in treasury);  pro forma shares outstanding,
      6,087,354 (after deducting 4,796,216 held in treasury)                              81          (20)          61
 Special stock, $.01 par value; authorized shares, 10,000,000;
      actual shares outstanding, none; after designation of cumulative preferred
      stock, authorized shares, 7,500,000; pro forma shares outstanding, none             --           --           --
 Preferred stock, $.01 par value; liquidation preference, $24,000 or $ 12 per share; authorized shares, none; actual shares outstanding, none;
      after designation and exchange of preferred stock, authorized
      shares, 2,500,000; pro forma shares outstanding, 2,000,000                          --           20           20
Paid-in capital                                                                      300,674           --      300,674
Accumulated dividends in excess of accumulated earnings                             (226,711)          --     (226,711)
Accumulated other comprehensive income (loss)                                            (91)          --          (91)
                                                                                   ---------    ---------    ---------
                                                                                      73,953           --       73,953
                                                                                   ---------    ---------    ---------
                                                                                   $ 368,723    $  90,029    $ 458,752
                                                                                   =========    =========    =========


                  See Notes to Pro Forma Financial Information.

                         Tarragon Realty Investors, Inc.
                 Pro Forma Consolidated Statement of Operations
                      Nine Months Ended September 30, 1999
                                   (Unaudited)

                                                                    Actual      Adjustments     Pro Forma
                                                                 -----------    -----------    -----------
                                                               (dollars in thousands, except per share data)
Revenue
   Rentals                                                       $    54,672    $     6,316    $    60,988
   Interest                                                              896           (748)           148
   Management fees                                                       370           (119)           251
   Equity in income (loss) of partnerships                              (560)           667            107
                                                                 -----------    -----------    -----------
                                                                      55,378          6,116         61,494




Expenses
   Property operations                                                28,158          2,890         31,048
   Interest                                                           15,992          3,377         19,369
   Depreciation                                                        8,010          1,229          9,239
   General and administrative-
      Corporate                                                        4,317             --          4,317
      Property                                                         2,825             --          2,825
                                                                 -----------    -----------    -----------
                                                                      59,302          7,496         66,798
                                                                 -----------    -----------    -----------

(Loss) before minority interest in income of consolidated
   partnership, gain on sale of real estate, gain on insurance
   settlement, litigation settlement, and extraordinary items         (3,924)        (1,380)        (5,304)
Minority interest in income of consolidated partnership                   --           (290)          (290)
Gain on sale of real estate                                            8,571             --          8,571
Gain on insurance settlement                                             231             --            231
Litigation settlement                                                   (350)            --           (350)
                                                                 -----------    -----------    -----------
Income from continuing operations                                      4,528         (1,670)         2,858
Dividends accumulated on cumulative preferred stock                       --         (1,800)        (1,800)
                                                                 -----------    -----------    -----------
Income from continuing operations
   available to common shareholders                              $     4,528    $    (3,470)   $     1,058
                                                                 ===========    ===========    ===========

Earnings per share
Income from continuing operations
   available to common shareholders                              $      0.55                   $      0.17
                                                                 ===========                   ===========

Weighted average shares of common stock
   used in computing earnings per share                            8,276,338     (2,000,000)     6,276,338
                                                                 ===========    ===========    ===========

Earnings per share-assuming dilution
Income from continuing operations
   available to common shareholders                              $      0.54                   $      0.17
                                                                 ===========                   ===========

Weighted average shares of common stock used in
   computing earnings per share-assuming dilution                  8,381,739     (2,000,000)     6,381,739
                                                                 ===========    ===========    ===========


                  See Notes to Pro Forma Financial Information.

                         Tarragon Realty Investors, Inc.
                 Pro Forma Consolidated Statement of Operations
                          Year Ended December 31, 1998
                                   (Unaudited)

                                                              Actual       Adjustments    Pro Forma
                                                            -----------    -----------    -----------
                                                           (dollars in thousands, except per share data)
 Revenue
      Rentals                                               $    58,798    $     2,845    $    61,643
      Interest                                                      739           (566)           173
      Management fees                                                52             --             52
      Equity in income (loss) of partnerships                      (889)         2,073          1,184
                                                            -----------    -----------    -----------
                                                                 58,700          4,352         63,052
 Expenses
     Property operations (including $1,895 to affiliates)        32,963          2,067         35,030
     Interest                                                    16,599          2,782         19,381
     Depreciation                                                 7,349            960          8,309
     Amortization of goodwill                                        41             --             41
     Advisory fee to affiliate                                    1,048             --          1,048
     General and administrative-                                     --
        Corporate (including $1,562 to affiliates)                3,095              9          3,104
                                                            -----------    -----------    -----------
                                                                 61,095          5,818         66,913
                                                            -----------    -----------    -----------

(Loss) before minority interest in income of consolidated
   partnership, net gain on sale of real estate,
   gain on sale of investments, and extraordinary items          (2,395)        (1,466)        (3,861)
Minority interest in income of consolidated partnership              --           (387)          (387)
Net gain on sale of real estate                                   2,108             --          2,108
Gain on sale of investments                                         123             --            123
                                                            -----------    -----------    -----------
(Loss) from continuing operations                                  (164)        (1,853)        (2,017)
Dividends accumulated on cumulative preferred stock                  --         (2,400)        (2,400)
                                                            -----------    -----------    -----------
(Loss) from continuing operations
     available to common shareholders                       $      (164)   $    (4,253)   $    (4,417)
                                                            ===========    ===========    ===========

Earnings per share - basic and diluted
(Loss) from continuing operations
   available to common shareholders                         $     (0.02)                  $     (0.79)
                                                            ===========                   ===========

Weighted average shares of common stock
   used in computing earnings per share                       7,619,604     (2,000,000)     5,619,604
                                                            ===========    ===========    ===========

Weighted average shares of common stock used in
   computing earnings per share-assuming dilution             7,619,604     (2,000,000)     5,619,604
                                                            ===========    ===========    ===========


                 See Notes to Pro Forma Financial Information.

                         Tarragon Realty Investors, Inc.
                    Notes to Pro Forma Financial Information
                                   (Unaudited)

NOTE 1 BASIS OF PRESENTATION. On February 7, 2000, Tarragon effectively acquired the interests of Robert C. Rohdie and his affiliates in ten apartment communities recently completed or currently under construction, as well as in all joint venture development projects still in the planning stages, for a total value of up to $10,000,000. Mr. Rohdie, Tarragon's joint venture partner in the development of these projects, contributed his equity interests to an operating partnership formed by Tarragon, in exchange for a preferred interest in the operating partnership and a guaranteed fixed return of $200,000 for the first two years, increasing by $40,000 per year for the next five years, plus an annual amount equal to the dividends payable on 96,385 shares of Tarragon common stock. In addition, upon completion and lease up of each of the five identified apartment communities presently under construction or in advanced stages of development planning, Mr. Rohdie will receive an increase in his guaranteed fixed return based on the agreed value of his equity in the completed property. After one year, Mr. Rohdie has the right to convert his preferred interest in the operating partnership into 96,385 shares of our common stock and preferred stock with a face value of up to $8,000,000 and a like dividend to his preferred interest in the operating partnership. If we do not have available an issue of preferred stock outstanding at the time of the conversion, or at our discretion, we may pay the cash value of Mr. Rohdie's preferred interest over three years. Because Tarragon controls the new operating partnership, its operations will be consolidated.

Mr. Rohdie's preferred interest in the operating partnership has been initially valued at $5,000,000 (based on the value of five of the ten properties that have been completed). Once the remaining five properties are completed and leased up, Mr. Rohdie will receive an additional preferred interest in the operating partnership to be valued at up to $5,000,000. Mr. Rohdie's interest in the operating partnership will be presented as a minority interest in Tarragon's Consolidated Balance Sheet.

This transaction will be recorded using purchase method accounting. The value of Mr. Rohdie's preferred interest in the operating partnership will be allocated to the completed assets of the operating partnership based on relative fair values. The guaranteed fixed return payable to Mr. Rohdie will be recorded based on an annual effective yield of 8.67%.

In connection with the Exchange Offer, 2,000,000 shares of preferred stock are being offered in exchange for shares of common stock on a one for one basis. The pro forma financial information has been prepared assuming issuance of 2,000,000 shares of preferred stock pursuant to the Exchange Offer.

The accompanying Pro Forma Consolidated Balance Sheet has been prepared assuming the transaction with Mr. Rohdie was consummated and 2,000,000 shares of preferred stock were issued and 2,000,000 shares of common stock were retired on September 30, 1999. The accompanying Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 1999, has been prepared assuming the transaction with Mr. Rohdie was consummated and 2,000,000 shares of preferred stock were issued and 2,000,000 shares of common stock were retired on January 1, 1999. The accompanying Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998, has been prepared assuming the transaction with Mr. Rohdie was consummated and 2,000,000 shares of preferred stock were issued and 2,000,000 shares of common stock were retired on January 1, 1998.

NOTE 2 PRO FORMA ADJUSTMENTS - AS OF SEPTEMBER 30, 1999. The allocation of the purchase price in the transaction with Mr. Rohdie included in the accompanying Pro Forma Consolidated Balance Sheet as of September 30, 1999, is summarized as follows (dollars in thousands):

          Real estate held for investment               $ 103,510
          Investments in and advances to partnerships     (15,317)
          Cash and cash equivalents                            82
          Restricted cash                                     277
          Other assets                                      1,477
          Notes and interest payable                      (84,548)
          Other liabilities                                  (481)
                                                        ---------
          Minority interest                             $   5,000
                                                        =========

                         Tarragon Realty Investors, Inc.
                    Notes to Pro Forma Financial Information
                                   (Unaudited)

The pro forma adjustments that reflect the issuance of 2,000,000 shares of preferred stock and the retirement of 2,000,000 shares of common stock into treasury pursuant to the Exchange Offer are presented as a reduction of common stock for its $0.01 par value per share and an increase in preferred stock for its $0.01 par value per share.

NOTE 3 PRO FORMA ADJUSTMENTS - NINE MONTHS ENDED SEPTEMBER 30, 1999. Pro forma adjustments reflected in the accompanying Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 1999, include the following:

o Consolidation of the operations of the partnerships for the nine months ended September 30, 1999, including rental revenue, property operating expenses, and interest expense.

o Elimination of Tarragon's equity in income (losses) of the partnerships during this period as recorded using the equity method of accounting.

o Elimination of interest income on advances to the partnerships during this period.

o Elimination of management fees received from the partnerships during this period.

o Depreciation expense computed on Tarragon's cost basis of the real estate consolidated in connection with the transaction with Mr. Rohdie.

o Minority interest in income of consolidated partnership for the preferred return payable to Mr. Rohdie for the first nine months following consummation of the transaction.

o Three quarterly dividends of $0.30 per share ($1.20 on an annual basis) payable on 2,000,000 shares of preferred stock assumed to have been issued pursuant to the Exchange Offer.

NOTE 4 PRO FORMA ADJUSTMENTS - YEAR ENDED DECEMBER 31, 1998. Pro forma adjustments reflected in the accompanying Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998, include the following:

o Consolidation of the operations of the partnerships for the year ended December 31, 1998, including rental revenue, property operating expenses, and interest expense.

o Elimination of Tarragon's equity in income (losses) of the partnerships during this period as recorded using the equity method of accounting.

o Elimination of interest income on advances to the partnerships during this period.

o Depreciation expense computed on Tarragon's cost basis of the real estate consolidated in connection with the transaction with Mr. Rohdie.

o Minority interest in income of consolidated partnership for the preferred return payable to Mr. Rohdie for the first year following consummation of the transaction.

o Annual dividends of $1.20 per share payable on 2,000,000 shares of preferred stock assumed to have been issued pursuant to the Exchange Offer.

                                   THE COMPANY

     Tarragon is a fully integrated real estate development, acquisition and management company, historically operated as a real estate investment trust for federal income tax purposes. We control approximately 17,000 apartment units and almost 2.5 million square feet of commercial space located throughout the continental United States, with concentrations in Florida, Texas, California and Connecticut. Our primary business and only industry segment is investing in and developing income-producing real estate directly and through partnerships and joint ventures.


                              INVESTMENT OBJECTIVES

     Our primary investment objective is to increase the market value of our real estate holdings per common share and, secondarily, to maximize funds from operations and distributions to stockholders.

     Our real estate portfolio currently consists of multifamily and commercial properties, including office buildings and shopping centers, having established income-producing capabilities. Our policy is to continuously improve the performance and value of our existing properties through intensive management and consistent capital improvements, in order to increase revenues and enhance value.

     We also seek to improve the quality of our overall portfolio through development of new projects and through selective and opportunistic acquisitions. In selecting real estate for purchase, we consider the location, age and type of property, gross rentals, lease terms, financial and business standing of tenants, operating expenses, fixed charges, land values, and physical condition of the property. Although we are not limited as to the type of real estate we may acquire or the geographic area where we may invest, we intend to concentrate on under-managed and under-performing multifamily projects in areas in which we presently operate, to add to the efficiency of our existing portfolio. The actual number and mix in type of income producing real estate and real estate interests which we acquire will depend on the particular real estate, market conditions and other circumstances existing at the time of acquisition.

     We finance acquisitions and capital improvements largely from operations and through mortgages. Funds for investment have also come from property sales and collection of mortgages receivable, although mortgages receivable are no longer a significant source of cash. In the future, property sales and proceeds from financing or refinancing of properties are expected to provide most of our funds for investment. For this reason, the availability and cost of long term mortgage funds in the financial markets are key factors in our ability to continue to make investments without raising funds through sale of common or other classes of stock.

     There is no limitation on the amount we may invest in any single property, or on the amount we can borrow for the purchase of any property. We may acquire properties subject to, or assume, existing indebtedness. In general, however, we seek to finance our acquisition of new properties at least in part through mortgage loans, with our liability for the repayment of that indebtedness limited to the value of the property and the rents and profits we expect to derive from it. We use our best efforts to obtain financing on the most favorable terms available to us. If we cannot obtain purchase money financing on acceptable terms or such financing is otherwise unavailable, we may purchase a property for cash with the intent of obtaining a mortgage loan for a portion of the purchase price at a later time. By operating on a leveraged basis, we maximize the funds we have available for additional investment. To the extent that we cannot obtain mortgage loans on our properties, our ability to make additional investments will be restricted.

     Selective dispositions are also a part of our strategy to cultivate a high quality and efficient portfolio. Properties that we believe have peaked in value or can no longer operate efficiently within our portfolio have been placed on the market for sale. While we have identified properties we want to sell, market conditions will determine if any of them will actually be sold.

     Although we have traditionally invested in a wide variety of developed, income-producing real estate, in 1997 we also began to invest in the development of new class A, luxury apartment communities. We intend to continue investing in new construction or development projects either directly or in partnership with others, relying on the experience of our partners in regions or property types where we have little or no experience. To the extent that we invest in construction projects, we are subject to the usual business risks associated with development activities, such as cost overruns and delays.

     In the past, we have held mortgages secured by real estate as investments. Mortgage notes and interest receivable currently comprise less than 1% of our assets. We have no present intention of investing in additional real estate mortgages, except to the extent that we may acquire a mortgage for the purpose of foreclosing on the asset securing it and holding that asset for investment. We also may make mortgage loans in connection with the sale of our real estate.

     We may invest in interests in other persons and securities of other issuers engaged in real estate related activities. Although we do not currently have any plans to invest in the securities of other issuers for the purpose of exercising control, we may in the future acquire all or substantially all of the securities or assets of other entities if that investment would be consistent with our investment policies. We do not intend that our investment activity require us to register as an "investment company" under the Investment Company Act of 1940 and we would divest securities before any such registration would be required.

     We do not intend to underwrite the securities of other issuers. We may offer shares of our common or preferred stock to the public or in exchange for property, although we do not have any present intent to issue any preferred stock other than the 10% Cumulative Preferred Stock. We have in the past, and may in the future, repurchase or otherwise acquire our own common stock on the open market or through private transactions. We currently have Board authorization to repurchase up to 1,054,803 shares of our common stock.

     We do not presently intend to make investments other than as described above, although we may do so in the future. Our investment policies may be reviewed and modified from time to time by our officers and directors, without the vote of stockholders.


                                   PROPERTIES

     At December 31, 1999, our real estate portfolio consisted of 107 properties, 33 of which were owned through partnerships, including 76 apartment communities, 10 office buildings, 13 retail buildings, seven tracts of land, and one single-family residence. Of these properties, 93 were held for investment. The remaining 14 properties, some of which were obtained through foreclosure of collateral securing mortgage loans receivable, were held for sale. We believe our properties are adequately covered by insurance.

     The following table summarizes certain information about our properties, including those owned through partnerships, by state. The number of apartment units includes 506 units under construction owned through partnerships and 320 units under construction owned directly.

                         Tarragon Realty Investors, Inc.
                               Real Estate Summary
                                December 31, 1999

                                                             Mortgage Loans on Real Estate
                                             --------------------------------------------------------------
                                                                 (dollars in thousands)

                    Number of   Commercial                            Weighted   Balance
                     Apartment    Square      Original     12/31/99    Average    Due at
                       Units     Footage       Amount      Balance    Interest   Maturity    Maturity Dates
--------------      ----------  ----------   ----------   ---------   --------   ---------   ---------------
California              973      227,473     $   41,790   $   39,273    7.50%    $  36,975   Jan-00 - Nov-09
Colorado                760           --         19,400       19,400    9.01%       19,400        Jun-00
Connecticut           2,581      163,986         89,006       88,674    7.63%       86,350   Jun-00 - Aug-08
Florida               5,601      463,151        223,649      194,608    8.53%      190,832   Jun-00 - Jan-19
Georgia                 360      144,712         28,919       25,421    7.46%       26,036   Nov-99 - Jun-09 *
Illinois                 --      105,363          2,450        1,850    8.48%        1,850        Jun-01
Kentucky                424           --          8,825        8,589    7.47%        7,471   Jun-06 - Feb-09
Louisiana               320           --          6,950        6,880    6.56%        5,907        Jan-09
Maryland                459           --         16,790       16,421    7.88%          117        Jan-31
Michigan                163       30,650          5,500        5,399    6.96%        4,715        Mar-08
Mississippi              --      341,361             --           --      --            --          --
Nevada                   --       39,600          2,250        2,188    7.91%        2,054        Dec-04
North Carolina           --        5,200             --           --      --            --          --
Ohio                    504           --          5,450        5,136    8.02%        4,396        Jan-06
Oklahoma                411           --          7,579        7,408    7.51%        6,581   Feb-02 - Feb-10
Tennessee               840           --         15,200       14,809    7.75%       13,965   Jun-00 - Dec-05
Texas                 2,010      260,597         76,171       65,184    8.42%       64,863   Feb-00 - Dec-05
Washington DC            --       62,229          4,200        4,147    7.12%        3,959        Jun-03
Wisconsin                --      214,620             --           --      --            --          --
                    -------   ----------     ----------    ---------    ----     ---------
                     15,406    2,058,942     $  554,129    $ 505,387    7.91%    $ 475,471
                    =======   ==========     ==========    =========    ====     =========

Notes:

(1) This schedule includes information about number of apartment units, commercial square footage, and mortgage loans on real estate owned both directly and through unconsolidated joint ventures. It does not include such information about properties in early stages of development or properties we manage that are owned by affiliates.

(2) Weighted average interest is weighted based on the December 31, 1999, balance for each mortgage loan and is computed using the stated interest rates for fixed rate mortgages and the interest rates in effect as of December 31, 1999, for variable rate mortgages.

* In February 2000, an extension was executed with the lender on the $6.9 million loan that matured in November 1999. The maturity date has been extended to February 2003.

                 MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


     Please read this discussion along with the Consolidated Financial Statements and Notes beginning on Page 51 of this Prospectus.

                         LIQUIDITY AND CAPITAL RESOURCES

     Our principal sources of cash are property operations, borrowings, and the sale of properties. We believe these sources will continue to meet our cash requirements, including debt service payments, property maintenance and improvements, development costs on construction properties, projected purchases of operating properties, dividends, and planned repurchases of common stock. Although we expect these sources of cash to be more than sufficient to fund planned uses of cash, we make no assurance that the expected sales and refinancings of properties will be completed as planned.

     Net cash from property operations has provided over $96 million from the beginning of 1996 through the third quarter of 1999. In 1996 and 1997, operations of properties contributed approximately $20 million annually. In 1998, this source increased to $28 million. For the nine months ended September 30, 1999, this source contributed $28 million, and another $7 million is expected from the fourth quarter of 1999. The addition of 13 properties to the portfolio in connection with the merger between Tarragon and NIRT was the primary factor in the 25% increase for 1999 over 1998. Therefore, net cash from property operations is expected to increase at a much lower rate in 2000.

     From the beginning of 1996 through the third quarter of 1999, proceeds from borrowings generated $223 million from the refinancing of mortgages on directly owned properties and borrowings under line of credit facilities ($6.1 million of which was advanced by affiliates of William S. Friedman, President, Chief Executive Officer, and a Director of Tarragon) and $8.6 million of repayment of advances or capital distributions from partnerships in connection with refinancing of partnership properties. Proceeds from refinancing of mortgages on directly owned properties and borrowings under line of credit facilities provided another $4.4 million in the fourth quarter of 1999. The following table provides summary information about borrowings, which are expected to continue to be a key source of cash for Tarragon.

                                        Nine Months
                                         Ended Sept.
                                           30, 1999     1998       1997      1996
                                            -----       -----     -----     -----
                                                           (in millions)
Proceeds from borrowings                      $27.8     $77.7     $77.3     $34.3
Advances (repayment of advances)
  from affiliates                                .8       5.9        --       (.6)
Payoff of existing debt                        10.8      40.2      32.9      24.4
Net cash proceeds                              15.5      32.7      38.5       7.3
Repayment of advances/distributions
  from partnerships' financing activities       4.8       3.8        --        --

     In 1998, the refinancing of 801 Pennsylvania Avenue provided $3.8 million in cash. During the nine months ended September 30, 1999, repayment of advances from partnerships' financing activities included $1.8 million from Tarragon Savannah, $2.3 million from RI Windsor, and $900,000 from Danforth National Apartments. We received $600,000 in the fourth quarter of 1999 from RI Panama City. The source of the funds these four partnerships paid to Tarragon was the placement of permanent financing on their recently constructed properties. We expect to receive $15 million in 2000 from partnerships' financing activities.

     Mortgage principal payments totaling $7.8 million are due in the fourth quarter of 1999, including $7 million of balloon payments. We intend to either pay off the loans as they come due or extend the due dates while seeking to obtain long term refinancing. We estimate that refinancing of directly owned properties will generate $20 million in net cash proceeds in 2000. We believe we can arrange new financing as needed but cannot assure that we will be successful in our efforts or that the timing of new financing will coincide with the due dates of maturing loans.

     From the beginning of 1996 through the third quarter of 1999, proceeds from the sale of real estate totaled $23.2 million. We sold 11 properties and portions of two other properties with an aggregate net carrying amount of $48 million and paid off mortgages totaling $44 million in connection with these transactions. In the fourth quarter of 1999, we sold one property with a net carrying amount of $2.7 million, receiving net cash proceeds of $778,000 after the payoff of a $2.2 million mortgage. Additionally in the fourth quarter of 1999, we received $2.9 million as our share of the net proceeds from the sale of a partnership property. In the first quarter of 2000, we sold a portion of one property with a net carrying amount of $9.3 million and received net cash proceeds of $3.8 million after the payoff of a $2.5 million mortgage. We estimate proceeds from the sale of real estate to provide an additional $18 million during 2000.

     Since the beginning of 1996, we have paid $54.3 million in interest on notes and debentures payable. In 1996 and 1997, interest paid was $11 million annually. In 1998, interest paid increased to $16 million. For the nine months ended September 30, 1999, interest paid was $15 million. Interest paid in the fourth quarter of 1999 was $5 million, resulting in a 25% increase between 1998 and 1999. This increase is predominantly due to the addition of 13 properties added to the portfolio in connection with the merger and to the increase in mortgage debt related to refinancings. Based on expected refinancings and acquisitions for 2000, interest payments are expected to increase 10% in 2000.

     Since the beginning of 1996, Tarragon has purchased 14 operating properties and two tracts of land (one on which construction is presently underway on a 320-unit apartment community) and acquired one property through a deed in lieu of foreclosure of collateral securing a mortgage receivable. The aggregate cost of these acquisitions was $69 million, $39 million of which was financed with mortgage debt, and $25 million of which was paid in cash. We anticipate using cash of $10 million in 2000 for the acquisition of real estate.

     As discussed above, in connection with the November 1998 merger of Tarragon and NIRT, the size of our portfolio increased by 13 operating properties. The aggregate basis allocated to the real estate assets was $39 million, and mortgages and debentures assumed total $29 million. The purchase consideration was valued at $14 million, consisting of 1.2 million shares of common stock.

     Since the beginning of 1996, Tarragon has made capital improvements to its directly owned real estate of $71 million , $26 million of which was spent on construction at our development properties. We expect to spend approximately $47 million on construction costs for eight apartment communities in various stages of development in 2000, of which $34 million will be funded by construction loans. We plan on spending approximately $10 million on capital improvements to our directly owned operating properties in 2000.

     Since the beginning of 1997, Tarragon and Robert C. Rohdie have formed nine partnerships to build and own luxury apartment communities in Florida, Georgia, and Alabama. Tarragon's aggregate contributions and advances through the third quarter of 1999 of $21.7 million have provided substantially all of the development costs not covered by construction loans. Tarragon advanced another $641,000 during the fourth quarter of 1999. In February 2000, Tarragon effectively acquired Mr. Rohdie's interests in these partnerships. The properties owned by these partnerships were contributed to a new operating partnership which Tarragon controls, and Mr. Rohdie received a preferred interest in this partnership valued at up to $10 million. When certain conditions are met, Mr. Rohdie may convert his preferred interest into preferred and common stock of Tarragon.

     In 1997, Tarragon formed Ansonia Apartments, L.P., with Richard Frary, Joel Mael, Robert Rothenberg, and Saul Spitz. Since then, Ansonia has purchased 16 apartment properties with an aggregate 2,581 units, and a 160,000 square foot industrial warehouse for conversion to residential lofts, all located in Connecticut. The cash required to purchase the properties was provided by Tarragon in the form of capital contributions that earn a preferred return and have priority over distributions to the partners. We have also made interest-bearing advances to Ansonia for major renovations to four of its properties. Our contributions and advances total $16.2 million. We expect to fund an additional $5 million in 2000.

     In 1997, Tarragon formed National Omni Associates, L.P., which purchased a 289-unit high rise apartment building in Miami Beach, Florida, for $32 million in February 1998. We have invested $5.1 million in this partnership. In the fourth quarter of 1999, we implemented a condominium conversion program for this property. We plan to spend $2 million in 2000 on improvements to this property. Although we have begun to offer the condominium units for sale, we do not expect to receive net cash proceeds from sales in 2000 since any cash received from sales during 2000 will be used to pay down the mortgage debt.

     We have paid regular quarterly dividends since 1993. From the beginning of 1996 through the third quarter of 1999, cash dividends totaling $11 million (or $1.45 per share) have been paid to stockholders. We expect to continue to pay regular dividends, but the Board has decided to pay dividends annually rather than quarterly in the future to reduce the administrative costs of paying the dividends.

     The Board of Directors has authorized a share repurchase program. We will continue to repurchase shares of our common stock as long as we believe the fair market value of our net assets per share is substantially greater than the market price of our stock. Since the beginning of 1996, Tarragon has repurchased over 1.5 million shares of its common stock in open market and negotiated transactions at an aggregate cost of $15 million. As of December 31, 1999, there were 1,054,803 shares authorized for repurchase, and we plan to spend $5 million in 2000 on share repurchases.

                              RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1999, COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998.

     Following is a discussion of the significant components of the increase in net operating results of $4.2 million for the nine months ended September 30, 1999, compared to the corresponding period in 1998.

     The properties acquired directly (not through joint ventures) in 1998 and 1999 contributed $1.3 million to net income. This amount is comprised of increases in net rental income (rental revenue less property operating expenses) of $4.3 million, interest expense of $2.2 million, and depreciation of $810,000. An increases in net rental income of $2.8 million came from multifamily properties acquired in 1998. At September 30, 1999, Tarragon's directly owned multifamily properties accounted for 78% of its real estate and included 9,206 operating apartment units. Commercial properties acquired in 1998 and 1999 accounted for a $1.5 million increase in net rental income. At September 30, 1999, Tarragon owned commercial properties with an aggregate 1.9 million square feet.

     The 58 same store properties held in both years experienced an increase in rental revenue of $1.6 million from increased rental rates at certain properties. These properties also achieved a decrease in vacancy losses of $1 million due to slightly improved occupancy rates. Additionally, these properties realized a decrease in management fees of $1.7 million because, since Tarragon acquired Tarragon Realty Advisors in November 1998, we no longer pay management fees on our in-house managed properties.

     An increase in interest expense of $1.1 million was due to long term and interim mortgage financing, including advances under line of credit facilities. Such financings have resulted in an increase in debt of $46.4 million since December 31, 1997.

     Adjustments to depreciation expense were recorded in connection with the reclassification of properties from held for sale to held for investment during 1999. The reclassification of one property from held for sale to held for investment effective September 30, 1999, resulted in a $358,000 increase. The reclassification of four properties from held for sale to held for investment effective June 30, 1999, resulted in a $510,000 increase.

     Equity in earnings of partnerships decreased by $376,000 due to the following factors. We recorded income of $873,000 in 1998 from the refinancing of 801 Pennsylvania Avenue, representing interest on our advances and 50% participation in excess financing proceeds. Conversely, the operations of the properties in development or lease-up in 1998 have improved in 1999 as they have approached stabilization.

     Because Tarragon acquired Tarragon Realty Advisors in 1998, we no longer pay advisory fees. The advisory fee was an incentive fee of 16% of adjusted funds from operations, as defined in the advisory agreement. Tarragon now pays costs previously borne by its advisor instead of paying advisory fees, property management fees, and acquisition and refinancing fees that were paid under the advisory agreement. This accounts for the bulk of the $5.5 million increase in general and administrative expenses.

     During the first nine months of 1999, Tarragon had gains of $8.6 million from sale of four properties and portions of two other properties. Tarragon also had a gain of $231,000 from an insurance settlement and paid a $350,000 litigation settlement.

     During the first nine months of 1998, Tarragon had gains of $1.3 million from sale of one property and $123,000 from sale of marketable equity securities.

     Extraordinary expenses of $248,000 during the nine months through September 30, 1999, and $919,000 in the same period in 1998 were incurred because of prepayment penalties and write-off of deferred financing expenses related to refinancings of mortgage debt.

1998 COMPARED TO 1997.

     The significant components of the $7 million decrease in net operating results between 1997 and 1998 are discussed in the following paragraphs.

     The properties acquired directly in 1997 and 1998 caused a $108,000 decrease in net operating results. This amount is comprised of increases in net rental income of $2 million, interest expense of $1.4 million, and depreciation of $708,000. An increase in net rental income of $1.7 million came from multifamily properties acquired in 1997 and 1998. Courtyard at the Park, acquired in July 1997, accounted for $400,000 of the decrease in net operating results. This property was substantially renovated during 1998 and incurred significant vacancy losses during this time. For 1999, net operating results of this property are expected to improve by $300,000 over 1998 net operating results. At December 31, 1998, Tarragon's directly owned multifamily properties represented 76% of its real estate and included 9,588 operating apartment units. Commercial properties acquired in 1997 and 1998 contributed a $337,000 increase in net rental income. At December 31, 1998, Tarragon owned commercial properties with an aggregate 1.9 million square feet.

     The portfolio of 32 apartment properties with 6,581 units owned for all of 1998 and 1997 had an increase in net rental income of $1.9 million or 12%. Net rental income as a percentage of rental revenue for the 6,581 units increased to 45% from 43%. Rental revenue for the same store multifamily properties increased $2.5 million, or 7%, chiefly due to higher rental rates at some of the properties. Average monthly rental revenue per unit for the same store properties increased 7% to $506 from $475. Property operating expenses on a same store basis increased $617,000, or 3%. Overall occupancy levels for multifamily properties held in both years increased slightly in 1998 compared to 1997.

     Commercial properties held in both years reported an overall increase in net rental income of $339,000 principally due to higher rents at certain properties. Overall occupancy levels for commercial properties held in both years remained relatively stable in 1998 compared to 1997.

     For properties held in both years, interest expense increased $2.3 million due to long term and interim mortgage financing, including advances under revolving credit facilities, which increased mortgage loans by $37 million during 1998.

     Equity in income (losses) of partnerships was $1.5 million lower in 1998 compared to 1997 because of the following. Start-up losses at five partnership properties with a total of 1,390 units caused a $2 million decrease. Tarragon experienced a $1.1 million increase in equity in income (losses) of partnerships from these same five partnerships in 1999 compared to 1998 as lease-up at their properties has approached stabilization. A decrease of $600,000 resulted from the operations of 5600 Collins Avenue, the sole property of National Omni Associates. These decreases were partially offset by an increase of $873,000 resulting from the refinancing of 801 Pennsylvania Avenue, of which $606,000 was accrued interest on Tarragon's original investment and additional advances, and $267,000 was our 50% participation in the excess financing proceeds. The properties owned by Ansonia Apartments, L.P., contributed $400,000 to operations in 1998 even though four of the properties were undergoing substantial renovation.

     During 1998, Tarragon recognized gains totaling $2.1 million on the sale of two properties. In 1997, Tarragon recognized gains totaling $4.4 million on the sale of three properties and a $54,000 loss related to the sale of a property owned through a partnership.

     During 1998, a gain of $123,000 was recognized from sale of investments in securities. In 1997, Tarragon recognized gains of $698,000 from sale of investments in securities and $215,000 on the sale of an investment in a partnership.

     Extraordinary expenses in 1998 of $1.2 million were incurred from prepayment penalties and write-off of deferred financing expenses in connection with 1998 refinancings. Extraordinary items in 1997 included a gain on debt forgiveness of $431,000 in connection with the discounted payoff of the mortgage loan on University Center and expenses of $370,000 from prepayment penalties and deferred financing expenses written off in connection with 1997 refinancings.

1997 COMPARED TO 1996.

     The significant components of the $650,000 increase in net operating results between 1996 and 1997 are discussed in the following paragraphs.

     The properties acquired directly in 1996 and 1997 caused a $550,000 decrease in net operating results. This amount is comprised of increases in net rental income of $1.4 million, interest expense of $1.1 million, and depreciation of $850,000. $500,000 of the decrease in net operating results was from River City Landing, which was purchased in June 1996 and was substantially renovated during 1996 and 1997. Net rental income for this property increased approximately $300,000 in 1998 and another $200,000 in 1999. Once the property had stabilized, interim financing was placed on the property in 1997, resulting in increases in interest expense of $250,000 in 1998 and an additional $62,000 in 1999. Also, depreciation of the improvements to the property resulted in increases in depreciation expense of $77,000 in 1998 and an additional $200,000 in 1999. An increase in net rental income of $1.3 million came from multifamily properties acquired in 1996 and 1997. At December 31, 1997, Tarragon's directly owned multifamily properties accounted for 79% of its real estate and included 7,987 operating apartment units. Commercial properties acquired in 1997 and 1998 contributed a $112,000 increase in net rental income. At December 31, 1997, Tarragon owned commercial properties with an aggregate 1.6 million square feet.

     A $100,000 decrease in net operating results was brought about by the sale of Century Centre II Office Building in September 1996. This amount is comprised of decreases in net rental income of $1.2 million and interest expense of $1.1 million.

     Net rental income for the 30 apartment properties with 5,935 units that were owned for all of 1996 and 1997 increased by $2.7 million, or 21%. As a percentage of rental revenue, net rental income for those 5,935 units increased to 44% from 38%. Rental revenue for the same store multifamily properties increased $1.6 million, or 5%, chiefly because of higher rental rates at some of the properties. Average monthly rental revenue per unit for the same store properties increased 5% to $496 from $474. Property operating expenses on a same store basis decreased $1.1 million, or 5%, of which $957,000 resulted from a decrease in replacements expense because of a change in accounting estimate. In 1997, we began capitalizing carpet, appliances, and heating, ventilation, and air conditioning replacements instead of charging them to operating expense. This change is discussed below under "Implementation of Change in Accounting Estimate." Overall occupancy levels for multifamily properties held in both years increased slightly in 1997 over 1996.

     Net rental income of commercial properties held in both years was up $598,000, because of higher rents and lower economic vacancies resulting from improved overall occupancy levels.

     Long term and interim mortgage financing, including advances under revolving credit facilities, obtained during 1997 on existing properties owned in both years increased mortgage loans by $35.8 million and the related interest expense by $1.7 million.

     Equity in income of partnerships was $900,000 higher in 1996 than in 1997 and included financing proceeds distributed by Sacramento Nine and English Village in excess of Tarragon's investments in those partnerships.

     An increase in depreciation expense of approximately 1 million resulted from capital improvements between 1995 and 1997 to our properties held in both years.

     During 1997, Tarragon recognized gains totaling $4.4 million on the sale of three properties and a $54,000 loss related to the sale of a property owned through partnership. During 1996, Tarragon recognized a gain of $3.7 million on the sale of one property.

     In 1997, Tarragon recognized gains of $698,000 from sale of investments in marketable equity securities and a gain of $215,000 on the sale of our investment in a partnership.

     In 1996, Tarragon recognized a $451,000 gain on insurance settlement. This gain was our share of a gain realized by a partnership in which we held a 40% interest. A partnership property was destroyed by fire and not rebuilt, and insurance proceeds exceeded the basis of the property.

     Extraordinary items in 1997 included a gain on debt forgiveness of $431,000 from the discounted payoff of the mortgage loan on University Center and losses from prepayment penalties and the write-off of deferred financing expenses of $370,000 in connection with refinancings in 1997.

IMPLEMENTATION OF CHANGE IN ACCOUNTING ESTIMATE

     Effective as of January 1, 1997, and forward, Tarragon changed the method of accounting for expenditures for carpet, appliances, and heating, ventilation, and air conditioning (HVAC) replacements. Instead of charging them as operating expense when incurred, we are capitalizing the costs and depreciating them over three to five years. We believe this change in accounting estimate results in matching the costs to the time periods receiving benefit from the replacements. We also believe this treatment is consistent with policies used by most other real estate companies. However, differing methods of accounting for these items will affect comparison of funds from operations among real estate companies. For the years ended December 31, 1998 and 1997, this change in accounting estimate decreased our property operating expenses and increased net income by $1.5 million and $957,000, respectively. If we had implemented this change on January 1, 1996, our property operating expenses for the year ended December 31, 1996, would have been $1.1 million less. There was no effect on advisory fee expense, which was computed based on 16% of adjusted funds from operations until Tarragon purchased Tarragon Realty Advisors in November 1998, because the advisor waived any fee on increased funds from operations resulting from this change.

     As a result of this change, during the years ended December 31, 1998 and 1997, we capitalized expenditures for these items as follows (dollars in thousands):

                1998       1997
               ------     ------
Carpet         $  852     $  561
Appliances        418        143
HVAC              267        253
               ------     ------
               $1,537     $  957
               ======     ======


ALLOWANCE FOR ESTIMATED LOSSES AND PROVISIONS FOR LOSSES

     Tarragon periodically reviews the carrying values of properties held for sale. Generally accepted accounting principles require the carrying value of a property held for sale not to exceed the lower of its cost or its estimated fair value less costs to sell. In instances where a property's estimated fair value less costs to sell is less than its carrying value at the time of evaluation, we provide an allowance for loss by making a charge against operations. Our review of properties held for sale generally includes selective site inspections, comparing the property's current rents to market rents, reviewing the property's expenses and maintenance requirements, discussions with the property manager, and a review of the surrounding area. We may make adjustments to estimated fair value based on future reviews.

     Tarragon also evaluates its properties held for investment for impairment whenever events or changes in circumstances indicate that a property's carrying value may not be recoverable. This evaluation generally consists of reviewing the property's cash flow and current and projected market conditions, as well as changes in general and local economic conditions. If we conclude that a property has been impaired, we reduce its carrying value by making a charge against current earnings in the amount by which the carrying value of the property exceeds its estimated fair value.


ENVIRONMENTAL MATTERS

     Under federal, state, and local environmental laws, ordinances, and regulations, Tarragon may be liable for removal or remediation costs, as well as other costs (such as fines or injuries to persons and property) where our employees may have arranged for removal, disposal, or treatment of hazardous or toxic substances. In addition, environmental laws impose liability for release of asbestos-containing materials into the air, and third parties can seek recovery from Tarragon for personal injury associated with those materials. We are not aware of any liability relating to these matters that would have a material adverse effect on our business, financial position, or results of operations.

TAX MATTERS

     For the nine months ended September 30, 1999, and the years ended December 31, 1998, 1997, and 1996, we have elected and, in our opinion, qualified to be taxed as a Real Estate Investment Trust, as that term is defined in Sections 856 through 860 of the Internal Revenue Code of 1986. A REIT is required to distribute at least 95% of its REIT taxable income, plus 95% of its net income from foreclosure property, as defined in Section 857 of the Internal Revenue Code of 1986, on an annual basis to stockholders. We have terminated our status as a REIT effective in 2000, but we do not expect this to impact our current policy of paying annual dividends to common stockholders of an amount not greater than 50% of funds from operations.


                    QUANTITATIVE AND QUALITATIVE DISCLOSURES
                                ABOUT MARKET RISK

     Tarragon is exposed to market risk from changes in interest rates which may adversely affect our financial position, results of operations, and cash flows. In seeking to minimize the risks from interest rate fluctuations, we manage exposures through our regular operating and financing activities. We do not use financial instruments for trading or other speculative purposes.

     At December 31, 1999, Tarragon had about $114 million of variable rate debt. The primary base rate is the 30-day LIBOR. Using this balance of debt, if LIBOR or any other indexes on which the rates are based increased by 100 basis points (1%), our earnings and cash flows would decrease by $1.1 million. On the other hand, if interest rates decreased by 100 basis points, our earnings and cash flows would increase by $1.1 million.

     At December 31, 1999, unconsolidated partnerships had approximately $57 million of variable rate debt. A 100 basis point increase in the index on which the rates are based would reduce our earnings by approximately $400,000 (based on our interests in the partnerships). A 100 basis point decrease in the index on which the rates are based would increase our earnings by approximately $400,000. Assuming these partnerships distribute all of their available cash to the partners, our cash flow would be changed by these same amounts.

     Tarragon has entered into reverse repurchase agreements with an investment bank for three mortgage-backed securities, or MBSs, secured separately by mortgages on three of our properties. If market interest rates increase, the value of the MBSs generally decreases, which would require us to deposit more funds with the investment bank (assuming no change in margin requirements). Decreases in market interest rates generally increase the value of the MBSs and allow the release to us of margin funds held by the investment bank (again assuming no change in margin requirements). The repurchase price of the MBSs bears interest at a variable rate based on LIBOR. An increase in interest rates of 100 basis points would result in a decrease of $202,000 in our earnings and a decrease of $1.2 million in our cash flow. A 100 basis point decrease in interest rates would result in an increase of $203,000 in our earnings and an increase of $1.1 million in our cash flow.

                                   MANAGEMENT

     Tarragon's Board of Directors currently consists of ten members, eight of whom are independent. With the exception of Robert C. Rohdie, each of the current members of the Board were elected at the last annual meeting of stockholders held on August 18, 1999, to serve until the next annual meeting of stockholders or until a successor has been elected or approved. Mr. Rohdie was appointed to the Board effective February 7, 2000, following Tarragon's acquisition of his interests in Tarragon's joint venture projects with him. Tarragon's directors are listed below, together with their ages, terms of service, all positions held with Tarragon (and its subsidiaries and predecessors), their principal occupations, business experience, and all other directorships they have held with other companies over the last five years or more. No family relationships exist between any director or executive officer.


                             THE BOARD OF DIRECTORS

     CARL B. WEISBROD (55) (Independent) has served as Chairman of the Board of Directors since December 1998. He served as Chairman of the Board of Trustees of NIRT from February 1994 to November 1998. He was a member of the Board of Trustees of Vinland Property Trust from February 1994 to May 1995. He has served as a trustee (since 1996) of the Ford Foundation; is President (since 1994) of Alliance for Downtown New York, Inc., and was President and Chief Executive Officer (April 1990 to 1994) of the New York City Economic Development Corporation.

     WILLIAM S. FRIEDMAN (56) (Affiliated) has served as President, Chief Executive Officer and a Director of Tarragon since April 1997, and served as a Trustee (from March 1988), Chief Executive Officer (from December 1993), President (from December 1988), acting Chief Financial Officer (May 1990 to February 1991), Treasurer (August to September 1989), and acting Principal Financial and Accounting Officer (December 1988 to August 1989) of Vinland Property Trust (until July 1997) and NIRT (until November 1998). He has been an attorney at law since 1971.

     CHESTER BECK (70) (Independent) has been a Director of Tarragon since April 1997. He was a Trustee of Vinland Property Trust from May 1995 to July 1997. Since March 1995, Mr. Beck has been President of Highland Funding Corp., a mortgage brokerage firm. Prior thereto, from January 1994 to March 1995, he was National Sales Manager of Columbia Equities Limited, a real estate financing entity. From April 1992 to January 1994, he was Senior Vice President of Peregine Mortgage Company, Inc., an FHA approved mortgagee specializing in multi-family and health care project financing.

     WILLIE K. DAVIS (67) (Independent) has been a Director of Tarragon since April 1997. Mr. Davis was a Trustee of Vinland Property Trust from October 1988 to July 1997, and a Trustee of NIRT from October 1988 to March 1995. Since 1985, Mr. Davis has been Chairman and 50% stockholder of Mid-South Financial Corporation, a holding company for Mid-South Mortgage Company and Gibbs Mortgage Company. Mr. Davis has been Chairman and Sole stockholder of FMS, Inc., a property management and real estate development firm since December 1995, and served as President of FMS from 1978 to 1995. Mr. Davis has been a Director of SouthTrust Bank of Middle Tennessee since 1987 and a Trustee and Treasurer of Baptist Hospital, Inc., a Tennessee general welfare not-for-profit corporation since 1986. He was also a Trustee or a Director (October 1988 to March 1995) of Continental Mortgage and Equity Trust, Income Opportunity Realty Trust and Transcontinental Realty Investors, Inc., each of which are publicly-held real estate investment trusts.

     SALLY HERNANDEZ-PINERO (46) (Independent) has been a Director of Tarragon since December 1998. She served as a Trustee of NIRT from May 1994 to November 1998. Since April 1999, she has been Senior Vice President of The Related Companies. From July 1998 to April 1999, she served as Managing Director of Fannie Mae American Communities Fund. From October 1994 to June 1998, she was Of Counsel at Kalkines, Arky, Zall and Bernstein, New York, New York. She was Chairwoman of the New York City Housing Authority from February 1992 to April 1994. She has been a Director of Consolidated Edison and of Dime Savings Bank since April 1994, and she has been an attorney at law since 1978.

     LANCE LIEBMAN (58) (Independent) has been a Director of Tarragon since December 1998. He also served as a Trustee of NIRT from March 1994 to November 1998. Mr. Liebman is the William S. Beinecke Professor of Law at Columbia Law School and the Director of Parker School of Foreign and Comparative Law. He also serves as a Director Designate, American Law Institute. He was the Dean of Columbia Law School from 1991 to 1996. From 1970 to 1991, he was Assistant Professor, Professor and Associate Dean of Harvard Law School. Since 1991, he has been a Director of the Greater New York Insurance Co. (both mutual and stock companies); a Director of M&F

Worldwide since 1995; and a Director of Brookfield Financial Properties, Inc. since 1996. He has been an attorney at law since 1968.

     ROBERT C. ROHDIE (59) (Affiliated) was appointed to the Board of Tarragon and began serving as President and Chief Executive Officer of Tarragon Development Corporation, a wholly owned subsidiary of Tarragon responsible for real estate development and renovation projects, in February 2000. From 1988 through February 2000, Mr. Rohdie was the President of Rohdhouse Investments, Inc., his wholly owned real estate development company, which acted as Tarragon's joint venture partner in new construction and development projects since 1997. Mr. Rohdie has been an attorney at law since 1965.

     LAWRENCE G. SCHAFRAN (61) (Independent) has been a Director of Tarragon since December 1998. He was a Trustee of NIRT from March 1995 to November 1998. Mr. Schafran has been Managing General Partner of L.G. Schafran & Associates, a real estate investment and development firm in New York City, since 1984. He has been a Director of Publicards, an Old Greenwich, Connecticut NYSE listed holding company that operates through subsidiaries and manufacturing services since 1984. From 1986 to December 1997, Mr. Schafran was a Director of Capsure Holdings Corp., a Chicago, Illinois NYSE listed property and casualty insurer; from March 1993 to 1996, he was a Director of Oxigene, Inc., a U.S. and Swedish pharmaceutical developer; from January 1995 to July 1997, he was a Director of Glasstech, Inc., a Perrysberg, Ohio manufacturer of glass bending and tempering equipment; and from December 1993 to October 1997, he was a Director, Member (from September 1994 to October 1997) and Chairman (from December 1994 to October 1997) of the Executive Committee of The Dart Group Corporation, a Landover, Maryland NASDAQ listed holding company engaged with other publicly-traded subsidiaries in discount automotive parts and accessories (Trak Auto Corporation), discount book stores (Crown Books Corporation), discount supermarkets, beverages and real estate. Since January 1996, Mr. Schafran has been Chairman of the Board of Delta-Omega Technologies, Inc., a Broussard, Louisiana manufacturer and distributor of environmentally safe fire foams, industrial cleaners and degreasers. He has been a Director of Discovery Zone, Inc. since December 1997; a Director of Kasper A.S.L., Ltd. since 1997; and a Director of Comsat Corporation since 1997.

     RAYMOND V.J. SCHRAG (54) (Independent) has been a Director of Tarragon since December 1998. He was a Trustee of Vinland Property Trust from October 1988 to May 1995, and of NIRT from October 1988 to November 1998. Mr. Schrag has been an attorney with the Law Offices of Raymond V.J. Schrag in New York, New York since January 1995. He has been an attorney at law since 1973.

     MICHAEL E. SMITH (57) (Independent) has been a Director of Tarragon since April 1997. Mr. Smith was a Trustee of Vinland Property Trust from October 1988 to August 1991 and from May 1995 to July 1997. He has been Assistant Professor of Law since August 1995 at the University of Wisconsin in Madison, Wisconsin. He has also served as Research Director of the Remington Center at the University of Wisconsin Law School since 1997. He served as President (1988 to
1995) and a Director (from 1978 to 1994) of the Vera Institute of Justice, a New York not-for-profit corporation concerned with the administration of justice. From 1987 to 1995, he was a Trustee of Prosecuting Attorneys Research Counsel, Inc.; from 1986 to 1990, he was a Trustee of New York Lawyers for the Public Interest; from 1986 to 1993, he was a Trustee of Housing Services, Inc.; from 1978 to 1995, he was a Trustee of Manhattan Bowrey Corporation, Inc.; and from 1978 to 1995, he was a Director of the Center for Alternative Sentencing and Employment Services, Inc., formerly Court Employment Project, Inc. Mr. Smith has been a Trustee of New York City Criminal Justice Agency, Inc. since 1978, and an attorney at law since 1971.


                        EXECUTIVE OFFICERS OF THE COMPANY

     Mr. Friedman, Mr. Rohdie, and the individuals listed below currently serve as the executive officers of Tarragon. Their positions with Tarragon are not subject to a vote of stockholders. Tarragon entered into an employment agreement with Mr. Rohdie effective February 1, 2000, for a term of three years, at a salary of $200,000 per year. Mr. Rohdie's employment agreement includes a broad covenant not to compete with Tarragon and a right of first refusal in favor of Tarragon with regard to any real estate investment opportunity that comes to his attention. Mr. Friedman entered into a similar employment agreement with Tarragon effective November 24, 1998, for a term of four years, at a salary of $300,000 per year. All other executive officers serve until the first meeting of the Board of Directors following the next succeeding annual meeting of stockholders or until their successors have been duly chosen and qualified.

     PENNY D. BARBER (35) was appointed the Chief Operating Officer of Tarragon and the President of Tarragon Management Inc., a wholly owned subsidiary of Tarragon, in December 1999. Ms. Barber served as Senior Vice President and Director of Property Management for Tarragon from December 1998 to December 1999, as well as Executive Vice President of Tarragon Management from November 1998 to December 1999. She was previously Vice President and Director of Marketing (from May 1998 to December 1999) of Tarragon Realty Advisors, Inc.

She was the National Director of Marketing & Education for Galesi Management Corporation from October 1996 to May 1998; National Marketing Director for Anne Sadovsky & Co. from February 1995 to September 1996; and Regional Marketing and Training Director for Lincoln Property Company from February 1990 to January 1995.

     CHRIS CLINTON (53) has been Senior Vice President - Commercial Asset Management of Tarragon since March 1994. He also served as Senior Vice President
- Commercial Asset Management for Vinland Property Trust from March 1994 to July 1997, and for NIRT and Tarragon Realty Advisors from March 1994 to November 1998. He was Vice President of Vinland Property Trust and of NIRT from October 1988 to March 1994.

     ERIN D. DAVIS (38) has been Executive Vice President and Chief Financial Officer of Tarragon since December 1998. She previously served as Vice President and Chief Accounting Officer for Tarragon from April 1997 to November 1998, of Vinland Property Trust from September 1996 to July 1997 and of NIRT from September 1996 to November 1998, and Accounting Manager of Vinland, NIRT and Tarragon Realty Advisors, Inc. from June 1995 to August 1996. She was a Senior Associate at the public accounting firm of BDO Seidman from January 1993 to June 1995 and has been a Certified Public Accountant since 1990.

     PETER LARSEN (58) has served as Senior Vice President - Acquisitions of Tarragon since July 1997. From July 1997 to November 1998, he was Senior Vice President and from April 1996 through June 1997, he was Vice President of NIRT and Tarragon Realty Advisors. He previously worked as an Independent Consultant from January 1995 to June 1996.

     KATHRYN MANSFIELD (39) has been Executive Vice President of Tarragon since December 1998, and Secretary and Corporate Counsel of Tarragon since May 1998. She previously served as Vice President for Tarragon, NIRT and Tarragon Realty Advisors from May 1998 to December 1998. Prior to joining Tarragon, she was Vice President and Senior Counsel for C.B. Richard Ellis, Inc., formerly CB Commercial Real Estate Group, Inc., from October 1994 through May 1998. Ms. Mansfield has been an attorney at law since 1984.

     LORI D. MEYER (38) has served as Senior Vice President - Deputy Director of Property Management of Tarragon since December 1998. She is also Senior Vice President (since November 1998) and Controller (since February 1996) of Tarragon Management, Inc., a wholly owned subsidiary of Tarragon. From February 1996 to November 1998, she served as Vice President of Tarragon Management. From February 1990 to January 1995, she was the Assistant Controller of South West Property Trust, Inc. in Dallas, Texas. Ms. Meyer has been a Certified Public Accountant since 1996.

     TODD C. MINOR (41) has been Senior Vice President (since December 1998) and Treasurer (since April 1997) of Tarragon. Mr. Minor was also the Treasurer of Vinland Property Trust from December 1996 through July 1997 and of NIRT from December 1996 through November 1998. He served as Senior Vice President - Mortgage Servicing and Financing from May 1995 to November 1996, Senior Vice President-Finance from March 1994 to April 1995, and Vice President from April 1991 to July 1993 of Vinland Property Trust and NIRT, and Senior Vice President of Tarragon Realty Advisors from March 1994 through November 1998.

     CHARLES RUBENSTEIN (41) has been Executive Vice President of Tarragon since December 1998 and General Counsel since September 1998. He was also Senior Vice President for Tarragon, NIRT and Tarragon Realty Advisors from September 1998 to December 1998. Prior to joining Tarragon, Mr. Rubenstein was employed as General Counsel for Simpson Housing Limited Partnership in Denver, Colorado from January 1996 to February 1998, and as a Real Estate Associate with the law firm of Andrews & Kurth, L.L.P in New York, New York from October 1987 to November 1995. He has been an attorney at law since 1984.

     JOHN C. STRICKLIN (53) has served as Managing Director - Real Estate Transactions for Tarragon since November 1998. He previously served as Executive Vice President of NIRT from May 1995 to April 1996, as Senior Vice President - Real Estate, from May 1994 to April 1995, and Vice President - Real Estate from February 1994 to April 1995 of Vinland Property Trust. Mr. Stricklin acted as Special Assistant to the President of Basic Capital Management, Inc. from April 1996 to November 1998.

     For more information on our Management, please refer to Items 10, 11, 12 and 13 (Pages 82 through 95) of Tarragon's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which are specifically incorporated by reference into this Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" below.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a Form S-4 registration statement with the SEC. This Prospectus does not contain all of the information set forth in the registration statement. You will find additional information about us and our common stock in the registration statement, so we strongly urge you to read the registration statement in its entirety. In addition, we may summarize or refer in this Prospectus to contracts, agreements, and other documents that have been filed as exhibits to the registration statement. Where we have filed a contract, agreement or other document as an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved, and each statement in this Prospectus which relates to that contract, agreement or document is qualified in its entirety by such reference.

     Tarragon also files annual, quarterly and special reports, proxy statements, and other information with the SEC. You may obtain a copy of the registration statement or any other information we file with the SEC at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048, at prescribed rates. You may also obtain copies of these materials by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the general operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or by contacting the SEC over the internet at www.sec.gov. Additional information about us is also available on our website at http://www.tarragonrealty.com.

     Our common stock is listed and quoted on the NASDAQ National Market under the symbol "TARR" and the information we file with the SEC may also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, Washington, D.C. 20006.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, THE REGISTRATION STATEMENT, AND THE OTHER DOCUMENTS WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY ADDITIONAL OR DIFFERENT INFORMATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS, AND THE OTHER DOCUMENTS THAT WE HAVE REFERRED YOU TO, IS FULL, COMPLETE AND ACCURATE AS OF THE DATE OF THIS PROSPECTUS. HOWEVER, BECAUSE CHANGES IN OUR AFFAIRS MAY OCCUR AFTER THIS DATE, WE CANNOT REPRESENT THAT THIS INFORMATION REMAINS ACCURATE AS OF ANY SUBSEQUENT DATE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus. Information in this Prospectus updates and supersedes information contained in documents incorporated by reference that we filed with the SEC before the date of this Prospectus, while information that we file later with the SEC will automatically update and supercede this information.

     We incorporate by reference the following documents, which we previously filed with the SEC (File No. 0-8003):

     1. Tarragon's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

     2. Tarragon's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

     We also incorporate by reference all documents which we file with the SEC after the date of this Prospectus and prior to the termination of the offering described in this Prospectus, under Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934.

     You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

                             Tarragon Realty Investors, Inc.
                             Attn: Investor Relations
                             280 Park Avenue
                             20th Floor, East Building
                             New York, NY  10017
                             Telephone:  (212) 949-5000

     You are urged to review the information and financial statements (including notes to financial statements) for Tarragon beginning on page 51 of this Prospectus and in the documents incorporated by reference in this Prospectus.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this Prospectus, and in the documents incorporated by reference in this Prospectus. We may also make forward-looking statements in our periodic reports to the SEC, and in our press releases. Forward-looking statements are expressions of our current beliefs and expectations, based on information currently available to us, estimates and projections about our industry, and certain assumptions made by our management. These statements are not historical facts. We use words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions to identify our forward-looking statements.

     Because we are unable to control or predict many of the factors that will determine our future performance and financial results, our forward-looking statements are not guarantees of future performance. They involve risks, uncertainties, and assumptions. Our future results could differ materially from those expressed in the forward-looking statements contained in this Prospectus and in the documents incorporated by reference in this Prospectus. Many of these risks and uncertainties are described in this Prospectus under "Risk Factors" and in the documents incorporated by reference in this Prospectus.

     We believe that our forward-looking statements are reasonable. However, you should not place undue reliance on these forward-looking statements. They only reflect our view and expectations as of the date of this Prospectus. We undertake no obligation to publicly update or revise any forward-looking statement in light of new information, future events or otherwise.


                                  LEGAL MATTERS

     We are being advised on the legality of the issuance of the shares of 10% Cumulative Preferred Stock offered by this Prospectus by Prager, Metzger & Kroemer PLLC, Dallas, Texas. Prager, Metzger & Kroemer PLLC will rely as to all matters of Nevada law on Lewis and Roca LLP, Las Vegas, Nevada.


                                     EXPERTS

     The consolidated balance sheets as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998, included in this Prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                            Page
                                                                                                            ----



Consolidated Balance Sheets (Unaudited) -
  September 30, 1999, and December 31, 1998..................................................................52

Consolidated Statements of Operations (Unaudited) -
  Nine Months Ended September 30, 1999 and 1998..............................................................53

Consolidated Statement of Shareholders' Equity (Unaudited) -
  Nine Months Ended September 30, 1999.......................................................................55

Consolidated Statements of Cash Flows (Unaudited) -
  Nine Months Ended September 30, 1999 and 1998..............................................................56

Notes to Consolidated Financial Statements (Unaudited).......................................................58

Reports of Independent Public Accountants....................................................................63

Consolidated Balance Sheets -
  December 31, 1998 and 1997.................................................................................64

Consolidated Statements of Operations -
  Years Ended December 31, 1998, 1997, and 1996..............................................................65

Consolidated Statements of Shareholders' Equity -
  Years Ended December 31, 1998, 1997, and 1996..............................................................66

Consolidated Statements of Cash Flows -
  Years Ended December 31, 1998, 1997, and 1996..............................................................67

Notes to Consolidated Financial Statements...................................................................70

Schedule III - Real Estate and Accumulated  Depreciation.....................................................92



    All other schedules are omitted because they are not required or are not applicable or because the information required is included in the Consolidated Financial Statements or the notes thereto.

The Consolidated Financial Statements for the period ended September 30, 1999, have not been audited by independent certified public accountants, but, in our opinion, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of consolidated financial position, consolidated results of operations, and consolidated cash flows at the dates and for the periods indicated have been included.

                         TARRAGON REALTY INVESTORS, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)
                                   (Unaudited)


                                                                                      September 30,   December 31,
                                                                                      -------------   ------------
                                                                                          1999            1998
                                                                                      -------------   ------------

                              Assets

Real estate held for sale (net of accumulated depreciation
   of $25,878 in 1999 and $20,884 in 1998) ........................................   $     57,350    $     79,801
Less - allowance for estimated losses .............................................         (1,156)         (1,194)
                                                                                      ------------    ------------
                                                                                            56,194          78,607
Real estate held for investment (net of accumulated
   depreciation of $33,073 in 1999 and $31,718 in 1998) ...........................        239,628         215,368
Investments in and advances to partnerships .......................................         44,444          37,356
Cash and cash equivalents .........................................................          5,330           2,442
Restricted cash ...................................................................          8,857           7,368
Other assets, net .................................................................         14,270          15,919
                                                                                      ------------    ------------
                                                                                      $    368,723    $    357,060
                                                                                      ============    ============

              Liabilities and Shareholders' Equity

Liabilities
Notes, debentures, and interest payable (including $6,763
   in 1999 and $5,891 in 1998 due to affiliates) ..................................   $    275,704    $    263,361
Other liabilities .................................................................         19,066          17,014
                                                                                      ------------    ------------
                                                                                           294,770         280,375
Commitments and contingencies......................................................

Shareholders' equity
Common stock, $.01 par value; authorized shares, 20,000,000; shares outstanding,
   8,087,354 in 1999 and 8,467,260 in 1998 (after deducting 2,796,216 in 1999 and 2,418,384 in 1998
   held in treasury) ..............................................................             81              85
Special stock, $.01 par value; authorized shares, 10,000,000;
   shares outstanding, none .......................................................             --              --
Paid-in capital ...................................................................        300,674         305,098
Accumulated dividends in excess of accumulated earnings ...........................       (226,711)       (228,408)
Accumulated other comprehensive income (loss) .....................................            (91)            (90)
                                                                                      ------------    ------------
                                                                                            73,953          76,685
                                                                                      ------------    ------------
                                                                                      $    368,723    $    357,060
                                                                                      ============    ============


   The accompanying notes are an integral part of these Consolidated Financial
                                   Statements.

                         TARRAGON REALTY INVESTORS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)
                                   (Unaudited)


                                                                                  For the Nine Months
                                                                                  Ended September 30,
                                                                              ----------------------------
                                                                                  1999            1998
                                                                              ------------    ------------
Revenue
   Rentals ................................................................   $     54,672    $     42,525
   Interest ...............................................................            896             714
   Management fees ........................................................            370              --
   Equity in (loss) of partnerships .......................................           (560)           (184)
                                                                              ------------    ------------
                                                                                    55,378          43,055
Expenses
   Property operations ....................................................         28,158          23,545
   Interest ...............................................................         15,992          11,901
   Depreciation ...........................................................          8,010           5,362
   Advisory fee to affiliate ..............................................             --             948
   General and administrative
     Corporate ............................................................          4,317           1,684
     Property .............................................................          2,825              --
                                                                              ------------    ------------
                                                                                    59,302          43,440
                                                                              ------------    ------------
(Loss) before gain on sale of real estate, gain on sale of investments, gain on insurance settlement, litigation
   settlement, and extraordinary items ....................................         (3,924)           (385)
Gain on sale of real estate ...............................................          8,571           1,275
Gain on sale of investments ...............................................             --             123
Gain on insurance settlement ..............................................            231              --
Litigation settlement .....................................................           (350)             --
                                                                              ------------    ------------

Income from continuing
  operations ..............................................................          4,528           1,013
Extraordinary items .......................................................           (248)           (919)
                                                                              ------------    ------------
Net income ................................................................   $      4,280    $         94
                                                                              ============    ============

Other comprehensive income (loss):
   Unrealized (losses) on
     marketable equity securities .........................................             (1)            (88)
   Realized gains on marketable
     equity securities ....................................................             --            (123)
                                                                              ------------    ------------
Net (loss) recognized in other
   comprehensive income (loss) ............................................             (1)           (211)
                                                                              ------------    ------------
Comprehensive income (loss) ...............................................   $      4,279    $       (117)
                                                                              ============    ============




   The accompanying notes are an integral part of these Consolidated Financial
                                   Statements.

                         TARRAGON REALTY INVESTORS, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)
                  (Dollars in thousands, except per share data)
                                   (Unaudited)



                                                 For the Nine Months
                                                 Ended September 30,
                                           ------------------------------
                                                1999             1998
                                           -------------    -------------

Earnings per share
Income from continuing
   operations ..........................   $         .55    $         .13
Extraordinary items ....................            (.03)            (.12)
                                           -------------    -------------
Net income .............................   $         .52    $         .01
                                           =============    =============

Weighted average shares of
   common stock used in
   computing earnings per share ........       8,276,338        7,575,931
                                           =============    =============

Earnings per share - assuming dilution
Income from continuing
   operations ..........................   $         .54    $         .13
Extraordinary items ....................            (.03)            (.12)
                                           -------------    -------------
Net income .............................   $         .51    $         .01
                                           =============    =============

Weighted average shares of common
   stock used in computing earnings
   per share - assuming dilution .......       8,381,739        7,699,468
                                           =============    =============



   The accompanying notes are an integral part of these Consolidated Financial
                                   Statements.

                         TARRAGON REALTY INVESTORS, INC.
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                             (Dollars in thousands)
                                   (Unaudited)


                                                                                   Accumulated
                                                                                     Dividends     Accumulated
                                            Common Stock                           in Excess of       Other
                                   ----------------------------       Paid-in      Accumulated    Comprehensive    Shareholders'
                                      Shares          Amount          Capital        Earnings      Income (Loss)      Equity
                                   ------------    ------------    ------------    ------------    ------------    ------------

Balance, December 31, 1998 ......     8,467,260    $         85    $    305,098    $   (228,408)   $        (90)   $     76,685

Repurchase of shares
  of common stock ...............      (395,132)             (4)         (4,533)             --              --          (4,537)

Cash dividends
  ($.315 per share) .............            --              --              --          (2,583)             --          (2,583)

Stock options exercised .........        15,226              --             109              --              --             109

Net (loss) recognized in
 other comprehensive
 income (loss) ..................            --              --              --              --              (1)             (1)

Net income ......................            --              --              --           4,280              --           4,280
                                   ------------    ------------    ------------    ------------    ------------    ------------
Balance, September 30,
 1999 ...........................     8,087,354    $         81    $    300,674    $   (226,711)   $        (91)   $     73,953
                                   ============    ============    ============    ============    ============    ============


   The accompanying notes are an integral part of these Consolidated Financial
                                   Statements.

                         TARRAGON REALTY INVESTORS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)
                                   (Unaudited)


                                                                    For the Nine Months
                                                                    Ended September 30,
                                                               ----------------------------
                                                                    1999            1998
                                                               ------------    ------------
Cash Flows from Operating Activities
   Rentals collected .......................................   $     54,732    $     42,202
   Interest collected ......................................            141             151
   Interest paid ...........................................        (14,796)        (11,638)
   Payments for property operations ........................        (26,731)        (23,635)
   General and administrative expenses paid ................         (7,352)         (1,973)
   Advisory fee paid to affiliate ..........................             --            (954)
   Organizational costs paid ...............................             --            (237)
   Deferred financing costs paid ...........................           (697)         (1,955)
                                                               ------------    ------------
     Net cash provided by operating activities .............          5,297           1,961

Cash Flows from Investing Activities
   Acquisition of real estate ..............................         (1,674)         (4,145)
   Proceeds from the sale of real estate ...................          8,577             968
   Real estate improvements ................................        (13,149)        (11,312)
   Earnest money deposits paid .............................            (65)         (1,001)
   Note receivable collections .............................            129             203
   Investments in marketable equity securities .............             --             (81)
   Proceeds from sale of marketable equity securities ......             --             580
   Net contributions and advances to partnerships ..........        (11,648)        (22,651)
                                                               ------------    ------------
     Net cash (used in) investing activities ...............        (17,830)        (37,439)

Cash Flows from Financing Activities
   Proceeds from borrowings ................................         32,188          50,176
   Payments of mortgage notes payable ......................        (14,197)        (21,806)
   Advances from affiliates, net ...........................            816           3,937
   Margin account borrowings (repayments), net .............         (1,473)          2,419
   Replacement escrow deposits, net ........................            338             168
   Distribution from partnerships' financing activities ....          4,843           3,803
   Repurchase of shares of common stock ....................         (4,537)         (3,661)
   Proceeds from the exercise of stock options .............            109              42
   Dividends to shareholders ...............................         (2,666)         (2,667)
                                                               ------------    ------------
     Net cash provided by financing activities .............         15,421          32,411
                                                               ------------    ------------

Net increase (decrease) in cash and cash equivalents .......          2,888          (3,067)

Cash and cash equivalents, beginning of period .............          2,442           4,262
                                                               ------------    ------------

Cash and cash equivalents, end of period ...................   $      5,330    $      1,195
                                                               ============    ============





   The accompanying notes are an integral part of these Consolidated Financial
                                   Statements.

                         TARRAGON REALTY INVESTORS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                             (Dollars in thousands)
                                   (Unaudited)


                                                                                       For the Nine Months
                                                                                        Ended September 30,
                                                                                  ----------------------------
                                                                                      1999            1998
                                                                                  ------------    ------------
Reconciliation of net income to net cash provided by operating activities:
   Net income .................................................................   $      4,280    $         94
   Extraordinary items ........................................................            248             919
   Litigation settlement ......................................................            350              --
   Gain on insurance settlement ...............................................           (231)             --
   Gain on sale of investments ................................................             --            (123)
   Gain on sale of real estate ................................................         (8,571)         (1,275)
   Depreciation and amortization ..............................................          9,919           6,163
   Equity in loss of partnerships .............................................            560             184
   Interest on advances to partnerships .......................................           (755)           (566)
   Noncash compensation related to stock options exercised ....................             37              --
   Changes in other assets and liabilities, net of effects
     of noncash investing and financing activities:
       Decrease in interest receivable ........................................              1               3
       (Increase) in other assets .............................................         (4,618)         (5,214)
       Increase in other liabilities ..........................................          4,103           2,138
       (Decrease) in interest payable .........................................            (26)           (362)
                                                                                  ------------    ------------
Net cash provided by operating activities .....................................   $      5,297    $      1,961
                                                                                  ============    ============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

Changes in assets and liabilities in connection with the purchase of real estate:
   Real estate ................................................................   $      9,493    $     10,971
   Other assets ...............................................................            302             764
   Notes and interest payable .................................................         (7,973)         (7,062)
   Other liabilities ..........................................................           (148)           (528)
                                                                                  ------------    ------------
     Cash paid ................................................................   $      1,674    $      4,145
                                                                                  ============    ============

Assets disposed of and liabilities released in connection with the sale of real estate:
   Real estate ................................................................   $     12,973    $        676
   Allowance for estimated losses .............................................            (38)             --
   Other assets ...............................................................            309              67
   Notes and interest payable .................................................        (12,872)         (1,046)
   Other liabilities ..........................................................           (359)             (4)
   Gain on sale ...............................................................          8,571           1,275
   Extraordinary loss on early extinguishment of debt .........................             (7)             --
                                                                                  ------------    ------------
     Cash received ............................................................   $      8,577    $        968
                                                                                  ============    ============




   The accompanying notes are an integral part of these Consolidated Financial
                                   Statements.

                         TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1. BASIS OF PRESENTATION

The Consolidated Financial Statements of Tarragon Realty Investors, Inc., are prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Thus, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Operating results for the nine months ended September 30, 1999, do not necessarily indicate the results to be expected for the full year of 1999. For further information, refer to the Consolidated Financial Statements and Notes included in Tarragon's Annual Report on Form 10-K for the year ended December 31, 1998. Dollar amounts in tables are in thousands.

In November 1998, Tarragon merged with National Income Realty Trust, or NIRT, and acquired Tarragon Realty Advisors, Inc., or TRA, its former advisor. Because the merger was treated as a reverse acquisition of Tarragon by NIRT, results of operations and cash flows for periods before the merger in this Form 10-Q are those of NIRT. Per share information has been restated retroactively to give effect to the 1.97 to 1 exchange ratio in the merger. When we refer to Tarragon in this Form 10-Q in relation to dates before the merger, we are referring to NIRT.

NOTE 2. REAL ESTATE

In January 1999, Tarragon sold part of the University Center parking lot for $575,000 receiving cash of $557,000 and recognizing a gain of $338,000.

In April 1999, Tarragon sold the K-Mart Shopping Center in Thomasville, Georgia, for $1.6 million and the Phoenix Apartments for $2.7 million, recognizing gains totaling $440,000. We received cash of $2.9 million after paying closing costs and the mortgage on K-Mart.

In May 1999, we sold One Turtle Creek Office Complex for $9.7 million, recognizing a gain of $3.2 million based on a post-merger carrying value of $5.9 million. This property had been purchased in March 1992 by Vinland Property Trust, which merged with Tarragon in July 1997. The carrying value of the property was $4.1 million before the November 1998 merger of Tarragon with NIRT. We received cash of $3.2 million after paying closing costs and the mortgage.

Also in May 1999, Tarragon sold about 40% of its K-Mart Shopping Center in Charlotte, North Carolina, for $1.1 million, recognizing a gain of $326,000. As part of this sale, the $1.2 million mortgage on the entire property was paid off, which required $156,000 in addition to the proceeds of the sale.

In August 1999, we sold Woodcreek Apartments in Denver, Colorado, for $7 million, receiving cash of $2 million and recognizing a gain of $4.3 million.

In September 1999, we sold a parcel of land in Orangeburg, South Carolina, for $93,000, receiving cash of $85,000. In connection with this sale, no loss was recognized in excess of amounts previously recognized.

Tarragon purchased Orlando Central Park, a 138,574 square foot office building in Orlando, Florida, in May 1999 for $9.5 million, $8 million of which was financed with a mortgage.

In March 1999, we removed from consideration for sale four apartment properties with a total of 740 units and net carrying value of $13.3 million. In June 1999, we removed from consideration for sale three apartment properties with a total of 424 units and net carrying value of $7.3 million and one commercial property with square footage of 72,065 and net carrying value of $3 million. In September 1999, we removed from consideration for sale one apartment property with 299 units with a net carrying value of $4.5 million. These properties are included in "Real estate held for investment" in the accompanying September 30, 1999, Consolidated Balance Sheet. Tarragon made the decision not to pursue selling these properties due to the availability of favorable long term fixed rate financing. In June 1999, we decided to market for sale two commercial properties with total square footage of 253,336 and net

                        TARRAGON REALTY INVESTORS, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

NOTE 2. REAL ESTATE (Continued)

carrying value of $13.4 million. We ceased depreciating these properties in July 1999. In September 1999, we decided to market for sale one apartment property with 128 units and a net carrying value of $2.6 million. We ceased depreciating this property in October 1999. These properties are classified as held for sale at September 30, 1999. The estimated fair values of these properties exceeded their net carrying values when we decided to remove them from consideration for sale or to market them for sale, so no losses were recognized at that time.

NOTE 3. INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS

Investments in and advances to partnerships, accounted for using the equity method, consisted of the following at September 30, 1999:

801 Pennsylvania Avenue..................................................            $         20
Ansonia Apartments, L.P..................................................                  16,737
Antelope Pines Estates, L.P..............................................                     351
Danforth National Apartments, Ltd........................................                   1,199
Lake Lotta Apartments, L.L.C...............................................                   437
Larchmont Associates, L.P................................................                   1,951
Merritt 8 Acquisitions, L.L.C............................................                   2,764
National Omni Associates, L.P............................................                   5,505
Orange National Partners, Ltd............................................                   4,185
RI Panama City, Ltd......................................................                   1,389
RI Windsor, Ltd..........................................................                     441
Sacramento Nine..........................................................                     717
Tarragon Huntsville Apartments, L.L.C....................................                     710
Tarragon Savannah, L.P...................................................                     104
Tarragon Savannah Limited Partnership II.................................                   1,058
Tarragon Stoneybrook Apartments, L.L.C...................................                   5,795
Woodcreek Garden Apartments, L.P.........................................                   1,081
                                                                                     ------------
                                                                                     $     44,444
                                                                                     ============


In August 1999, Tarragon acquired an 80% interest in Merritt 8 with an investment of $2.6 million. The partnership purchased Merritt 8 Corporate Park, a 160,000 square foot office building in Stratford, Connecticut, at a cost of $20 million of which $18 million was paid from a mortgage on the property. The partnership also has a contract to acquire for $500,000 an adjacent 19 acre parcel for future development. Tarragon shares ownership of the managing member interest of Merritt 8 with an outside partner equally. As Tarragon does not control Merritt 8, this investment is accounted for using the equity method.

At September 30, 1999, Tarragon has advanced $437,000 in costs to purchase land in Ocoee, Florida, that will be used to construct an apartment community of approximately 199 units. Tarragon has a 50% interest in Lake Lotta, the owning partnership, that was formed in October 1999.

                         TARRAGON REALTY INVESTORS, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

NOTE 3. INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS (Continued)

Below are summarized financial data for these partnerships as of and for the nine months ended September 30, 1999 (unaudited):

September 30, 1999                                                                          Other     Construction/
                                            Ansonia    Danforth      Omni       Windsor    Operating    Lease-Up     Total
                                           ---------   ---------   ---------   ---------   ---------   ---------   ---------

Real estate .............................  $  75,065   $  16,183   $  32,879   $  18,709   $  75,319   $  58,216   $ 276,371
Accumulated depreciation ................     (1,892)       (438)     (1,177)       (688)     (4,322)       (772)     (9,289)
Other assets ............................      2,146         514       1,268         582       2,692       1,233       8,435
Notes and interest payable ..............    (56,261)    (15,047)    (26,050)    (18,854)    (57,169)    (44,329)   (217,710)
Other liabilities .......................     (4,723)     (3,124)     (1,720)     (1,651)     (3,812)    (15,420)    (30,450)
                                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Partners' capital (deficit) .............  $  14,335   $  (1,912)  $   5,200   $  (1,902)  $  12,708   $  (1,072)  $  27,357
                                           =========   =========   =========   =========   =========   =========   =========

Tarragon's proportionate
   share of capital (deficit) ...........  $  14,335   $  (1,537)  $   5,200   $    (951)  $   3,778   $    (331)  $  20,494
Advances ................................      2,402       2,736         305       1,392       3,106      14,009      23,950
                                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Investments in and advances to
   partnerships .........................  $  16,737   $   1,199   $   5,505   $     441   $   6,884   $  13,678   $  44,444
                                           =========   =========   =========   =========   =========   =========   =========

Nine months ended September 30, 1999

Rental revenue ..........................  $   9,055   $   1,469   $   3,362   $   1,780   $   7,584   $   3,071   $  26,321
Property operating expenses .............     (4,886)       (939)     (1,897)       (888)     (3,613)     (1,628)    (13,851)
Interest expense ........................     (2,952)     (1,279)     (1,531)     (1,271)     (2,639)     (2,012)    (11,684)
Depreciation expense ....................     (1,218)       (242)       (563)       (302)     (1,207)       (544)     (4,076)
                                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income (loss) .......................  $      (1)  $    (991)  $    (629)  $    (681)  $     125   $  (1,113)  $  (3,290)
                                           =========   =========   =========   =========   =========   =========   =========

Equity in income (loss) of
   partnerships .........................  $     138   $    (195)  $    (514)  $    (192)  $     482   $    (279)  $    (560)
                                           =========   =========   =========   =========   =========   =========   =========

"Other Operating" includes 801 Pennsylvania Avenue, Antelope Pines, Larchmont, Merritt 8, Sacramento Nine, and Woodcreek Garden. "Construction/Lease-Up" includes the following partnerships which own properties that were either under construction or in initial lease-up at any time during the nine months ended September 30, 1999: Lake Lotta, Orange National, RI Panama City, Tarragon Huntsville, Tarragon Savannah, Tarragon Savannah II, and Tarragon Stoneybrook.

NOTE 4. INVESTMENTS IN MARKETABLE EQUITY SECURITIES

Investments in marketable equity securities are carried at fair value, and are included in "Other assets" in the Consolidated Balance Sheets. The investments are available for sale, and unrealized holding gains and losses are included in other comprehensive income (loss). During the first nine months of 1999, unrealized losses were $1,000.

NOTE 5. NOTES AND INTEREST PAYABLE

During the first nine months of 1999, Tarragon closed separate mortgage loans secured by nine properties totaling $21.1 million. After paying off $7.1 million in existing debt, establishing escrows for taxes, insurance, and repairs, and paying closing costs, we received cash of $12.7 million.

In April 1999, Tarragon obtained a $6 million line of credit, secured by shares of Tarragon's common stock valued at no less than two times the outstanding balance of the line of credit. Some of the shares of common stock were pledged by the family of William S. Friedman, President, Chief Executive Officer, and a Director of Tarragon, as an accomodation to Tarragon, and the remaining were treasury shares. We are currently replacing the shares pledged by the Friedman family with treasury shares purchased under our share repurchase program. Advances under the line of credit bear interest at the 30-day LIBOR plus 1.75% per annum. Terms of the line of credit require monthly

                        TARRAGON REALTY INVESTORS, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

NOTE 5. NOTES AND INTEREST PAYABLE (Continued)

payments of interest only, with the principal due in April 2001. We received $2.2 million in cash from this transaction, after paying off two loans with the same lender which were also secured by shares of our common stock. These loans included a $1.5 million note due in July 1999 and a $2.2 million note due in January 2000.

In May 1999, Tarragon obtained a $650,000 line of credit facility secured by
2.474 acres of land in Dallas, Texas, known as Lake Highlands land and treasury stock valued at no less than $650,000. Advances under the line of credit bear interest at prime. Terms of the line of credit require monthly payments of interest only, with the principal due in May 2000. Tarragon received $614,000 cash from this transaction. The line of credit is guaranteed by Mr. Friedman.

Also during 1999, Tarragon received net advances of $816,000 from its line of credit from affiliates of Mr. Friedman. Advances under the two year arrangement, totaling $6.8 million at September 30, 1999, bear interest at LIBOR plus 1% per annum and are due January 2001.

Extraordinary items in the Consolidated Statements of Operations for 1999 are expenses related to early extinguishment of debt of $248,000 from prepayment penalties and deferred financing expenses written off in connection with the 1999 refinancings.

NOTE 6. EARNINGS PER SHARE

Earnings per share are computed based on the weighted average number of shares of common stock outstanding for the three and nine month periods ended September 30, 1999 and 1998.

The following table reconciles weighted average shares of common stock outstanding used in the computation of earnings per share and earnings per share
- assuming dilution. The effect of stock options on weighted average shares of common stock outstanding - assuming dilution for the three months ended September 30, 1998, is not reflected below because their effect is anti-dilutive.

                                         For the Nine Months
                                         Ended September 30,
                                     --------------------------
                                         1999          1998
                                     ------------  ------------
   Weighted average shares of
      common stock outstanding ....     8,276,338     7,575,931

   Stock options ..................       105,401       123,537
                                     ------------  ------------

   Weighted average shares of
      common stock outstanding -
      assuming dilution ...........     8,381,739     7,699,468
                                     ============  ============

NOTE 7. GAIN ON INSURANCE SETTLEMENT

In December 1998, fire destroyed one building with eight units at Lake Point Apartments, a 540-unit property in Memphis, Tennessee. Tarragon reached a settlement with the insurance company for $458,000 and decided not to rebuild the eight-unit building. After demolition costs, adjuster fees, and other costs, as well as writing off a portion of the property's carrying value, Tarragon recognized a gain of $231,000 on the insurance settlement.

                         TARRAGON REALTY ADVISORS, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

NOTE 8. LITIGATION SETTLEMENT

In July 1999, after reversal of a favorable lower court decision, Tarragon settled an uninsured liability claim for $350,000.

NOTE 9. INCOME TAXES

Tarragon has made no provision for federal income taxes because we believe we qualify as a Real Estate Investment Trust, as defined under Sections 856 through 860 of the Internal Revenue Code of 1986. We are considering terminating our status as a REIT in the future. We have over $40 million in net operating loss carry forwards expiring through 2016. If we terminate our status as a REIT, appropriate provisions for income taxes will be made.

NOTE 10. COMMITMENTS AND CONTINGENCIES

Tarragon is a party to claims and litigation arising in the ordinary course of business. We believe the results of these claims and litigation, either individually or in total, will not have a material adverse effect on our business, financial position, or results of operations.

NOTE 11. SUBSEQUENT EVENTS

In October 1999, Tarragon sold Woodbrier Apartments for $3 million, recognizing a gain of $233,000. We received net cash proceeds of $778,000 after the mortgage payoff and closing costs.





                     [This space intentionally left blank.]

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of Tarragon Realty Investors, Inc.


We have audited the accompanying consolidated balance sheets of Tarragon Realty Investors, Inc., and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tarragon Realty Investors, Inc., and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Supplemental Schedule III is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                                             Arthur Andersen LLP

Dallas, Texas
April 12, 1999

                         TARRAGON REALTY INVESTORS, INC.
                           CONSOLIDATED BALANCE SHEETS


                                                                                    December 31,
                                                                             ---------------------------
                                                                                 1998           1997
                                                                             ------------   ------------
                                                                                (dollars in thousands)
                          Assets
Real estate held for sale (net of accumulated depreciation
  of $20,884 in 1998 and $593 in 1997) ....................................  $     79,801   $      5,123
Less - allowance for estimated losses .....................................        (1,194)        (1,194)
                                                                             ------------   ------------
                                                                                   78,607          3,929
Real estate held for investment (net of accumulated
  depreciation of $31,718 in 1998 and $45,440 in 1997) ....................       215,368        230,007
Investments in and advances to partnerships ...............................        37,356         13,839
Cash and cash equivalents .................................................         2,442          4,262
Restricted cash ...........................................................         7,368          4,300
Other assets, net (including $42 in 1997 due from affiliates) .............        15,919          9,303
                                                                             ------------   ------------
                                                                             $    357,060   $    265,640
                                                                             ============   ============

             Liabilities and Shareholders' Equity
Liabilities
Notes, debentures, and interest payable (including $5,891 in
  1998 due to affiliates) .................................................  $    263,361   $    184,126
Other liabilities (including $67 in 1997 due to affiliates) ...............        17,014         10,423
                                                                             ------------   ------------
                                                                                  280,375        194,549
Commitments and contingencies .............................................

Shareholders' equity
Common stock, $0.01 par value; authorized shares, 20,000,000; shares outstanding, 8,467,260 in 1998 and 7,510,436 in 1997 (after deducting
  2,418,384 shares in  1998 and 1,767,015 shares in 1997  held in treasury)            85         11,446
Special stock, $0.01 par value; authorized shares,
  10,000,000; shares outstanding, none ....................................            --             --
Paid-in capital ...........................................................       305,098        281,638
Accumulated dividends in excess of
  accumulated earnings ....................................................      (228,408)      (222,126)
Accumulated other comprehensive income (loss) .............................           (90)           133
                                                                             ------------   ------------
                                                                                   76,685         71,091
                                                                             ------------   ------------
                                                                             $    357,060   $    265,640
                                                                             ============   ============



   The accompanying notes are an integral part of these Consolidated Financial
                                   Statements.

                         TARRAGON REALTY INVESTORS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 For the Years Ended December 31,
                                                                           --------------------------------------------
                                                                               1998            1997            1996
                                                                           ------------    ------------    ------------
                                                                          (dollars in thousands, except per share data)
Revenue
  Rentals ..............................................................   $     58,798    $     50,745    $     47,831
  Interest .............................................................            739             629             631
  Management fees ......................................................             52              --              --
  Equity in income (loss) of partnerships ..............................           (889)            643           1,500
                                                                           ------------    ------------    ------------
                                                                                 58,700          52,017          49,962
Expenses
  Property operations (including $1,895 in 1998,
     $1,648 in 1997, and $1,014 in 1996 to affiliates) .................         32,963          28,596          28,411
  Interest .............................................................         16,599          12,602          12,042
  Depreciation .........................................................          7,349           7,022           5,374
  Amortization of goodwill .............................................             41              --              --
  Advisory fee to affiliate ............................................          1,048           1,438           1,117
  General and administrative (including $1,562 in 1998,
     $1,411 in 1997, and $1,176  in 1996 to affiliates) ................          3,095           2,091           1,932
  Provision for losses .................................................             --              --             300
                                                                           ------------    ------------    ------------
                                                                                 61,095          51,749          49,176
                                                                           ------------    ------------    ------------
Income (loss) before net gain on sale of real estate, gain on sale of investments, gain on insurance settlement,
  and extraordinary items ..............................................         (2,395)            268             786
Net gain on sale of real estate ........................................          2,108           4,350           3,700
Gain on sale of investments ............................................            123             913              --
Gain on insurance settlement ...........................................             --              --             451
                                                                           ------------    ------------    ------------
Income (loss) from continuing operations ...............................           (164)          5,531           4,937
Extraordinary items ....................................................         (1,231)             61              --
                                                                           ------------    ------------    ------------
Net income (loss) ......................................................   $     (1,395)   $      5,592    $      4,937
                                                                           ============    ============    ============
Other comprehensive income (loss):
  Unrealized gains (losses) on
    marketable equity securities .......................................           (100)            831              --
  Realized gains on marketable equity securities .......................           (123)           (698)             --
                                                                           ------------    ------------    ------------
Net income (loss) recognized in
  other comprehensive income (loss) ....................................           (223)            133              --
                                                                           ------------    ------------    ------------
Comprehensive income (loss) ............................................   $     (1,618)   $      5,725    $      4,937
                                                                           ============    ============    ============

Earnings per share
Income (loss) from continuing operations ...............................   $       (.02)   $        .72    $        .60
Extraordinary items ....................................................           (.16)            .01              --
                                                                           ------------    ------------    ------------
Net income (loss) ......................................................   $       (.18)   $        .73    $        .60
                                                                           ============    ============    ============
Weighted average shares of common stock
  used in computing earnings per share .................................      7,619,604       7,693,031       8,161,197
                                                                           ============    ============    ============

Earnings per share - assuming dilution
Income (loss) from continuing operations ...............................   $       (.02)   $        .71    $        .60
Extraordinary items ....................................................           (.16)            .01              --
                                                                           ------------    ------------    ------------
Net income (loss) ......................................................   $       (.18)   $        .72    $        .60
                                                                           ============    ============    ============
Weighted average shares of common stock used
  in computing earnings per share - assuming dilution ..................      7,619,604       7,769,296       8,197,049
                                                                           ============    ============    ============

   The accompanying notes are an integral part of these Consolidated Financial
                                   Statements.

                         TARRAGON REALTY INVESTORS, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                         Accumulated
                                                                                          Dividends    Accumulated
                                                         Common Stock                    in Excess of     Other
                                                   -----------------------    Paid-in    Accumulated  Comprehensive  Shareholders'
                                                     Shares       Amount      Capital      Earnings    Income (Loss)    Equity
                                                   ----------   ----------   ----------  -----------  -------------  -------------
                                                                                    (dollars in thousands)

Balance, December 31, 1995 ......................   6,679,732   $   10,181   $  276,716   $ (217,270)  $       --      $   69,627
Repurchase of common stock ......................    (561,822)        (856)      (2,812)          --           --          (3,668)
Conversion of convertible subordinated debenture      183,360          279          721           --           --           1,000
Cash dividends ($0.34 per share) ................          --           --           --       (2,833)          --          (2,833)
Stock dividends .................................     640,476          975        3,170       (4,145)          --              --
Net income ......................................          --           --           --        4,937           --           4,937
                                                   ----------   ----------   ----------   ----------   ----------      ----------
Balance, December 31, 1996 ......................   6,941,746       10,579      277,795     (219,311)          --          69,063
Repurchase of common stock ......................     (95,490)        (145)        (603)          --           --            (748)
Cash dividends ($0.38 per share) ................          --           --           --       (2,949)          --          (2,949)
Stock dividends .................................     664,179        1,012        4,446       (5,458)          --              --
Unrealized gains on marketable equity securities           --           --           --           --          831             831
Realized gains on marketable equity securities ..          --           --           --           --         (698)           (698)
Net income ......................................          --           --           --        5,592           --           5,592
                                                   ----------   ----------   ----------   ----------   ----------      ----------
Balance, December 31, 1997 ......................   7,510,435       11,446      281,638     (222,126)         133          71,091
Repurchase of common stock ......................    (504,059)        (685)      (5,223)          --           --          (5,908)
Adjustment for change in par value ..............          --      (10,828)      10,828           --           --              --
Cash dividends ($0.41 per share) ................          --           --           --       (3,198)          --          (3,198)
Stock dividends .................................     142,937          108        1,581       (1,689)          --              --
Common stock issued in connection with merger ...   1,196,556           12       14,048           --           --          14,060
Common stock issued in connection with
   acquisition of TRA ...........................     100,000            1        2,116           --           --           2,117
Stock options exercised .........................      21,391           31          110           --           --             141
Unrealized losses on marketable equity securities          --           --           --           --         (100)           (100)
Realized gains on marketable equity securities ..          --           --           --           --         (123)           (123)
Net (loss) ......................................          --           --           --       (1,395)          --          (1,395)
                                                   ----------   ----------   ----------   ----------   ----------      ----------
Balance, December 31, 1998 ......................   8,467,260   $       85   $  305,098   $ (228,408)  $      (90)     $   76,685
                                                   ==========   ==========   ==========   ==========   ==========      ==========

   The accompanying notes are an integral part of these Consolidated Financial
                                   Statements.

                         TARRAGON REALTY INVESTORS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   For the Years Ended December 31
                                                              ------------------------------------------
                                                                  1998           1997           1996
                                                              ------------   ------------   ------------
                                                                        (dollars in thousands)

Cash Flows from Operating Activities
   Rentals collected .......................................  $     59,108   $     50,578   $     48,054
   Interest collected ......................................           175            634            553
   Interest paid ...........................................       (16,610)       (11,564)       (11,336)
   Payments for property operations (including
     $1,895 in 1998, $1,648 in 1997, and $1,014
      in 1996 to affiliates) ...............................       (31,277)       (29,886)       (28,752)
   General and administrative expenses paid
     (including $2,215 in 1998, $1,914 in 1997, and
     $1,176 in 1996 to affiliates) .........................        (4,441)        (2,134)        (2,117)
   Advisory fee paid to affiliate ..........................        (1,154)        (1,452)        (1,168)
   Organizational costs paid ...............................          (286)            --             --
   Deferred borrowing costs paid ...........................        (2,982)        (2,915)        (1,439)
                                                              ------------   ------------   ------------

     Net cash provided by operating activities .............         2,533          3,261          3,795
                                                              ------------   ------------   ------------

Cash Flows from Investing Activities
   Acquisition of real estate ..............................        (5,495)       (14,656)        (3,199)
   Proceeds from sale of real estate .......................         2,099          6,378          6,156
   Earnest money deposits paid .............................          (307)          (245)            --
   Real estate improvements ................................       (17,343)       (27,349)       (13,547)
   Collections of notes receivable .........................           352            187          2,140
   Investments in marketable equity securities .............           (81)        (2,462)            --
   Proceeds from sale of marketable equity securities ......           580          2,606             --
   Distributions from partnership's investing
     activities ............................................            --             --          6,817
   Distribution of partnership's insurance settlement
     proceeds ..............................................            --             --            760
   Proceeds from sale of partnership interest ..............            --          1,600             --
   Cash and cash equivalents acquired in connection
     with merger of the Company and NIRT
     and acquisition of TRA ................................           658             --             --
   Net (contributions and advances to) distributions
     and repayment of advances from partnerships ...........       (24,291)        (9,872)           437
                                                              ------------   ------------   ------------

     Net cash (used in) investing activities ...............       (43,828)       (43,813)          (436)
                                                              ------------   ------------   ------------




   The accompanying notes are an integral part of these Consolidated Financial
                                   Statements.

                         TARRAGON REALTY INVESTORS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

                                                                        For the Years Ended December 31
                                                                   ------------------------------------------
                                                                       1998           1997           1996
                                                                   ------------   ------------   ------------
                                                                              (dollars in thousands)

Cash Flows from Financing Activities
   Proceeds from borrowings .....................................  $     79,586   $     79,477   $     34,323
   Payments on notes payable ....................................       (41,977)       (36,034)       (28,500)
   Repair escrow deposits, net ..................................          (784)          (847)          (292)
   Dividends to shareholders ....................................        (3,388)        (2,105)        (2,731)
   Distribution from partnership's financing activities .........         3,758             --             --
   Repurchase of common stock ...................................        (5,893)          (748)        (3,668)
   Proceeds from the exercise of stock options ..................            28             --             --
   Borrowings on margin account .................................         2,254          1,209            280
   Advances (repayment of advances) from
     affiliates .................................................         5,891             --           (583)
                                                                   ------------   ------------   ------------
     Net cash provided by (used in) financing activities ........        39,475         40,952         (1,171)
                                                                   ------------   ------------   ------------

Net increase (decrease) in cash and cash equivalents ............        (1,820)           400          2,188

Cash and cash equivalents, beginning of year ....................         4,262          3,862          1,674
                                                                   ------------   ------------   ------------
Cash and cash equivalents, end of year ..........................  $      2,442   $      4,262   $      3,862
                                                                   ============   ============   ============

Reconciliation of net income (loss) to net cash
  provided by operating activities
     Net income (loss) ..........................................  $     (1,395)  $      5,592   $      4,937
     Net gain on sale of real estate ............................        (2,108)        (4,350)        (3,700)
     Gain on sale of investments ................................          (123)          (913)            --
     Gain on insurance settlement ...............................            --             --           (451)
     Write-off of deferred borrowing costs in connection
        with refinancings .......................................           431            299             --
     Extraordinary gain on debt forgiveness .....................            --           (431)            --
     Depreciation and amortization ..............................         8,587          7,938          6,333
     Provision for losses .......................................            --             --            300
     Equity in (income) loss of partnerships ....................           889           (643)        (1,500)
     Interest on advances to partnerships .......................          (566)            --             --
     Non-cash compensation related to stock
        options exercised .......................................           107             --             --
     Changes in other assets and other liabilities, net of
        effects of noncash investing and financing activities:
        (Increase) decrease in interest receivable ..............             3              5            (55)
        (Increase) in other assets ..............................        (4,802)        (6,608)        (2,665)
        Increase in other liabilities ...........................         1,673          1,962            543
        Increase (decrease) in interest payable .................          (163)           410             53
                                                                   ------------   ------------   ------------

Net cash provided by operating activities .......................  $      2,533   $      3,261   $      3,795
                                                                   ============   ============   ============


   The accompanying notes are an integral part of these Consolidated Financial
                                   Statements.

                         TARRAGON REALTY INVESTORS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

                                                                                     For the Years Ended December 31,
                                                                                    ------------------------------------
                                                                                       1998         1997         1996
                                                                                    ----------   ----------   ----------
                                                                                            (dollars in thousands)

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

Changes in assets and liabilities in connection with the purchase or foreclosure of real estate:
   Real estate ...................................................................  $   13,751   $   30,762   $   14,954
   Notes and interest receivable .................................................          --           --       (8,568)
   Allowance for estimated losses ................................................          --           --        3,000
   Other assets ..................................................................       1,157          416           44
   Notes and interest payable ....................................................      (9,030)     (15,756)      (6,157)
   Other liabilities .............................................................        (383)        (766)         (74)
                                                                                    ----------   ----------   ----------
     Cash paid ...................................................................  $    5,495   $   14,656   $    3,199
                                                                                    ==========   ==========   ==========

Assets disposed of and liabilities released in connection with the sale of real estate:
   Real estate ...................................................................  $    2,283   $    9,572   $   23,221
   Other assets ..................................................................         111           29          596
   Notes and interest payable ....................................................      (2,356)      (7,493)     (21,127)
   Other liabilities .............................................................         (47)        (134)        (212)
   Net gain on sale ..............................................................       2,108        4,404        3,678
                                                                                    ----------   ----------   ----------
     Cash received ...............................................................  $    2,099   $    6,378   $    6,156
                                                                                    ==========   ==========   ==========

Assets acquired and liabilities assumed in connection
   with the merger of the Company and NIRT and
   the acquisition of TRA
   Real estate ...................................................................  $   38,988   $       --   $       --
   Cash ..........................................................................         658           --           --
   Other assets ..................................................................       9,598           --           --
   Notes, debentures, and interest payable .......................................     (29,260)          --           --
   Other liabilities .............................................................      (3,807)          --           --
                                                                                    ----------   ----------   ----------
     Purchase consideration ......................................................  $   16,177   $       --   $       --
                                                                                    ==========   ==========   ==========

   Real estate written off pursuant to
     condemnation ................................................................  $       --   $    2,210   $       --

   Note payable written off pursuant to the
     condemnation of the collateral property .....................................  $       --   $    1,725   $       --

   Allowance for estimated losses charged off
     in connection with the write-off of real estate .............................  $       --   $      485   $       --



   The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                         TARRAGON REALTY INVESTORS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying Consolidated Financial Statements of Tarragon Realty Investors, Inc., its subsidiaries, and consolidated partnerships have been prepared in conformity with generally accepted accounting principles ("GAAP"), the most significant of which are described in NOTE 1. "SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES." The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Notes to Consolidated Financial Statements are an integral part of the Consolidated Financial Statements. The data presented in the Notes to Consolidated Financial Statements are as of December 31 of each year and for the year then ended unless otherwise indicated. Dollar amounts in tables are in thousands, except per share amounts. Certain balances for 1997 and 1996 have been reclassified to conform to the 1998 presentation.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Company business. Tarragon Realty Investors, Inc., (the "Company") is a Nevada corporation incorporated April 2, 1997, and the successor in interest to National Income Realty Trust ("NIRT") and Vinland Property Trust ("Vinland"). NIRT, a California business trust, was organized on October 31, 1978, and commenced operations on March 27, 1979, investing in income-producing real estate through acquisitions, leases, and partnerships. Vinland was a California business trust established July 18, 1973, and commenced operations April 2, 1974. Vinland was formed to invest in commercial and multifamily real estate. In July 1997, Vinland merged with the Company, its wholly-owned subsidiary.

Effective November 23, 1998, NIRT incorporated as a California corporation and on November 24, 1998, merged with and into the Company, with the Company as the survivor. Pursuant to the terms of the Agreement and Plan of Merger entered into by the Company and NIRT, each share of beneficial interest of NIRT was converted into 1.97 shares of the Company's common stock. As a result, the shareholders of NIRT became the owners of 85% of the Company's common stock.

FOR ACCOUNTING PURPOSES, THE MERGER IS TREATED AS A REVERSE ACQUISITION OF THE COMPANY BY NIRT USING THE PURCHASE METHOD OF ACCOUNTING, AND HISTORICAL BALANCES AND OPERATIONS OF THE COMPANY FOUND IN THIS FORM 10-K ARE THOSE OF NIRT. SHARE AND PER SHARE INFORMATION HAS BEEN RESTATED RETROACTIVELY TO GIVE EFFECT TO THE
1.97 TO 1 EXCHANGE RATIO IN THE MERGER. REFERENCES TO THE COMPANY IN RELATION TO DATES PRIOR TO NOVEMBER 24, 1998, ARE INTENDED TO INCLUDE BOTH OF THE COMPANY'S PREDECESSORS, NIRT AND VINLAND.

Immediately following the merger, the Company acquired Tarragon Realty Advisors, Inc. ("TRA"), the Company's advisor since March 1, 1994, and NIRT's advisor since April 1, 1994, from William S. Friedman and his wife, Lucy N. Friedman, for 100,000 shares of the Company's common stock and options to acquire 350,000 additional shares of the Company's common stock at prices ranging between $13 and $16 per share. William S. Friedman is the President, Chief Executive Officer, and a Director of the Company and also served as President, Chief Executive Officer, and a Trustee of NIRT and as Director and Chief Executive Officer of TRA. The Friedman family owns approximately 34% of the outstanding shares of common stock of the Company. In addition to the options to acquire 350,000 additional shares received in connection with the Company's purchase of TRA discussed above, Mr. Friedman also holds options to acquire 450,000 additional shares of the Company's common stock at prices ranging between $12 and $15 per share.

Basis of consolidation. The Consolidated Financial Statements include the accounts of the Company, its subsidiaries, and partnerships it controls. All significant intercompany transactions and balances have been eliminated.

Real estate and depreciation. Real estate held for sale is carried at the lower of cost or estimated fair value less estimated costs to sell. Real estate held for investment is carried at cost unless an impairment is determined to exist, as discussed below. Impaired properties are written down to their estimated fair values. Foreclosed real estate is initially recorded at new cost, defined as the lower of the Company's note receivable carrying amount or the fair value of the collateral property less estimated costs of sale. The Company capitalizes property improvements and

                         TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

major rehabilitation projects that increase the value of the respective property and have useful lives greater than one year, except for individual expenditures less than $10,000 that are not part of a planned renovation project. Und3er this policy, during 1998, expenditures of $16.9 million were capitalizes, including $3.4 million related to development properties, and property replacements of $2.3 million were expensed. Property replacements include, but are not limited to, such items as landscaping, exterior painting, and parking lot improvements. Depreciation is provided against real estate held for investment by the straight-line method over the estimated useful lives of the assets, ranging from three to 40 years.

The Company capitalizes interest on funds used in constructing property from the date of initiation of construction activities through the time the property is ready for leasing. The Company also capitalizes property taxes and insurance costs during the construction period. Interest, property taxes, and insurance expenditures of $662,000 and $945,000 were capitalized during 1998 and 1997, respectfully.

Effective January 1, 1997, the Company implemented prospectively a change in accounting estimate whereby capital expenditures for carpet, appliances, and heating, ventilation, and air conditioning (HVAC) replacements are capitalized rather than expensed. The Company believes that capitalizing these expenditures and depreciating them over lives ranging from three to five years more appropriately reflects the timing of the economic benefits to be received from these expenditures. Additionally, the Company believes this treatment is consistent with policies currently being used by other real estate investment trusts. This change had no effect on the advisory fee as TRA waived any fee resulting from this change in accounting estimate.

The Company's management evaluates whether events or changes in circumstances indicate that the carrying value of any of the Company's properties held for investment may not be recoverable. This evaluation generally consists of a review of the property's cash flow and current and projected market conditions, as well as any changes in general and local economic conditions. If an impairment loss exists based on the results of this review, a loss is recognized by a charge against current earnings and a corresponding reduction in the respective asset's carrying value. The amount of this impairment loss is equal to the amount by which the carrying value of the property exceeds the estimated fair value.

At least annually, all properties held for sale are reviewed by the Company's management, and a determination is made if the held for sale classification remains appropriate. Following are among the factors considered in determining that a change in classification to held for investment is appropriate: (i) the property has not been held for at least one year; (ii) Company management has no intent to dispose of the property within the next twelve months; (iii) the property is a "qualifying asset" as defined in the Internal Revenue Code of 1986; (iv) property improvements have been funded; and (v) the Company's financial resources are such that the property can be held long-term.

Allowance for estimated losses. Valuation allowances are provided for estimated losses on notes receivable and properties held for sale to the extent that the investment in the notes or properties exceeds the Company's estimate of fair value less estimated selling costs of the collateral securing the notes or the properties. The provisions for losses are based on estimates, and actual losses may vary from current estimates. Such estimates are reviewed periodically. Any additional provision determined to be necessary or the reversal of any existing allowance no longer required is recorded by a charge or credit to current earnings.

Cash equivalents. The Company considers all highly liquid debt instruments purchased with maturities of three months or less to be cash equivalents.

Restricted cash. Restricted cash represents escrow accounts, generally held by the lenders of certain of the Company's mortgage notes payable, for taxes, insurance, property repairs and replacements.

                         TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other assets. Other assets consist primarily of notes and interest receivable, marketable equity securities, tenant accounts receivable, deferred borrowing costs, prepaid leasing commissions, and goodwill. Marketable equity securities are considered to be available-for-sale and are carried at fair value, defined as year end closing market value. Net unrealized holding gains and losses are included in other comprehensive income (loss). Deferred borrowing costs are amortized on the straight-line method (which approximates the effective interest method) over the related loan terms, and such amortization is included in interest expense. Prepaid leasing commissions are amortized to leasing commission expense, included in property operating expenses, on the straight-line method over the related lease terms. Goodwill was recorded in connection with the Company's acquisition of TRA and is being amortized on the straight-line method over five years. For a more detailed discussion of goodwill, see NOTE 2. "MERGER TRANSACTION."

Revenue recognition on the sale of real estate. Gains on sales of real estate are recognized when and to the extent permitted by Statement of Financial Accounting Standards ("SFAS") No. 66. - "Accounting for Sales of Real Estate." Until the requirements of SFAS No. 66 for full profit recognition have been met, transactions are accounted for using the deposit, installment, cost recovery, or financing method, whichever is appropriate.

Investments in noncontrolled partnerships. The Company uses the equity method to account for investments in partnerships it does not control. Under the equity method, the Company's initial investments are increased by its proportionate share of the partnerships' operating income and additional advances and decreased by the Company's proportionate share of the partnerships' operating losses and distributions received.

Earnings per share. Net income (loss) per share of common stock is computed based upon the weighted average number of shares outstanding during each year. All share and per share data have been restated to give effect to the merger of the Company with NIRT on the basis of 1.97 shares of the Company's common stock for each share of beneficial interest of NIRT and a 10% stock dividend paid in September 1997 by NIRT.

On December 31, 1997, the Company adopted SFAS No. 128 - "Reporting Earnings Per Share," which superseded the Accounting Principles Board's Opinion No. 15 ("APB No. 15") - "Earnings Per Share." This statement requires business enterprises with other than simple capital structures to report both basic and diluted earnings per share for each period for which a statement of operations is presented. There was no cumulative effect nor any impact on the Company's financial position as a result of the adoption.

Fair value of financial instruments. SFAS No. 107 - "Disclosures About Fair Value of Financial Instruments" requires the Company to disclose the estimated fair values of its financial instrument assets and liabilities.

Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1998 and 1997. Considerable judgment is necessary to interpret market data and develop estimated fair values. Accordingly, the estimated fair values presented do not purport to present amounts to be ultimately realized or paid by the Company, which may vary significantly from the estimated fair values presented. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

As of December 31, 1998 and 1997, the Company's management estimates that the carrying amounts for cash and cash equivalents and restricted cash approximate fair value because of the short maturities of those instruments. In addition, the carrying amounts of notes receivable and other liabilities approximate fair value. The fair values of the Company's notes payable are estimated by discounting future expected cash flows using current rates for loans with similar terms and maturities.

                         TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock option plans. The Company measures any compensation costs associated with the issue of stock options using the guidance provided by APB No. 25. Under APB No. 25, compensation costs related to stock options issued pursuant to compensatory plans are measured based on the difference between the quoted market price of the stock at the measurement date (ordinarily the date of grant) and the exercise price and should be charged to expense over the periods during which the grantee performs the related services. All stock options issued to date by the Company have exercise prices equal to the market price of the stock at the dates of grant. See NOTE 10. "STOCK OPTIONS."

Recent Accounting Pronouncements. On January 1, 1998, the Company adopted SFAS No. 130 - "Reporting Comprehensive Income." SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Accumulated other comprehensive income (loss) presented in the accompanying Consolidated Balance Sheets and Consolidated Statements of Shareholders' Equity represents unrealized holding gains and losses on marketable equity securities.

On December 31, 1998, the Company adopted SFAS No. 131 - " Disclosures about Segments of an Enterprise and Related Information." The provisions of this pronouncement had no effect on the Company's financial statements as the Company considers rental real estate to be its only operating segment and manages its business as such.

NOTE 2. MERGER TRANSACTION

As described in NOTE 1. "SIGNIFICANT ACCOUNTING POLICIES," the Company and NIRT merged in November 1998 with the Company as the survivor. Immediately following the merger, the Company acquired TRA. TRA is the sole owner of Tarragon Management, Inc., ("TMI") that provides property management services for most of the Company's properties. The merger was accounted for as a reverse acquisition by NIRT of the Company using the purchase method of accounting.

The consideration given by NIRT, the accounting acquirer, in the acquisition of the Company was the market value of the 1,196,556 shares of outstanding common stock of the Company on November 24, 1998, or $14.1 million. The excess of the market value of the Company's common stock over its book value on the date of merger of approximately $5.6 million was allocated to the Company's real estate properties on the basis of their relative fair values.

The consideration given in the acquisition of TRA was the market value of the 100,000 shares of the Company's common stock issued, or $1.2 million, plus the fair value of the options to purchase 800,000 additional shares of the Company's common stock over a period of ten years at prices ranging between $12 and $16 per share, or $942,000. The fair value of the options was estimated using the Black Scholes pricing model. See NOTE 10. "STOCK OPTIONS" for assumptions used in the calculation of fair value. The excess of the consideration over the net assets of TRA of $2.5 million was recorded as goodwill. Goodwill is included in other assets in the accompanying December 31, 1998, Balance Sheet and is being amortized using the straight-line method over five years.

                         TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2. MERGER TRANSACTION (Continued)

Pro forma results of operations for the combined entities for 1998 and 1997 are presented as if the merger of the Company and NIRT and the acquisition of TRA had occurred as of January 1, 1997. For purposes of the pro forma presentation, depreciation and amortization, including amortization of goodwill, have been adjusted to their accounting bases recognized in recording the merger and the acquisition of TRA.

                                                                For the Years Ended December 31,
                                                               ----------------------------------
                                                                     1998              1997
                                                               ---------------    ---------------
                                                                           (Unaudited)
         Revenue ...........................................   $        68,673    $        62,197
         Income (loss) from continuing operations ..........            (2,119)             3,776
         Net income (loss) .................................            (3,087)             3,837

         Earnings per share
         Income (loss) from continuing operations ..........   $         (0.28)   $          0.49
         Net income (loss) .................................             (0.41)              0.50

         Earnings per share - assuming dilution
         Income (loss) from continuing operations ..........   $         (0.28)   $          0.49
         Net income (loss) .................................             (0.41)              0.49

NOTE 3. ALLOWANCE FOR ESTIMATED LOSSES AND PROVISIONS FOR LOSSES

Activity in the allowance for estimated losses was as follows:

                                                                      1998               1997
                                                               ---------------    ---------------

         Balance January 1..................................   $         1,194    $         1,529
         Reclassified from other assets.....................                --                150
         Amounts charged off................................                --               (485)
                                                               ---------------    ---------------

         Balance December 31................................   $         1,194    $         1,194
                                                               ===============    ===============

Amounts charged off in 1997 relate to the write-off of K-Mart Shopping Center in Indianapolis, Indiana, in March 1997 due to its condemnation.

During 1996, the Company recorded a provision for loss of $300,000 to write down Mariposa Manor Apartments to its then estimated fair value.





                     [This space intentionally left blank.]

                        TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4. REAL ESTATE AND DEPRECIATION

Since the merger, the Company has consolidated 13 properties comprised of nine apartment complexes with 1,293 units and four commercial properties with 234,407 square feet. Except for two, all properties are held for investment. The bases of the properties were determined by allocating the purchase consideration based on the properties' relative fair values. See NOTE 2. "MERGER TRANSACTION." The following table depicts the 13 properties consolidated since the merger.

                                                                                Acquisition Costs
                                                                  Square     -----------------------
      Property                       Location        Units       Footage       Basis         Debt
---------------------            ----------------  ----------   ----------   ----------   ----------

PROPERTIES HELD FOR INVESTMENT
Apartments
Aspentree ....................   Dallas, TX               296      212,864   $    4,382   $    3,839
The Brooks ...................   Addison, TX              104       94,176        2,788        1,282
Collegewood ..................   Tallahassee, FL          162       83,700        2,779        2,020
French Villa .................   Tulsa, OK                101      104,720        2,233        1,882
Holly House ..................   North Miami, FL           57       45,417        1,987        1,760
Mission Trace ................   Tallahassee, FL           96      104,400        2,815        2,060
Riverside ....................   Austin, TX               145      110,868        3,950        4,163
Southern Elms ................   Tulsa, OK                 78       65,159        1,520        1,311
                                                   ----------   ----------   ----------   ----------
                                                        1,039      821,304       22,454       18,317
                                                   ----------   ----------   ----------   ----------
Commercial
Briarwest ....................   Houston, TX               --       25,323        1,874        1,679
Park 20 West .................   Tallahassee, FL           --       69,065        3,442        1,884
Tarzana Towne Plaza ..........   Tarzana, CA               --       37,208        3,355        2,924
                                                   ----------   ----------   ----------   ----------
                                                           --      131,596        8,671        6,487
                                                   ----------   ----------   ----------   ----------
PROPERTIES HELD FOR SALE
Apartments
Phoenix ......................   Tulsa, OK                254      208,726        1,966           --

Commercial
One Turtle Creek .............   Dallas, TX                --      102,811        5,897        1,820
                                                   ----------   ----------   ----------   ----------
                                                          254      311,537        7,863        1,820
                                                   ----------   ----------   ----------   ----------
                                                        1,293    1,264,437   $   38,988   $   26,624
                                                   ==========   ==========   ==========   ==========

During 1998 (prior to the merger), 1997, and 1996, the Company purchased ten multifamily properties comprising 1,629 units and two commercial properties with 115,222 square feet as presented below. In connection with these acquisitions, the Company paid TRA real estate acquisition fees totaling $393,000 and a financing fee of $20,000 prior to the Company's acquisition of TRA. These properties are located in the same geographic areas where the Company currently operates and were acquired in separate transactions from unaffiliated sellers.

                                                                                             Cost of Acquisition
                                                      Date                      Square     -----------------------
         Property                Location           Acquired       Units        Footage       Cash         Debt
     ------------------      ----------------      ----------   -----------   ----------   ----------   ----------
     1998 Acquisitions:
     Desert Winds            Jacksonville, FL        Jun-98            152       121,056   $      603   $    1,375
     Palm Grove              Orlando, FL             Jun-98            142        99,684          447        1,333
     Silver Creek            Jacksonville, FL        Jun-98            152       144,240          490        1,312
     1505 Hwy 6              Houston, TX             Oct-98             --        62,934        1,695        2,000
                                                                ----------    ----------   ----------   ----------
                                                                       446       427,914        3,235        6,020
                                                                ----------    ----------   ----------   ----------
     1997 Acquisitions:
     Morningside             Jacksonville, FL        Feb-97            112        89,200          521        1,641
     Newport                 Plantation, FL          Jun-97            152       139,364        1,526        5,058
     Fountainhead            Kissimmee, FL           Jun-97            184       172,578        7,690           --
     Courtyard at the Park   Miami, FL               Jul-97            127       117,250          728        2,973
     Mariner Plaza           Tallahassee, FL         Aug-97             --        52,288        1,458           --
     Landmark                Tallahassee, FL         Oct-97            128       113,720        1,822           --
                                                                ----------    ----------   ----------   ----------
                                                                       703       684,400       13,745        9,672
                                                                ----------    ----------   ----------   ----------
     1996 Acquisitions:
     Woodbrier               Oklahoma City, OK       Apr- 96           128       114,900        1,277        1,230
     River City Landing      Jacksonville, FL        Jun- 96           352       356,800        1,922        4,930
                                                                ----------    ----------   ----------   ----------
                                                                       480       471,700        3,199        6,160
                                                                ----------    ----------   ----------   ----------
                                                                     1,629     1,584,014   $   20,179   $   21,852
                                                                ==========    ==========   ==========   ==========

                         TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4. REAL ESTATE AND DEPRECIATION (Continued)

In March 1998, the Company completed reconstruction and expansion of The Vistas at Lake Worth in Fort Worth, Texas, to 265 apartment units at a cost of $16.5 million, $13.9 million of which had been expended at December 31, 1997. Initial operations at the property began in December 1997.

In April 1998, the Company purchased a 43-acre tract of land adjacent to The Vistas at Lake Worth in Fort Worth, Texas, for $707,000, including an acquisition fee to TRA of $7,000. The Company plans to build a luxury apartment community known as The Observatory on a portion of this tract and sell the balance to a single family home builder. In May 1998, the Company purchased a 33-acre tract of land in Frisco, Texas, for $4.5 million, paying $1.6 million in cash and financing the remainder with a short-term mortgage. In connection with this transaction, the Company paid TRA an acquisition fee of $45,000 and a financing fee of $30,000. Construction is presently underway on a portion of the site for a 320-unit luxury apartment community known as The Vintage at Legacy Lakes.

The Company added 300 units to its multifamily portfolio in July 1997 when it acquired an additional 40% interest in English Village Partners, L.P., for $1 million. As the Company now holds a 90% interest in the partnership, the operations of English Village Apartments, located in Memphis, Tennessee, and subject to a mortgage with a present balance of $5.9 million, have been consolidated since July 1997.

In connection with the acquisition of River City Landing in 1996, the seller paid Bruce A. Schnitz, former Chief Operating Officer of the Company and TRA, a commission of $82,563 pursuant to a brokerage agreement entered into prior to Mr. Schnitz's affiliation with TRA and the Company.

The Company sold Mountain View Shopping Center in Las Vegas, Nevada, and Spring Pines Apartments in Houston, Texas, during 1998 for an aggregate sale price of $4.7 million, receiving net cash proceeds of $2.1 million and recognizing gains on the sales totaling $2.1 million.

The Company sold Plaza Hills Apartments in Kansas City, Missouri, Huntington Green Apartments in Philadelphia, Pennsylvania, and Pheasant Pointe Apartments in Sacramento, California, during 1997 for an aggregate sale price of $14 million, receiving net cash proceeds of $6.4 million and recognizing gains on the sales totaling $4.4 million.

In September 1996, the Company sold Century Centre II Office Building in San Mateo, California, for $28.2 million in cash. After closing costs, prorations, and the payoff of the $21 million mortgage secured by the property, the Company received net cash proceeds of $6.2 million and recognized a gain of $3.7 million.

In November 1995, the city of Indianapolis, Indiana, initiated condemnation proceedings against the Company's K-Mart Shopping Center acquired through a deed in lieu of foreclosure in December 1994. The shopping center was vacant at the time the Company acquired it, although leased to K-Mart under a net lease expiring in 1999. The lease was assigned by K-Mart to the city of Indianapolis in September 1995. In March 1996, the Company ceased payments on the $1.7 million non-recourse mortgage loan secured by the shopping center. In March 1997, the Company wrote off the property and related debt. No loss was recognized in excess of amounts previously provided.

In October 1995, the Company and the borrower on an $8.6 million first mortgage receivable that matured in December 1995 negotiated a settlement of the outstanding balance whereby the borrower agreed to relinquish the collateral property, Jackson Square Shopping Center, a 342,000 square foot property in Jackson, Mississippi, through a deed in lieu of foreclosure. The Company took possession of the property in January 1996. As the estimated fair value of the property exceeded the Company's net carrying value of the mortgage loan, the Company recognized no loss in excess of amounts previously provided.

                         TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4. REAL ESTATE AND DEPRECIATION (Continued)

In the second quarter of 1998, the Company identified 12 multifamily properties with an aggregate 3,406 units and aggregate net carrying value of $56.8 million that it would pursue marketing for a possible bulk sale and, accordingly, reclassified these properties to real estate held for sale. The Company ceased depreciating these properties in April 1998. In September 1998, the Company removed from consideration for sale two of the properties identified in April 1998 with an aggregate 320 units and aggregate net carrying value of $5.7 million, and reclassified them to held for investment; depreciation resumed in October 1998. Also in September 1998, the Company identified four other properties that it would pursue marketing for sale, three commercial properties with total square footage of 216,777 and aggregate net carrying value of $7.7 million and one multifamily property with 136 units and a net carrying value of $1.6 million. These four properties were reclassified to held for sale, and depreciation ceased as of October 1, 1998. In December 1998, the Company added three properties to its held for sale portfolio (one commercial property with 39,600 square feet and a net carrying value of $1.6 million and two apartment properties with 360 units and an aggregate net carrying value of $5.1 million). Depreciation on these properties will cease in January 1999.

As the estimated fair values of these properties exceeded their carrying values at the time of determination to reclassify, no losses were recognized upon their reclassification. Results of operations for real estate held for sale for the years ended December 31, 1998, 1997, and 1996, were $2.4 million, $1.5 million, and $675,000, respectively. Operations for these properties include rental revenue, property operating expenses, interest expense, and depreciation expense (prior to their reclassification to held for sale). For a listing of properties held for sale, see Schedule III.

NOTE 5. INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS

Investments in and advances to partnerships consisted of the following at December 31:

                                                 1998           1997
                                             ------------   ------------
801 Pennsylvania Avenue ..................   $         10   $      2,936
Ansonia Apartments, L.P. .................         13,383            970
Antelope Pines Estates, L.P. .............            109             --
Danforth National Apartments, Ltd. .......          2,695          2,892
Larchmont Associates, L.P. ...............          1,837             --
National Omni Associates, L.P. ...........          5,902            721
Orange National Partners, Ltd. ...........          4,203             --
RI Panama City, Ltd. .....................          1,460          1,677
RI Windsor, Ltd. .........................          2,898          2,697
Sacramento Nine ..........................            555            557
Tarragon Huntsville Apartments, L.L.C ....            677             --
Tarragon Savannah, L.P. ..................          2,511          1,389
Tarragon Stoneybrook Apartments, L.L.C ...            209             --
Woodcreek Garden Apartments, L.P. ........            907             --
                                             ------------   ------------
                                             $     37,356   $     13,839
                                             ============   ============

The Company holds noncontrolling interests in each of the above partnerships as the outside partners participate in the decision-making activities of the partnerships. Therefore, the Company accounts for its investments in these partnerships using the equity method.

Partnerships with affiliates of Robert C. Rohdie

In 1997 and 1998, the Company formed seven partnerships with affiliates of Robert C. Rohdie. These partnerships include Danforth National Apartments, Ltd., Orange National Partners, Ltd., RI Panama City, Ltd., RI Windsor, Ltd., Tarragon Huntsville Apartments, L.L.C., Tarragon Savannah, L.P., and Tarragon Stoneybrook Apartments, L.L.C. Except for Danforth, the Company holds 50% interests in each of these partnerships. The Company holds

                         TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5. INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS (Continued)

an 80% interest in Danforth. Each of these partnerships was formed to construct, own, and operate a luxury apartment community in Florida, Georgia, or Alabama. These properties, with an aggregate 2,066 units, are in various stages of construction and/or lease-up. Generally, the partnerships have obtained construction loans (guaranteed by Mr. Rohdie) to finance the construction. The remaining costs were primarily funded by interest-bearing priority loans from the Company. Such loans together with interest thereon will be repaid from the operation, refinancing, sale, or other disposition of the property. Mr. Rohdie has provided extensive development experience to the partnerships and, in return, has received interests in the partnerships that are subordinate to repayment of the Company's priority loans and interest thereon. The Company has made capital contributions to these partnerships of $830,000, and the aggregate balance of interest-bearing priority loans at December 31, 1998, is $15.3 million. In 1997, in connection with the acquisition of the land on which The Club at Danforth was constructed, Danforth paid an acquisition fee of $30,000 to TRA.

Ansonia Apartments, L.P.

In December 1997, the Company formed Ansonia Apartments, L.P., with two unrelated entities to invest in the renovation and repositioning of older, suburban apartment properties in central and eastern Connecticut. The Company formed this partnership to take advantage of the acquisition and management skills of Robert Rothenberg, Saul Spitz, Richard Frary, and Joel Mael, affiliates of the outside partners. The Company has a 70% interest in this partnership. The outside partners have a 30% interest in the partnership, subject to their obligation to pay the Company 30% of the amounts contributed to the partnership by the Company plus interest. Between December 1997 and August 1998, Ansonia purchased ten operating properties with 1,950 apartment units at an aggregate cost of $64.6 million, $53.8 million of which was financed through mortgages on each property. The remainder of the aggregate purchase price was paid with funds contributed by the Company to Ansonia. The Company's contributions, with a balance of $12.6 million at December 31, 1998, earn a preferred return and are to be repaid through preferential returns from operation, refinancing, sale or other disposition of the properties. In connection with the acquisition and financing of these properties, Ansonia paid TRA fees of $38,000 in 1997 and $54,000 in 1998.

Antelope Pines Estates, L.P., and Woodcreek Garden Apartments, L.P.

In December 1998, the Company purchased a 49% general partner interest in Antelope Pines Estates, L.P., which owns a 314-unit operating apartment property and in Woodcreek Garden Apartments, L.P., which owns a 416-unit operating apartment property, both located in Lancaster, California. The Company has made investments in and advances to the partnerships of $1 million, which are expected to be repaid from operation, refinancing, sale, or other disposition of the properties, subject to preferential returns to the other partners.

801 Pennsylvania Avenue

In June 1995, the Company acquired a 50% economic interest in an office building located at 801 Pennsylvania Avenue, Washington, D.C. This interest was acquired through purchase of a first lien mortgage note with a face value of $8.5 million for $3 million. In accordance with the terms of the note, the Company's $3 million investment, as well as any additional advances made to the property, were to be repaid from property cash flow after operating expenses, with interest at a rate of 11% per annum. The $5.5 million remaining balance of the note plus accrued interest was to be satisfied by payment of 50% of all funds available after property operating expenses plus 50% of the proceeds from any sale or refinancing. In June 1998, new first mortgage financing in the amount of $4.2 million secured by the property was obtained. The Company received $3.8 million of the financing proceeds, $2.9 million of which represented the balance of its original investment, $606,000 of which was accrued interest, and $267,000 was the Company's 50% participation in excess financing proceeds.

Larchmont Associates, L.P.

The Company holds a 57% interest in Larchmont Associates, L.P., which owns a 504-unit apartment complex in Toledo, Ohio. The Larchmont interest was initially acquired by Vinland in December 1995 in return for a cash investment of $418,000. In 1997 and in 1998 prior to the merger of the Company and NIRT, additional advances

                         TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5.  INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS (Continued)

were made to Larchmont, largely to fund capital improvements. The $1.8 million aggregate balance is expected to be repaid with interest at 18% from the operation, refinancing, sale, or other disposition of the property.

National Omni Associates, L.P.

In December 1997, the Company formed Omni in which it held a 55% interest. Omni purchased 5600 Collins Avenue, a 289-unit high rise waterfront apartment building in Miami Beach, Florida, in February 1998. The purchase price of $32 million was partially funded through $26 million of first and second lien loans. The remainder of the purchase price was paid with funds contributed by the Company. In connection with the merger of the Company with NIRT, the Company's interest increased to 70%. The Company's investment balance of $5.9 million at December 31, 1998, is to be repaid with interest at rates between 10% and 18% through preferential returns from operation, refinancing, sale, or other disposition of the property.

Sacramento Nine ("SAC 9")

The Company and Continental Mortgage and Equity Trust are partners in SAC 9, a tenancy-in-common that currently owns two office buildings in the vicinity of Sacramento, California. The Company has a 70% undivided interest in SAC 9.

In August 1995, SAC 9 obtained first mortgage financing in the amount of $3.5 million secured by a previously unencumbered office building. Net financing proceeds of $3.4 million were distributed, of which the Company's proportionate share was $2.4 million. In connection with the financing, SAC 9 paid a mortgage brokerage fee of $35,000 to TRA. Distribution of the financing proceeds to the Company resulted in cumulative distributions exceeding the Company's investment in SAC 9. Accordingly, during 1996, the Company recorded income of $129,000 representing the excess of cumulative distributions over the Company's investment in SAC 9.

Other partnerships

Until July 1997, the Company held a 50% interest in English Village Partners, L.P. In November 1995, this partnership refinanced the mortgage debt secured by English Village Apartments, its sole property, increasing the first mortgage loan balance to $6.2 million. Net refinancing proceeds were $1.3 million, of which the Company's portion was $619,000. Distribution of the refinancing proceeds resulted in cumulative distributions exceeding the Company's investment in this partnership. Also, during 1996, distributions to the Company from the operations of English Village Apartments exceeded the Company's share of the partnership's net income. Accordingly, during 1996, the Company recorded income of $771,000 representing the excess of cumulative distributions over the Company's investment in English Village.

In July 1997, the Company acquired an additional 40% interest in English Village, increasing its total interest to 90%, in exchange for a capital contribution of $1 million. As the Company now holds a controlling interest, the operations of English Village, have been consolidated since July 1997. See NOTE
3. "REAL ESTATE AND DEPRECIATION."

Until November 1997, the Company had a 40% interest in Indcon, L.P., which owned industrial warehouses. In August 1997, Indcon sold a warehouse for $60,000 receiving net cash proceeds of $54,000 of which the Company's proportionate share was $22,000. In connection with the sale, Indcon recorded a loss on the sale totaling $134,000, and the Company recorded a $54,000 loss representing its proportionate share of the loss on sale. In November 1997, the Company sold its interest in the partnership for $1.6 million cash. In connection with this sale, the Company recognized a gain of $215,000.

During the first half of 1996, Indcon sold 27 warehouses for $41.2 million, receiving net cash proceeds of $16.8 million after the payoff of the existing $23.5 million mortgage loan and closing costs. The Company's share of the sale proceeds was $6.7 million plus $130,000 representing an allowance for brokerage commissions that the Company retained and that offset the Company's share of Indcon's loss on the sale, resulting in a net gain on sale of $22,000.

                         TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5. INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS (Continued)

In September 1995, one of Indcon's warehouses was destroyed in a fire. An insurance settlement totaling $2.2 million was reached by the partnership in March 1996 resulting in a $1.1 million gain, of which the Company's proportionate share was $451,000. The Company received cash proceeds of $760,000 representing its proportionate share of the insurance settlement proceeds.

Set forth below are summarized financial data for the partnerships accounted for using the equity method as of and for the periods indicated (unaudited):


                                                                                              Other
December 31, 1998                                                                  Other   Construction/
                                  Ansonia    Danforth       Omni      Windsor    Operating    Lease-Up    Other      Total
                                 ---------   ---------   ---------   ---------   ---------   ---------   --------  ---------
Real estate ...................  $  69,271   $  15,949   $  32,576   $  18,688   $  18,420   $  35,280   $ 35,874  $ 226,058
Accumulated depreciation ......       (675)       (196)       (614)       (387)     (3,721)       (227)        --     (5,820)
Other assets ..................      1,472         430         853         205         864         698        833      5,355
Notes and interest payable ....    (54,530)    (13,295)    (26,050)    (15,962)    (13,102)    (27,030)   (26,500)  (176,469)
Other liabilities .............     (2,163)     (3,809)       (935)     (3,765)     (2,597)     (8,676)    (2,099)   (24,044)
                                 ---------   ---------   ---------   ---------   ---------   ---------   --------  ---------
Partners' capital (deficit) ...  $  13,375   $    (921)  $   5,830   $  (1,221)  $    (136)  $      45   $  8,108  $  25,080
                                 =========   =========   =========   =========   =========   =========   ========  =========

The Company's proportionate
   share of capital (deficit)    $  13,375   $    (744)  $   5,830   $    (611)  $     945   $     221   $    119  $  19,135
Advances ......................          8       3,439          72       3,509       1,457       7,953      1,783     18,221
                                 ---------   ---------   ---------   ---------   ---------   ---------   --------  ---------
Investments in and advances to
   partnerships ...............  $  13,383   $   2,695   $   5,902   $   2,898   $   2,402   $   8,174   $  1,902  $  37,356
                                 =========   =========   =========   =========   =========   =========   ========  =========

Year ended December 31, 1998

Rental revenue ................  $   5,558   $     419   $   3,945   $   1,338   $   2,496   $   1,088   $     --  $  14,844
Property operating expenses ...     (2,762)       (384)     (2,163)     (1,071)       (751)       (621)        --     (7,752)
Interest expense ..............     (1,788)       (776)     (1,931)     (1,496)       (562)       (898)        --     (7,451)
Depreciation expense ..........       (668)       (196)       (614)       (348)       (449)       (228)        --     (2,503)
                                 ---------   ---------   ---------   ---------   ---------   ---------   --------  ---------
Net income (loss) .............  $     340   $    (937)  $    (763)  $  (1,577)  $     734   $    (659)  $     --  $  (2,862)
                                 =========   =========   =========   =========   =========   =========   ========  =========

Equity in income (loss) of
   partnerships ...............  $     340   $    (750)  $    (648)  $    (789)  $   1,362   $    (404)  $     --  $    (889)
                                 =========   =========   =========   =========   =========   =========   ========  =========

December 31, 1997

Real estate ...................  $   3,829   $   2,892   $      --   $  15,933   $  10,090   $   7,123   $     --  $  39,867
Accumulated depreciation ......         (6)         --          --         (38)     (2,854)         --         --     (2,898)
Other assets ..................        214          --         721         474         675         505         --      2,589
Notes and interest payable ....     (2,925)         --          --     (13,402)     (4,131)     (4,301)        --    (24,759)
Other liabilities .............       (142)     (2,886)         --      (2,661)       (137)     (2,823)        --     (8,649)
                                 ---------   ---------   ---------   ---------   ---------   ---------   --------  ---------
Partners' capital .............  $     970   $       6   $     721   $     306   $   3,643   $     504   $     --  $   6,150
                                 =========   =========   =========   =========   =========   =========   ========  =========

The Company's proportionate
   share of capital ...........  $     970   $       6   $     721   $     153   $   3,126   $     400   $     --  $   5,376
Advances ......................         --       2,886          --       2,544         367       2,666         --      8,463
                                 ---------   ---------   ---------   ---------   ---------   ---------   --------  ---------

Investments in and advances to
   partnerships ...............  $     970   $   2,892   $     721   $   2,697   $   3,493   $   3,066   $     --  $  13,839
                                 =========   =========   =========   =========   =========   =========   ========  =========

                         TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5.  INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS  (Continued)

Year ended December 31, 1997                                  Other
                                                Windsor     Operating      Total
                                               ----------   ----------   ----------

Rental revenue ..............................  $      225   $    3,598   $    3,823
Property operating expenses .................         (79)      (1,340)      (1,419)
Interest expense ............................        (180)        (649)        (829)
Depreciation expense ........................         (38)        (481)        (519)
                                               ----------   ----------   ----------
Income (loss) before loss on sale
   of real estate ...........................         (72)       1,128        1,056
Loss on sale of real estate .................          --         (134)        (134)
                                               ----------   ----------   ----------
Net income (loss) ...........................  $      (72)  $      994   $      922
                                               ==========   ==========   ==========

Equity in income (loss) of
   partnerships .............................  $      (36)  $      679   $      643
                                               ==========   ==========   ==========

Year ended December 31, 1996

Rental revenue ..............................  $       --   $    5,090   $    5,090
Property operating expenses .................          --       (2,179)      (2,179)
Interest expense ............................          --       (1,421)      (1,421)
Depreciation expense ........................          --         (535)        (535)
                                               ----------   ----------   ----------
Income before loss on sale of
   real estate and gain on insurance
   settlement ...............................          --          955          955
Loss on sale of real estate .................          --         (270)        (270)
Gain on insurance settlement ................          --        1,126        1,126
                                               ----------   ----------   ----------
Net income ..................................  $       --   $    1,811   $    1,811
                                               ==========   ==========   ==========

Equity in income of partnerships ............  $       --   $    1,500   $    1,500
                                               ==========   ==========   ==========

"Other Operating" partnerships include those with fully operational properties. "Construction/lease-up" partnerships include those with properties under construction or recently completed. "Other" in 1998 includes two partnerships with construction of one property each beginning in 1999 and two partnerships with one property each that had no operations in 1998. The Company's equity in income of "Other Operating" partnerships for the year ended December 31, 1998, includes $873,000 received from the refinancing of 801 Pennsylvania Avenue, as described above, representing accrued interest on the Company's original investment and additional advances plus a 50% participation in the excess financing proceeds. The Company's equity in income of partnerships for the year ended December 31, 1996, included $900,000 from SAC 9 and English Village representing distributions in excess of the Company's investment in the partnerships. The source of these distributions was primarily financing proceeds. Interest, property taxes, and insurance expenditures of $1.7 million and $631,000 in 1998 and 1997, respectively, were capitalized on properties constructed by partnerships the Company accounts for on the equity method.

                         TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6. INVESTMENTS IN MARKETABLE EQUITY SECURITIES

Investments in marketable equity securities consist of securities of unaffiliated real estate companies and are available for sale. The investments carried at fair value are included in "Other assets" in the accompanying Consolidated Balance Sheets. Unrealized holding gains and losses are included in other comprehensive income (loss).

Carrying value and cost basis of investments in marketable equity securities were as follows:

                                                                                         December 31,
                                                                                  ---------------------------
                                                                                     1998             1997
                                                                                  ----------        ---------

Carrying value...............................................................     $       88        $     687
Cost basis...................................................................            178              554

Unrealized holding gains and losses, securities sold, and realized gains on the sale of marketable equity securities were as follows:

                                                                        For the Years Ended December 31,
                                                                    -----------------------------------------
                                                                       1998              1997          1996
                                                                    ----------        ---------     ---------

Unrealized holding gains..........................................  $       --        $     831     $      --
Unrealized holding losses.........................................        (100)              --            --
Marketable equity securities sold.................................         580            2,606            --
Cost basis of marketable equity securities sold...................         457            1,908            --
Realized gains on sale marketable equity securities...............         123              698            --

NOTE 7. NOTES, DEBENTURES, AND INTEREST PAYABLE

Notes, debentures, and interest payable consisted of the following at December
31:

                                                               1998                             1997
                                                  ----------------------------        -----------------------
                                                   Estimated                          Estimated
                                                     Fair              Book              Fair         Book
                                                     Value             Value             Value        Value
                                                  ----------        ----------        ---------     ---------
     Mortgage notes payable .................     $  249,381        $  251,141        $ 180,461     $ 182,498
     Other notes payable.....................          9,399             9,590               --            --
     Debentures payable......................            873               928               --            --
     Accrued interest .......................             --             1,702               --         1,628
                                                  ----------        ----------        ---------     ---------
                                                  $  259,653        $  263,361        $ 180,461     $ 184,126
                                                  ==========        ==========        =========     =========

Notes payable at December 31, 1998, bear interest at fixed rates from 5.99% to 9.81% per annum and variable rates currently ranging from 5.27% to 10% and mature from 1999 through 2031. The mortgage notes are generally nonrecourse and are collateralized by deeds of trust on real estate with an aggregate carrying value of $280.2 million.

Debentures are unsecured, bear interest at 9% per annum, mature June 30, 2003, and are redeemable by the Company at any time at 100% of the principal amount together with accrued but unpaid interest. Interest is payable semiannually in June and December. Debentures were issued in 1993 by Vinland in connection with a dividend to shareholders.

                         TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7. NOTES, DEBENTURES, AND INTEREST PAYABLE (Continued)

Other notes payable at December 31, 1998, include $5.9 million due to affiliates of William S. Friedman, President, Chief Executive Officer, and a Director of the Company. See NOTE 13. "RELATED PARTY TRANSACTIONS."

In connection with its acquisition of TRA, the Company assumed a $1.5 million note payable to a bank. This loan bears interest at the London Interbank Offered Rate ("LIBOR") plus 2% per annum, is secured by common stock of the Company owned by the Friedman family, and matures in July 1999.

At December 31, 1998, scheduled principal payments on notes and debentures payable are due as follows:

         1999................................................................................. $  18,293
         2000.................................................................................    61,707
         2001.................................................................................    23,618
         2002.................................................................................     5,350
         2003.................................................................................     6,049
         Thereafter...........................................................................   146,642
                                                                                               ---------
                                                                                               $ 261,659
                                                                                               =========

During 1998, 1997, and 1996, the Company obtained permanent mortgage financing on 26 properties totaling $113.9 million, receiving net cash proceeds of $29.7 million after the payoff of $73.2 million in existing debt. The remainder of the financing proceeds was used to fund escrows for replacements and repairs and to pay the associated closing costs. In connection with these financings, the Company paid fees of $786,000 to TRA.

During 1998, 1997, and 1996, the Company obtained interim financing secured by five properties totaling $18.5 million (excluding fundings under the $50 million and $35 million revolving credit facilities discussed below), receiving net cash proceeds of $13.3 million after the payoff of $4.4 million in existing debt. The remainder of the proceeds was used to fund escrows for replacements and to pay the associated closing cost. In connection with these financings, the Company paid fees of $177,000 to TRA. Two of these properties were refinanced in 1998 with fundings under the $35 million revolving credit facility discussed below. Permanent financing was obtained on another two of these properties in 1998 (see discussion above).

In June 1996, the Company purchased the $3.1 million Fannie Mae mortgage backed security ("Fannie Mae MBS") issued by the lender in connection with the financing of Forest Oaks Apartments at a 1/2% discount and simultaneously entered into a reverse repurchase agreement with an investment bank. The investment bank purchased the Fannie Mae MBS from the Company for 92% of its value, and the Company agreed to repurchase the MBS from the investment bank one month later at the same price plus interest at LIBOR plus 1/2% per annum. In July 1996, the Company purchased the $16.8 million Government National Mortgage Association mortgage backed security ("GNMA MBS") issued by the lender in connection with the financing of Heather Hills Apartments at a 2.7% discount and added this MBS to the reverse repurchase transaction with the investment bank. As provided for in the agreement, the Company and the investment bank extended the repurchase date monthly, and the repurchase price fluctuated with changes in the values of the MBSs. In January 1997, the Company entered into a similar repurchase transaction with a government sponsored enterprise which purchased the MBSs for 97% of their aggregate value, and the Company agreed to repurchase them one month later at the same price plus interest at 5.4% per annum. The Company and the government sponsored enterprise extended the repurchase date monthly, establishing a new repurchase price each month. In November 1997, the Company purchased the $2.7 million Fannie Mae MBS issued by the lender in connection with the financing of Cross Creek Apartments at face value and added this MBS to the reverse repurchase transaction. In July 1998, the Company renewed the reverse repurchase agreement with the investment bank. Currently, the repurchase date is April 1999, the repurchase price is $22.6 million, and the interest rate is 5.05%. The reverse repurchase transaction has resulted in effective interest rates as of December 31, 1998, on the Forest Oaks, Heather Hills, and Cross Creek financings of 6.73%, 6.07%, and 6.63%, respectively.

                         TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7. NOTES, DEBENTURES, AND INTEREST PAYABLE (Continued)

The Company is exposed to a demand for additional collateral or, in the alternative, credit loss in the event the interest rate associated with the repurchase transaction fluctuates in a manner that is unfavorable to the Company's interest in the MBSs. However, the Company intends to either pay off the mortgages or modify the mortgages to increase the interest rate prior to any significant credit loss.

During 1997, the Company obtained a $2.2 million loan secured initially by 352,000 treasury shares of beneficial interest of NIRT. After a 10% stock dividend paid in September 1997 and the merger, this loan is now secured by 762,784 shares of the Company's common stock. The proceeds of this loan were advanced to RI Windsor, Ltd., a partnership in which the Company holds a 50% interest. See NOTE 5. "INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS." This loan matures in January 2000; however, the Company expects to repay the loan prior to that date with funds to be provided by permanent financing on Mayfaire at Windsor Parke, RI Windsor's sole property.

In May 1997, the Company accepted a commitment from GMAC Commercial Mortgage Corporation ("GMAC") for a $50 million revolving credit facility. Advances under the facility are available to finance properties currently owned by the Company as well as new acquisitions. The outstanding balance is limited to the lesser of 75% of the value of the collateral properties or an amount supported by a debt service coverage ratio of 1.25. The borrowing base may be increased by adding new or existing properties to the collateral pool. Advances are limited to the lesser of 75% of the appraised value of the property as stabilized or 80% of total acquisition costs which include the purchase price of a newly acquired property and the cost of improvements incurred between the date of acquisition and the date that any mortgage secured by that property is recorded. A newly acquired property is defined as a property owned by the Company for less than one year. The outstanding balance under the facility bears interest at the 30 day LIBOR plus a variable spread of between 2% and 2.5% which is determined based on the loan-to-value and debt service coverage maintained. Payment terms include interest only monthly with the outstanding balance due at maturity, which is 36 months from the date of the first advance. The Company may extend the maturity by two six-month terms, but no new fundings may occur under the facility during any extension period. The Company has obtained fundings under this revolving credit facility totaling $47.5 million, $42 million of which were obtained in 1997, secured by first mortgages against nine properties. The Company received net cash proceeds of $31.7 million ($26.3 million in 1997) from these fundings after the payoff of existing mortgages of $13.5 million in 1997, establishing escrows for taxes, insurance, and repairs, and paying the associated closing costs. In connection with these fundings, the Company paid TRA financing fees totaling $475,425 ($420,000 in 1997).

In June 1998, the Company obtained a $35 million revolving credit facility from GMAC with substantially the same terms as the $50 million revolving credit facility obtained in 1997. The outstanding balance under the facility bears interest at the 30-day LIBOR plus 2%. Payment terms include interest only monthly with the outstanding balance due at maturity, which is June 2001. Similar to the $50 million facility, the maturity of the $35 million facility may be extended by two six-month terms, but no new fundings may occur under the facility during any extension period. In June 1998, the Company obtained fundings under this revolving credit facility of $9.5 million secured by first mortgages on two properties. The Company received net cash proceeds of $4 million from these fundings after the payoff of existing mortgages totaling $5.1 million, establishing escrows for taxes, insurance, and repairs, and paying the associated closing costs. In connection with these fundings, the Company paid TRA financing fees totaling $95,000.

During 1998, the Company recognized $1.2 million of extraordinary expenses resulting from prepayment penalties and the write-off of deferred financing expenses associated with certain 1998 refinancings.

In December 1993, the Company issued a $1 million convertible subordinated debenture to John A. Doyle, Chief Financial Officer of the Company until September 1996, in exchange for his participation interest in the profits of the Consolidated Capital Properties II assets, which the Company acquired in November 1992. In February 1996, Mr. Doyle converted the debenture into 183,360 shares of the Company's common stock (restated to give effect to the merger). In September 1996, the Company repurchased 98,500 of these shares from Mr. Doyle for $700,000.

                        TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8. DIVIDENDS TO SHAREHOLDERS

The Company paid cash dividends in 1998, 1997, and 1996 of $3.2 million, $2.9 million, and $2.8 million, respectively, all of which were reported to the Internal Revenue Service as return of capital. Additionally, in September 1997 and 1996, the Company paid 10% stock dividends, resulting in the issuance of 1,447,592 shares (restated to give effect to the merger).

NOTE 9. EARNINGS PER SHARE

Following is a reconciliation of the weighted average shares of common stock outstanding used in the computation of earnings per share and earnings per share
- assuming dilution. The effect of stock options on weighted average shares of common stock outstanding - assuming dilution for the year ended December 31, 1998, is not reflected below because their effect is anti-dilutive.

                                                                For the Years Ended December 31,
                                                     ---------------------------------------------------------
                                                          1998                 1997                  1996
                                                     --------------       --------------        --------------
Weighted average shares of
   common stock outstanding.............                 7,619,604             7,693,031             8,161,197

Stock options...........................                        --                76,265                35,852
                                                     -------------        --------------        --------------

Weighted average shares of
   common stock outstanding -
   assuming dilution....................                 7,619,604             7,769,296             8,197,049
                                                     =============        ==============        ==============

NOTE 10. STOCK OPTIONS

With the approval of its shareholders, the Company adopted an Independent Director Stock Option Plan and a Stock Option and Incentive Plan (collectively, the "Company's Plans") in November 1995. The Company's predecessor, NIRT, also adopted similar Independent Trustee Share Option and Stock Option and Incentive Plans (the "NIRT Plans") in November 1995.

Pursuant to the terms of the Merger Agreement by and between the Company and NIRT, the NIRT Plans were consolidated with and into the Company's Plans, with the shares of common stock available under the consolidated plans for option awards being increased by the number of NIRT shares of beneficial interest available under the NIRT Plans multiplied by the exchange ratio of 1.97 to 1, and the option awards authorized by the Company's Independent Director Stock Option Plan (the "Director Plan") increased by the option awards authorized by the NIRT Independent Trustee Share Option Plan multiplied by the exchange ratio.

Under the Company's consolidated Director Plan, Independent Directors receive annual awards of options to purchase up to 2,000 shares of Company common stock on January 1 of each year. The options are immediately exercisable and expire on the earlier of the first anniversary of the date on which the director ceases to serve as a director of the Company, or ten years from the date of grant.

Under the Company's consolidated Stock Option and Incentive Plan, incentive stock options have been awarded to officers and employees of the Company and its subsidiaries. These stock options vest between one and five years from the date of grant and expire between five and ten years thereafter, unless the optionee's relationship with the Company terminates earlier. Incentive stock options are awarded by the Option Committee of the Board of Directors, which is currently comprised of Michael E. Smith, Carl B. Weisbrod, and Lawrence G. Schafran.

                         TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10. STOCK OPTIONS (Continued)

The Company's Director Plan now provides for grants covering a total of 203,022 shares of common stock, and the Company's Stock Option and Incentive Plan now provides for grants covering a total of 815,110 shares of common stock.

As discussed in NOTE 2. "MERGER TRANSACTION," the Company granted options to purchase 350,000 shares of the Company's common stock over a period of ten years at prices ranging between $13 and $16 per share to William S. Friedman and Lucy
N. Friedman in connection with the acquisition of TRA. Additionally, the Company granted Mr. Friedman options to purchase 450,000 shares of the Company's common stock over a period of ten years at prices ranging between $12 and $15 per share in connection with a three year employment contract the Company entered into with Mr. Friedman. The fair value of these options of $942,000 was estimated using the Black Scholes pricing model and represented a portion of the purchase consideration in the acquisition of TRA.

The following table summarizes stock option activity:

                                                         Exercise Price       Outstanding     Exercisable
                                                         --------------       -----------    -----------
December 31, 1995, balance.................              $         4.61            50,058         50,058
Options granted............................                4.61 -  5.88           206,515        169,242
Options forfeited..........................                        4.61           (37,273)            --
                                                         --------------       -----------    -----------
December 31, 1996, balance.................                4.61 -  5.88           219,300        219,300
Options granted............................                5.54 -  7.74           108,488        102,972
Options forfeited..........................                        7.74              (788)            --
                                                         --------------       -----------    -----------
December 31, 1997, balance.................                4.61 -  7.74           327,000        322,272
Options granted............................                7.11 - 10.85            66,740         13,790
Options consolidated in merger.............                5.00 - 12.00            74,172         40,305
Options exercised..........................                4.61 - 7.74            (40,785)       (40,785)
Options forfeited..........................                4.61 - 10.85           (76,249)       (61,671)
Options granted in acquisition of TRA......               12.00 - 16.00           800,000        800,000
                                                         --------------       -----------    -----------
December 31, 1998, balance.................              $ 4.61 - 16.00         1,150,878      1,073,911
                                                         ==============       ===========    ===========

The following table summarizes information about the options outstanding at December 31, 1998:

                                      Outstanding                           Exercisable
    Range of       ----------------------------------------------  -----------------------------
 Exercise Prices    Options     Contractual Life   Exercise Price    Options      Exercise Price
----------------   ----------   ----------------   --------------  ------------   --------------
$   4.61 -  5.87      195,056         3.96 years   $         4.94       195,056   $         4.94
    7.00 - 10.00       97,722         5.43 years             8.32        78,855             7.95
   10.80 - 15.00      758,100         9.91 years            13.32       700,000            13.50
           16.00      100,000         9.91 years            16.00       100,000            16.00
----------------   ----------   ----------------   --------------  ------------   --------------
$   4.61 - 16.00    1,150,878         8.52 years   $        11.71     1,073,911   $        11.77
================   ==========   ================   ==============  ============   ==============

Subsequent to year end, in January 1999, the Company granted options covering 16,000 shares, all of which were immediately exercisable, pursuant to the Director Plan. Also, an additional 3,200 of the December 31, 1998, outstanding options became exercisable in the first quarter 1999, and 35,421 of the December 31, 1998, outstanding options were forfeited in the first quarter of 1999.

The Company applies APB No. 25 and related Interpretations in accounting for its plans. All stock options issued to date by the Company have exercise prices equal to the market price at the dates of grant. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro

                         TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10.  STOCK OPTIONS (Continued)

forma amounts indicated below:

                                                               For the Years Ended December 31,
                                                       -------------------------------------------------
                                                                  1998                      1997
                                                       ------------------------   ----------------------
                                                       As Reported    Pro Forma   As Reported  Pro Forma
                                                       -----------    ---------   -----------  ---------
   Net income (loss)................................. $    (1,395)  $   (1,458)   $     5,592  $  5,554
   Earnings per share
   Net income (loss)................................. $      (.18)  $     (.19)   $       .73  $    .72
   Earnings per share - assuming dilution
   Net income (loss)................................. $      (.18)  $     (.19)   $       .72  $    .71

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                               For the Years Ended December 31,
                                     ------------------------------------------------------
                                                   1998                           1997
                                     ----------------------------------       -------------
                                      Granted to         Granted in            Granted to
                                       Employees       connection with          Employees
                                     and Directors   acquisition of TRA       and Directors
                                     -------------   ------------------       -------------
   Dividend yield...................        4%                 4%                    6%
   Expected volatility..............       14%                13%                   20%
   Risk-free interest rate..........     5.60%              5.60%                 6.21%
   Expected lives (in years)........        8                  8                     3
   Forfeitures......................       10%                --                    10%

The weighted average fair value per share of options granted to employees and directors in both 1998 and 1997 was $1.53. The weighted average fair value per share of options granted in 1998 in connection with the Company's acquisition of TRA was $1.18.

NOTE 11. ADVISORY AGREEMENT

Although the Company's Board of Directors is directly responsible for managing the affairs of the Company and setting the policies that guide it, prior to the merger, the day-to-day operations of the Company were performed by TRA, operating under the supervision of the Board pursuant to a written advisory agreement approved by shareholders. Effective with the merger of the Company and NIRT and the Company's acquisition of TRA, the advisory agreement was terminated.

Prior to the merger, the duties of the advisor included, among other things, locating, investigating, evaluating, and recommending real estate investment and sale opportunities and financing and refinancing sources for the Company. The advisor also served as a consultant in connection with the business plan and investment policy decisions made by the Board.

Under the advisory agreement, the Company paid an incentive advisory fee equal to 16% of the Company's adjusted funds from operations before deduction of the advisory fee. Adjusted funds from operations is defined as funds from operations ("FFO"), as defined by the National Association of Real Estate Investment Trusts, plus any loss due to the write-down or sale of any real property or mortgage loan acquired prior to January 1, 1989. FFO represents net income
(loss), computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Additionally, TRA received commissions of 1% based upon (i) acquisition cost of real estate and (ii) mortgage loans obtained or refinanced.

                         TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11. ADVISORY AGREEMENT (Continued)

Prior to the Company's acquisition of TRA, employees of TRA rendered services to the Company, as the Company had no employees. In accordance with the terms of the advisory agreements, certain services provided by the advisor, including, but not limited to, accounting, legal, investor relations, data processing, and the related departmental overhead, were reimbursed directly by the Company.

For additional information regarding compensation paid to the advisor, see NOTE
13. "RELATED PARTY TRANSACTIONS."

NOTE 12. PROPERTY MANAGEMENT

From April 1994 through November 1998, the Company paid property management fees of 4.5% of the monthly gross rents collected on multifamily properties and 1.5% to 5% of the monthly gross rents collected on commercial properties to TRA and/or TMI, a wholly-owned subsidiary of TRA. TRA subcontracted with third parties to provide property level management services to most of the retail and office properties and the apartment properties located in California, Connecticut, and Colorado. Since the Company acquired TRA in November 1998, the Company is no longer required to pay management fees on the properties managed in-house, although it continues to pay management fees on those properties under contract with outside management companies. Since the Company's acquisition of TRA, the Company earns management fee income from properties owned through partnerships that are managed in-house and from five multifamily projects and two shopping centers owned by entities affiliated with Mr. Friedman. Fees for these services are comparable to the fees charged by TRA.

NOTE 13. RELATED PARTY TRANSACTIONS

Fees and expense reimbursements to TRA and affiliates for 1998, 1997, and 1996 were as follows:

                                                                1998*            1997               1996
                                                           -------------    --------------     -------------
Fees
   Advisory..........................................      $       1,048     $       1,438     $       1,117
   Real estate acquisition...........................                105               234               106
   Equity refinancing................................                643               773               167
   Property management**.............................              1,884             1,610             1,014
   Commercial lease commissions......................                 12                39                --
                                                           -------------     -------------     -------------
                                                           $       3,692     $       4,094     $       2,404
                                                           =============     =============     =============
Expense reimbursements...............................      $       2,215     $       1,914     $       1,176
                                                           =============     =============     =============

Notes payable at December 31, 1998, included $5.9 million advanced by parties related to William S. Friedman, President, Chief Executive Officer, and Director of the Company, or affiliates of his under a two year $6 million line of credit arrangement approved by the Board of Directors. The funds were used to facilitate investments by the Company and the partnerships in which it holds interests. Advances under the line of credit bear interest at LIBOR plus 1% per annum and are payable in January 2001.





-------------------

 *   Through the date of the Company's acquisition of TRA.
**   Net of property management fees paid to subcontractors.

                         TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14. INCOME TAXES

For 1998, 1997, and 1996, the Company has elected and qualified to be treated as a Real Estate Investment Trust ("REIT"), as defined in Sections 856 through 860 of the Internal Revenue Code of 1986 (the "Code"), and, as such, will not be taxed for federal income tax purposes on that portion of its taxable income that is distributed to shareholders, provided that at least 95% of its REIT taxable income, plus 95% of its taxable income from foreclosure property as defined in
Section 857 of the Code, is distributed. See NOTE 8. "DIVIDENDS TO SHAREHOLDERS." As a result of the Company's election to be treated as a REIT for income tax purposes and of its intention to distribute its taxable income, no deferred tax asset or liability or related valuation allowance was recorded.

No provision has been made for federal income taxes because the Company believes it has qualified as a REIT and expects that it will continue to do so. The Company's basis in its net assets for tax purposes differs from that for financial statement purposes, principally due to the accounting for gains and losses on property sales, the difference in the allowance for estimated losses, depreciation on owned properties, and investments in partnerships. At December 31, 1998 and 1997, the Company's tax basis in its net real estate exceeded its basis for financial statement purposes by $13.3 million and $22.8 million, respectively. As a result, aggregate future income for income tax purposes will be less than such amount for financial statement purposes, and the Company will be able to maintain its REIT status without distributing 95% of its financial statement income. Additionally, at December 31, 1998, the Company had a tax net operating loss carry forward of $45 million expiring through 2016.

NOTE 15. RENTALS UNDER OPERATING LEASES

The Company's rental operations include the leasing of office buildings and shopping centers subject to leases with terms greater than one year. The leases thereon expire at various dates through 2009. The following is a schedule of future minimum rentals on non-cancelable operating leases as of December 31, 1998:

         1999..................................................................................... $ 10,460
         2000.....................................................................................    8,260
         2001.....................................................................................    6,509
         2002.....................................................................................    4,396
         2003.....................................................................................    2,560
         Thereafter...............................................................................    3,410
                                                                                                   --------
                                                                                                   $ 35,595
                                                                                                   ========

NOTE 16. COMMITMENTS AND CONTINGENCIES

The Company is a party to various claims and routine litigation arising in the ordinary course of business. Management of the Company does not believe that the results of such claims and litigation, individually or in the aggregate, will have a material adverse effect on its business, financial position, or results of operations.

NOTE 17. SUBSEQUENT EVENTS

In January and February 1999, the Company obtained mortgage financing of $10.1 million on three properties. After the payoff of existing mortgages totaling $4.2 million, establishing required escrows, and paying the associated closing costs, the Company received net cash proceeds of $5.6 million.

                         TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18. QUARTERLY RESULTS OF OPERATIONS

The following is a tabulation of the quarterly results of operations for the years ended December 31, 1998 and 1997:

                                                        First         Second         Third          Fourth
                                                       Quarter        Quarter       Quarter        Quarter
                                                    ------------   ------------   ------------   ------------
                         1998

Revenue ..........................................  $     14,256   $     14,340   $     14,459   $     15,645
Expenses .........................................       (14,242)       (14,123)       (15,075)       (17,655)
                                                    ------------   ------------   ------------   ------------
Income (loss) before net gain on sale
  of real estate, gain on sale of investments,
  and extraordinary items ........................            14            217           (616)        (2,010)
Net gain on sale of real estate ..................            --          1,275             --            833
Gain on sale of investments ......................           117             --              6             --
                                                    ------------   ------------   ------------   ------------
Income (loss) from continuing operations .........           131          1,492           (610)        (1,177)
Extraordinary items ..............................          (262)           (68)          (589)          (312)
                                                    ------------   ------------   ------------   ------------
Net income (loss) ................................  $       (131)  $      1,424   $     (1,199)  $     (1,489)
                                                    ============   ============   ============   ============

Earnings per share
Income (loss) from continuing operations .........  $       0.02   $       0.20   $      (0.08)  $      (0.15)
Extraordinary items ..............................         (0.04)         (0.01)         (0.08)         (0.04)
                                                    ------------   ------------   ------------   ------------
Net income (loss) ................................  $      (0.02)  $       0.19   $      (0.16)  $      (0.19)
                                                    ============   ============   ============   ============

Weighted average shares (1) ......................     7,651,094      7,584,878      7,493,565      7,749,200
                                                    ============   ============   ============   ============

Earnings per share - assuming dilution
Income (loss) from continuing operations .........  $       0.02   $       0.19   $      (0.08)  $      (0.15)
Extraordinary items ..............................         (0.04)         (0.01)         (0.08)         (0.04)
                                                    ------------   ------------   ------------   ------------
Net income (loss) ................................  $      (0.02)  $       0.18   $      (0.16)  $      (0.19)
                                                    ============   ============   ============   ============

Weighted average shares - assuming dilution (2) ..     7,651,094      7,710,905      7,493,565      7,749,200
                                                    ============   ============   ============   ============



--------------------------
(1) Represents weighted average shares of common stock used in computing earnings per share and has been restated to give effect to the merger of the Company and NIRT on the basis of 1.97 shares of the Company's common stock for each share of beneficial interest of NIRT.
(2) Represents weighted average shares of common stock used in computing earnings per share - assuming dilution and has been restated to give effect to the merger of the Company and NIRT on the basis of 1.97 shares of the Company's common stock for each share of beneficial interest of NIRT

                         TARRAGON REALTY INVESTORS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18. QUARTERLY RESULTS OF OPERATIONS (Continued)

                                                        First         Second          Third         Fourth
                                                       Quarter        Quarter        Quarter        Quarter
                                                    ------------   ------------   ------------   ------------
                         1997
Revenue ..........................................  $     12,180   $     12,506   $     13,399   $     13,932
Expenses .........................................       (11,839)       (12,141)       (13,593)       (14,176)
                                                    ------------   ------------   ------------   ------------
Income (loss) before net gain on sale
  of real estate, gain on sale of investments,
  and extraordinary items ........................           341            365           (194)          (244)
Net gain on sale of real estate ..................            --          1,576          2,774             --
Gain on sale of investments ......................            --             --            686            227
                                                    ------------   ------------   ------------   ------------
Income (loss) from continuing operations .........           341          1,941          3,266            (17)
Extraordinary items ..............................            --             --            353           (292)
                                                    ------------   ------------   ------------   ------------
Net income (loss) ................................  $        341   $      1,941   $      3,619   $       (309)
                                                    ============   ============   ============   ============

Earnings per share
Income (loss) from continuing operations .........  $        .04   $        .25   $        .42   $         --
Extraordinary items ..............................            --             --            .05           (.04)
                                                    ------------   ------------   ------------   ------------
Net income (loss) ................................  $        .04   $        .25   $        .47   $       (.04)
                                                    ============   ============   ============   ============

Weighted average shares (1) ......................     7,745,202      7,708,430      7,666,420      7,653,373
                                                    ============   ============   ============   ============

Earnings per share - assuming dilution
Income (loss) from continuing operations .........  $        .04   $        .25   $        .42   $         --
Extraordinary items ..............................            --             --            .05           (.04)
                                                    ------------   ------------   ------------   ------------
Net income (loss) ................................  $        .04   $        .25   $        .47   $       (.04)
                                                    ============   ============   ============   ============

Weighted average shares -
  assuming dilution (2) ..........................     7,758,260      7,727,660      7,687,474      7,653,373
                                                    ============   ============   ============   ============



-----------------
(1) Represents weighted average shares of common stock used in computing earnings per share and has been restated to give effect to the merger of the Company and NIRT on the basis of 1.97 shares of the Company's common stock for each share of beneficial interest of NIRT and the September 1997 10% stock dividend.
(2) Represents weighted average share of common stock used in computing earnings per share - assuming dilution and has been restated to give effect to the merger of the Company and NIRT on the basis of 1.97 shares of the Company's common stock for each share of beneficial interest of NIRT and the September 1997 10% stock dividend.

SCHEDULE III
                       TARRAGON REALTY INVESTORS, INC.
                   REAL ESTATE AND ACCUMULATED DEPRECIATION
                              December 31, 1998
                            (DOLLARS IN THOUSANDS)

                                                             COSTS (A)
                                                            CAPITALIZED     GROSS CARRYING AMOUNTS
                                   INITIAL COST TO COMPANY  SUBSEQUENT           AT END OF YEAR
                                     -------------------  TO ACQUISITION ---------------------------
                                           BUILDINGS AND  --------------         BUILDINGS AND        ACCUMULATED     DATE OF
  DESCRIPTION          ENCUMBRANCES   LAND  IMPROVEMENTS   IMPROVEMENTS   LAND   IMPROVEMENTS  TOTAL  DEPRECIATION  CONSTRUCTION
  -----------          ------------  ------ ------------   ------------  ------  ------------  -----  ------------- ------------

PROPERTIES HELD FOR INVESTMENT

Apartments
----------

Acadian Place .........  $  3,250    $  897   $  2,608       $  1,947    $ 897    $  4,555    $ 5,452    $  1,382        1922
  Baton Rouge, LA
Aspentree .............     3,835       876      3,506            104      876       3,610      4,486          11        1974
  Dallas, TX
Bayfront ..............     4,296       457      2,052          1,831      457       3,883      4,340       1,083        1971
  Houston, TX
The Brooks ............     1,279       558      2,230             24      558       2,254      2,812           5        1969
  Addison, TX
Carlyle Towers ........     5,464       559      5,939          1,676      559       7,615      8,174       1,909        1970
  Southfield, MI
Collegewood ...........     2,018       556      2,223              4      556       2,227      2,783           5        1967
  Tallahassee, FL
Cornell ...............     2,398       822      1,183            168      822       1,351      2,173         306        1929
  Los Angeles, CA
Courtyard at the Park .     2,903       771      3,086          1,445      768       4,534      5,302         214        1972
  Miami, FL
Creekwood North .......     2,980       532      2,127            941      532       3,068      3,600         453        1973
  Altamonte Springs, FL
Desert Winds ..........     1,355       351      1,399            166      351       1,565      1,916          23        1972
  Jacksonville, FL
Diamond Loch ..........     3,484       380      2,791          1,206      380       3,997      4,377       1,336        1978
  Fort Worth, TX
English Village .......     5,918     1,382      5,525          2,266    1,372       7,801      9,173         244        1973
  Memphis, TN
Fenway Hall ...........     1,286       461      1,460             43      461       1,503      1,964         323        1929
  Los Angeles, CA
Fountainhead ..........(D)  5,650     1,573      6,291            311    1,573       6,602      8,175         276        1988
  Kissimmee, FL
French Villa ..........     1,925       447      1,786             21      447       1,807      2,254           5        1971
  Tulsa, OK

                                       LIFE ON WHICH
                                       DEPRECIATION
                                       IN LATEST
                                       STATEMENT
                              DATE     OPERATIONS
  DESCRIPTION                ACQUIRED  IS COMPUTED
  -----------                --------  -----------

PROPERTIES HELD FOR INVESTMENT

Apartments
----------

Acadian Place .........       Mar-84   5 - 40 years
  Baton Rouge, LA
Aspentree .............       Nov-98   5 - 40 years
  Dallas, TX
Bayfront ..............       Feb-87   5 - 40 years
  Houston, TX
The Brooks ............       Nov-98   5 - 40 years
  Addison, TX
Carlyle Towers ........       Nov-88   5 - 40 years
  Southfield, MI
Collegewood ...........       Nov-98   5 - 40 years
  Tallahassee, FL
Cornell ...............       Apr-90   5 - 40 years
  Los Angeles, CA
Courtyard at the Park .       Jul-97   5 - 40 years
  Miami, FL
Creekwood North .......       Nov-92   5 - 40 years
  Altamonte Springs, FL
Desert Winds ..........       Jun-98   5 - 40 years
  Jacksonville, FL
Diamond Loch ..........       Oct-85   5 - 40 years
  Fort Worth, TX
English Village .......       Jul-97   5 - 40 years
  Memphis, TN
Fenway Hall ...........       Apr-90   5 - 40 years
  Los Angeles, CA
Fountainhead .......... (D)   Jun-97   5 - 40 years
  Kissimmee, FL
French Villa ..........       Nov-98   5 - 40 years
  Tulsa, OK

SCHEDULE III

                       TARRAGON REALTY INVESTORS, INC.
                   REAL ESTATE AND ACCUMULATED DEPRECIATION
                              December 31, 1998
                            (DOLLARS IN THOUSANDS)


                                                             COSTS (A)      GROSS CARRYING AMOUNTS
                                   INITIAL COST TO COMPANY  CAPITALIZED          AT END OF YEAR
                                     -------------------    SUBSEQUENT   ---------------------------
                                           BUILDINGS AND  TO ACQUISITION         BUILDINGS AND        ACCUMULATED     DATE OF
                                                          --------------
  DESCRIPTION          ENCUMBRANCES   LAND  IMPROVEMENTS   IMPROVEMENTS   LAND   IMPROVEMENTS  TOTAL  DEPRECIATION  CONSTRUCTION
  -----------          ------------  ------ ------------   ------------  ------  ------------  -----  ------------- ------------


PROPERTIES HELD FOR INVESTMENT

Apartments (Continued)
----------

Holly House............    $ 1,758   $  397    $ 1,590        $      6   $   397    $ 1,596   $ 1,993     $    4         1968
  North Miami, FL
Landmark...............      1,500      376      1,504             378       373      1,885     2,258         53         1967
  Tallahassee, FL
Marina Park............      3,731      657      2,625           1,211       671      3,822     4,493        471         1974
  Miami, FL
Mariposa Manor.........        747      225        901            (292)      225        609       834         87         1924
  Los Angeles, CA
Meadowbrook............      3,700      307      1,230             170       306      1,401     1,707        114         1968
  Baton Rouge, LA
Mission Trace..........      2,043      563      2,252               7       563      2,259     2,822          5         1989
  Tallahassee, FL
Morningside............      1,599      420      1,678             430       426      2,102     2,528        133         1973
  Jacksonville, FL
Mustang Creek.......... (B)  4,600      718      2,872           2,093       720      4,963     5,683        541         1974
  Arlington, TX
Newport................      4,983    1,334      5,338           1,080     1,335      6,417     7,752        289         1973
  Plantation, FL
Palm Grove.............      1,307      322      1,316               6       322      1,322     1,644         21         1971
  Orlando, FL
Park Norton............        536      144        576             461       142      1,039     1,181         52         1924
  Los Angeles, CA
Park Place.............         --       76        304             152        82        450       532         34         1929
  Los Angeles, CA
Pinecrest..............     14,291    3,612      8,427           6,036     3,612     14,463    18,075      2,954         1965
  Ft. Lauderdale, FL
Prado Bay..............      4,756      614      3,482           1,286       614      4,768     5,382      1,161         1966
  North Bay Village, FL
The Regent............. (B)  4,900      303      1,212           4,714       303      5,926     6,229        429         1972
  Jacksonville, FL

                                       LIFE ON WHICH
                                       DEPRECIATION
                                       IN LATEST
                                       STATEMENT
                              DATE     OPERATIONS
  DESCRIPTION                ACQUIRED  IS COMPUTED
  -----------                --------  -----------

PROPERTIES HELD FOR INVESTMENT

Apartments (Continued)
----------

Holly House............       Nov-98   5 - 40 years
  North Miami, FL
Landmark...............       Oct-97   5 - 40 years
  Tallahassee, FL
Marina Park............       Apr-95   5 - 40 years
  Miami, FL
Mariposa Manor.........       Sep-94   5 - 40 years
  Los Angeles, CA
Meadowbrook............       Oct-95   5 - 40 years
  Baton Rouge, LA
Mission Trace..........       Nov-98   5 - 40 years
  Tallahassee, FL
Morningside............       Feb-97   5 - 40 years
  Jacksonville, FL
Mustang Creek.......... (B)   May-95   5 - 40 years
  Arlington, TX
Newport................       Jun-97   5 - 40 years
  Plantation, FL
Palm Grove.............       Jun-98   5 - 40 years
  Orlando, FL
Park Norton............       Jun-95   5 - 40 years
  Los Angeles, CA
Park Place.............       Sep-95   5 - 40 years
  Los Angeles, CA
Pinecrest..............       Jul-90   5 - 40 years
  Ft. Lauderdale, FL
Prado Bay..............       Oct-90   5 - 40 years
  North Bay Village, FL
The Regent............. (B)   Sep-95   5 - 40 years
  Jacksonville, FL

SCHEDULE III

                       TARRAGON REALTY INVESTORS, INC.
                   REAL ESTATE AND ACCUMULATED DEPRECIATION
                              December 31, 1998
                            (DOLLARS IN THOUSANDS)

                                                             COSTS (A)
                                                            CAPITALIZED     GROSS CARRYING AMOUNTS
                                   INITIAL COST TO COMPANY  SUBSEQUENT           AT END OF YEAR
                                     -------------------  TO ACQUISITION ---------------------------
                                           BUILDINGS AND  --------------         BUILDINGS AND        ACCUMULATED     DATE OF
  DESCRIPTION          ENCUMBRANCES   LAND  IMPROVEMENTS   IMPROVEMENTS   LAND   IMPROVEMENTS  TOTAL  DEPRECIATION  CONSTRUCTION
  -----------          ------------  ------ ------------   ------------  ------  ------------  -----  ------------- ------------


PROPERTIES HELD FOR INVESTMENT

Apartments (Continued)
----------

River City Landing.... (D)  $ 7,743   $1,236    $ 5,602       $  6,577    $1,237    $ 12,178   $13,415     $  519        1965
  Jacksonville, FL
Riverside.............        4,159      790      3,160             23       790       3,183     3,973          7        1991
  Austin, TX
Silver Creek..........        1,283      301      1,206             63       302       1,268     1,570         20        1972
  Jacksonville, FL
Southern Elms.........        1,310      304      1,216              5       304       1,221     1,525          4        1968
  Tulsa, OK
Summit on the Lake....        4,726      895      3,582            703       907       4,273     5,180        545        1986
  Fort Worth,  TX
Vistas at Lake Worth..        9,500      752         92         15,677       752      15,769    16,521        250        1970
  Fort Worth,  TX
Woodcreek.............        4,708      913      3,193           (454)      690       2,962     3,652      1,276        1980
  Denver, CO
Woodcreek.............        7,062      472      4,977          1,458       451       6,456     6,907      2,556        1975
  Jacksonville, FL

Office Buildings
----------------

1505 Highway 6........        2,000      719      2,877              2       719       2,879     3,598         22        1983
  Houston, TX
Northwest O'Hare......        1,850    1,990      7,965         (2,170)    1,104       6,681     7,785      3,610        1972
  Des Plaines, IL
Park 20 West..........        1,880      688      2,754             --       688       2,754     3,442          5        1972
  Tallahassee, FL
Rancho Sorrento.......        5,188    1,251     12,901            861     2,231      12,782    15,013      5,509        1980
  San Diego, CA
Tarzana Towne Plaza...        2,922      671      2,684              5       671       2,689     3,360          6        1985
  Tarzana, CA

                                       LIFE ON WHICH
                                       DEPRECIATION
                                       IN LATEST
                                       STATEMENT
                              DATE     OPERATIONS
  DESCRIPTION                ACQUIRED  IS COMPUTED
  -----------                --------  -----------

PROPERTIES HELD FOR INVESTMENT

Apartments (Continued)
----------

River City Landing.... (D)   Jun-96    5 - 40 years
  Jacksonville, FL
Riverside.............       Nov-98    5 - 40 years
  Austin, TX
Silver Creek..........       Jun-98    5 - 40 years
  Jacksonville, FL
Southern Elms.........       Nov-98    5 - 40 years
  Tulsa, OK
Summit on the Lake....       Mar-94    5 - 40 years
  Fort Worth,  TX
Vistas at Lake Worth..       Dec-94    5 - 40 years
  Fort Worth,  TX
Woodcreek.............       Aug-86    5 - 40 years
  Denver, CO
Woodcreek.............       Nov-86    5 - 40 years
  Jacksonville, FL

Office Buildings
----------------

1505 Highway 6........       Oct-98    5 - 40 years
  Houston, TX
Northwest O'Hare......       Apr-86    5 - 40 years
  Des Plaines, IL
Park 20 West..........       Nov-98    40 years
  Tallahassee, FL
Rancho Sorrento.......       May-86    5 - 40 years
  San Diego, CA
Tarzana Towne Plaza...       Nov-98    5 - 40 years
  Tarzana, CA

SCHEDULE III
                         TARRAGON REALTY INVESTORS, INC.
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                              December 31, 1998
                            (DOLLARS IN THOUSANDS)

                                                             COSTS (A)
                                                            CAPITALIZED     GROSS CARRYING AMOUNTS
                                   INITIAL COST TO COMPANY  SUBSEQUENT           AT END OF YEAR
                                     -------------------  TO ACQUISITION ---------------------------
                                           BUILDINGS AND  --------------         BUILDINGS AND        ACCUMULATED     DATE OF
  DESCRIPTION          ENCUMBRANCES   LAND  IMPROVEMENTS   IMPROVEMENTS   LAND   IMPROVEMENTS  TOTAL  DEPRECIATION  CONSTRUCTION
  -----------          ------------  ------ ------------   ------------  ------  ------------  -----  ------------- ------------


PROPERTIES HELD FOR INVESTMENT

Shopping Centers
----------------

Briarwest................  $ 1,677    $  375    $  1,499        $    --   $  375   $  1,499   $  1,874    $    4         1971
  Houston, TX
Jackson Square...........       --     1,115       4,451             21    1,113      4,474      5,587       231         1970
  Jackson, MS
K-Mart Plaza,............    1,179       689       1,608             --      689      1,608      2,297       283         1979
  Temple Terrace,  FL
Lakeview Mall............       --      513        2,050            612      341      2,834      3,175     1,347         1968
  Manitowoc, WI
Mariner Plaza............(D) 1,725      295        1,180             58      295      1,238      1,533        45         1968
  Panama City, FL
Midland Plaza............      278      321          748             59      321        807      1,128       144         1976
  Midland, MI
Northside Center.........    1,554     1,591       3,712            243    1,611      3,935      5,546       783         1977
  Gainesville, FL
University Center........       --       578       2,430            867      602      3,273      3,875       629         1959
  Waco, TX

Land
----

Vintage at Legacy Lakes..    3,521     4,545          --            736    4,986        295      5,281        --
  Frisco, TX
Vistas Observatory.......       --       707          --             48      734         21        755        --
                           -------  --------     -------        -------  -------   --------   --------    ------
  Fort Worth, TX
                           162,757    42,401     149,400         55,285   42,613    204,473    247,086    31,718
                           -------  --------     -------        -------  -------   --------   --------    ------
PROPERTIES HELD FOR SALE

Apartments
----------

Bay West.................    4,759       891      3,566            964       891      4,530      5,421       736         1974
  Bradenton, FL

                                       LIFE ON WHICH
                                       DEPRECIATION
                                       IN LATEST
                                       STATEMENT
                              DATE     OPERATIONS
  DESCRIPTION                ACQUIRED  IS COMPUTED
  -----------                --------  -----------

PROPERTIES HELD FOR INVESTMENT

Shopping Centers
----------------

Briarwest................    Nov-98   5 - 40 years
  Houston, TX
Jackson Square...........    Jan-96   5 - 40 years
  Jackson, MS
K-Mart Plaza,............    Dec-91   5 - 40 years
  Temple Terrace,  FL
Lakeview Mall............    Apr-87   5 - 40 years
  Manitowoc, WI
Mariner Plaza............(D) Aug-97   5 - 40 years
  Panama City, FL
Midland Plaza............    Dec-91   5 - 40 years
  Midland, MI
Northside Center.........    Dec-91   5 - 40 years
  Gainesville, FL
University Center........    Jul-91   5 - 40 years
  Waco, TX

Land
----

Vintage at Legacy Lakes..    May-98   5 - 40 years
  Frisco, TX
Vistas Observatory.......    Apr-98   5 - 40 years

  Fort Worth, TX


PROPERTIES HELD FOR SALE

Apartments
----------

Bay West.................    Nov-92   5 - 40 years
  Bradenton, FL

SCHEDULE III
                         TARRAGON REALTY INVESTORS, INC.
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                              December 31, 1998
                            (DOLLARS IN THOUSANDS)

                                                             COSTS (A)
                                                            CAPITALIZED     GROSS CARRYING AMOUNTS
                                   INITIAL COST TO COMPANY  SUBSEQUENT           AT END OF YEAR
                                     -------------------  TO ACQUISITION ---------------------------
                                           BUILDINGS AND  --------------         BUILDINGS AND        ACCUMULATED     DATE OF
  DESCRIPTION          ENCUMBRANCES   LAND  IMPROVEMENTS   IMPROVEMENTS   LAND   IMPROVEMENTS  TOTAL  DEPRECIATION  CONSTRUCTION
  -----------          ------------  ------ ------------   ------------  ------  ------------  -----  ------------- ------------


PROPERTIES HELD FOR SALE

Apartments (Continued)
----------

Bryan Hill............    $ 3,467     $447   $ 1,803        $    504      $  496   $  2,258   $ 2,754     $  313          1970
  Bethany, OK
Cross Creek...........      2,691      221       883             361         225      1,240     1,465        170          1966
  Lexington, KY
Devonshire............(D)  15,900    1,048     3,162           2,931         827      6,314     7,141      1,440          1969
  Denver, CO
Forest Oaks...........      2,971      691     2,685             535         691      3,220     3,911        263          1971
  Lexington, KY
Heather Hills.........     17,254      643    14,562           7,066         766     21,505    22,271      7,701          1976
  Temple Hills, MD
Kirklevington.........      2,388      490     1,961             656         490      2,617     3,107        404          1975
  Lexington, KY
Lake Point............(D)   9,000    2,075     6,225           2,487       2,075      8,712    10,787      1,163          1974
  Memphis, TN
Martins Landing.......      4,776    1,038     4,201             533       1,041      4,731     5,772        430          1973
  Lakeland, FL
Palm Court............      2,861      599     2,393             904         599      3,297     3,896        690          1971
  Miami, FL
Park Dale Gardens.....      2,858      354     1,416             755         531      1,994     2,525        335          1975
  Dallas, TX
Phoenix...............         --      393     1,573             151         393      1,724     2,117          6          1971
  Tulsa, OK
Woodbrier.............      2,198      508     2,034             308         507      2,343     2,850        184          1970
  Oklahoma City, OK

Office Buildings
----------------

Emerson Center........(E)   7,000      131     8,781            (185)      1,048      7,679     8,727      4,469          1974
  Atlanta, GA
One Turtle Creek......      1,817    1,179     4,718              --       1,179      4,718     5,897         --          1969
  Dallas, TX


                                       LIFE ON WHICH
                                       DEPRECIATION
                                       IN LATEST
                                       STATEMENT
                              DATE     OPERATIONS
  DESCRIPTION                ACQUIRED  IS COMPUTED
  -----------                --------  -----------

PROPERTIES HELD FOR SALE

Apartments (Continued)
----------

Bryan Hill............        Nov-94   5 - 40 years
  Bethany, OK
Cross Creek...........        Nov-92   5 - 40 years
  Lexington, KY
Devonshire............(D)     Mar-89   5 - 40 years
  Denver, CO
Forest Oaks...........        Nov-94   5 - 40 years
  Lexington, KY
Heather Hills.........        May-86   5 - 40 years
  Temple Hills, MD
Kirklevington.........        Nov-92   5 - 40 years
  Lexington, KY
Lake Point............(D)     May-93   5 - 40 years
  Memphis, TN
Martins Landing.......        Nov-94   5 - 40 years
  Lakeland, FL
Palm Court............        Oct-89   5 - 40 years
  Miami, FL
Park Dale Gardens.....        Dec-91   5 - 40 years
  Dallas, TX
Phoenix...............        Nov-98   5 - 40 years
  Tulsa, OK
Woodbrier.............        Apr-96   5 - 40 years
  Oklahoma City, OK

Office Buildings
----------------

Emerson Center........(E)     Jul-86   5 - 40 years
  Atlanta, GA
One Turtle Creek......        Nov-98   5 - 40 years
  Dallas, TX

SCHEDULE III
                         TARRAGON REALTY INVESTORS, INC.
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                              December 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                              COSTS (A)
                                                            CAPITALIZED   GROSS CARRYING AMOUNTS
                                   INITIAL COST TO COMPANY   SUBSEQUENT        AT END OF YEAR
                                     -------------------   TO ACQUISITION ------------------------
                                           BUILDINGS AND  ---------------       BUILDINGS AND        ACCUMULATED     DATE OF
  DESCRIPTION          ENCUMBRANCES   LAND  IMPROVEMENTS   IMPROVEMENTS    LAND  IMPROVEMENTS  TOTAL  DEPRECIATION  CONSTRUCTION
  -----------          ------------  ------ ------------   ------------  ------  ------------  -----  ------------- ------------

PROPERTIES HELD FOR SALE

Shopping Centers
----------------

Emerson Center........       (E)   $    --    $    363        $    18   $    --     $    381  $    381   $    34         1974
  Atlanta, GA
K-Mart Plaza..........     1,236       571       1,333             12       571        1,345     1,916       135         1977
  Charlotte, NC
K-Mart Plaza..........       944       497       1,159             --       497        1,159     1,656       117         1974
  Thomasville, G A
Midway Mills..........     4,043       588       2,365          1,489     1,227        3,215     4,442     1,361         1986
  Carrollton, TX
Stewart Square........     2,221       294       1,460            651       294        2,111     2,405       839         1971
  Las Vegas, NV
Times Square..........        --       125         499             47       125          546       671        93         1985
  Lubbock, TX

Other
-----

Snyder Residence......        --        --          39             --        12           27        39         1           --
  Gilbert,  AZ

Land
----

Dallas, TX............        --       737       3,782         (4,420)(C)   99            --        99        --           --
Kansas City, MO.......        --       802       1,871         (2,360)      313           --       313        --           --
Orangeburg, SC........        --       122          --             --       122           --       122        --           --
                        --------   -------    --------        -------   -------     --------  --------   -------
                          88,384    14,444      72,834         13,407    15,019       85,666   100,685    20,884
                        --------   -------    --------        -------   -------     --------  --------   -------
                        $251,141   $56,845    $222,234        $68,692   $57,632     $290,139  $347,771   $52,602
                        ========   =======    ========        =======   =======     ========             =======
Allowance for estimated losses                                                                  (1,194)
                                                                                              --------
                                                                                              $346,577
                                                                                              ========

                                       LIFE ON WHICH
                                       DEPRECIATION
                                       IN LATEST
                                       STATEMENT
                              DATE     OPERATIONS
  DESCRIPTION                ACQUIRED  IS COMPUTED
  -----------                --------  -----------

PROPERTIES HELD FOR SALE

Shopping Centers
----------------

Emerson Center........(E)     Jul-86   5 - 40 years
  Atlanta, GA
K-Mart Plaza..........        Dec-91   5 - 40 years
  Charlotte, NC
K-Mart Plaza..........        Dec-91   5 - 40 years
  Thomasville, G A
Midway Mills..........        Oct-91   5 - 40 years
  Carrollton, TX
Stewart Square........        Oct-87   5 - 40 years
  Las Vegas, NV
Times Square..........        Jul-89   5 - 40 years
  Lubbock, TX

Other
-----

Snyder Residence......            --             --
  Gilbert,  AZ

Land
----

Dallas, TX............        Jun-86
Kansas City, MO.......        Dec-91
Orangeburg, SC........        Jun-89


(A) Represents property improvements and write-down of properties due to permanent impairment.

(B) Represents an advance under the $35 million revolving credit facility with GMAC Commercial Mortgage.

(C) Basis charged against allowance previously provided.

(D) Represents an advance under the $50 million revolving credit facility with GMAC Commercial Mortgage.

(E) Both the office and retail portions of and Emerson Center secure one mortgage with a December 31, 1998, balance of $7 million.

                                                                    SCHEDULE III
                                                                     (Continued)


                         TARRAGON REALTY INVESTORS, INC.
                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                                                 1998         1997          1996
                                              ----------   ----------   ----------
                                                      (dollars in thousands)

Reconciliation of real estate

Balance at January 1, ......................  $  281,163   $  237,502   $  240,822
  Additions
     Acquired through merger ...............      46,312           --           --
     Acquisitions and improvements .........      23,349       58,683       22,896
     Foreclosures ..........................          --           --        5,575
  Deductions
     Sales .................................      (3,053)     (12,762)     (31,491)
     Write-offs ............................          --       (2,260)          --
     Write-downs due to permanent impairment          --           --         (300)
                                              ----------   ----------   ----------

Balance at December 31, ....................  $  347,771   $  281,163   $  237,502
                                              ==========   ==========   ==========

Reconciliation of accumulated depreciation

Balance at January 1, ......................  $   46,033   $   42,251   $   45,147

  Additions
     Depreciation ..........................       7,339        7,022        5,374
  Deductions
     Sale of real estate ...................        (770)      (3,190)      (8,270)
     Write-offs ............................          --          (50)          --
                                              ----------   ----------   ----------

Balance at December 31, ....................  $   52,602   $   46,033   $   42,251
                                              ==========   ==========   ==========

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TARRAGON. THIS PROSPECTUS DOES NOT CONSTITUTE AN
OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR ANY OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE
AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN
THIS PROSPECTUS OR IN THE AFFAIRS OF TARRAGON SINCE THE DATE OF THIS PROSPECTUS.


                                TABLE OF CONTENTS

                                                 PAGE
Prospectus Summary.................................2
Risk Factors.......................................6
Capitalization....................................10
Market Price Information..........................11
Selected Financial Data...........................12
The Exchange Offer................................17
Plan of Distribution..............................23
Description of Tarragon Capital Stock.............24
Unaudited Pro Forma Consolidated
   Financial Information..........................30
The Company.......................................36
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations..................................39
Qualitative and Quantitative Disclosures
   About Market Risk..............................45
Management........................................46
Where You Can Find More Information...............49
Incorporation of Certain Documents
   By Reference...................................49
Special Note on Forward-Looking Statements........50
Legal Matters.....................................50
Experts...........................................50
Consolidated Financial Statements.................51

                      DEALER PROSPECTUS DELIVERY OBLIGATION

      UNTIL OCTOBER 30, 2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.




                                 TARRAGON REALTY
                                 INVESTORS, INC.


                                OFFER TO EXCHANGE
                           ONE SHARE OF 10% CUMULATIVE
                                 PREFERRED STOCK
                                       FOR
                           EACH SHARE OF COMMON STOCK








                                   PROSPECTUS










                                 March 22, 2000